As filed with the Securities and Exchange Commission on September 18, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SILGAN HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3441; 3085 (Primary Standard Industrial Classification Code Numbers)	06-1269834 (I.R.S. Employer Identification Number)

4 Landmark Square
Stamford, Connecticut 06901
(203) 975-7110
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frank W. Hogan, III, Esq.
Silgan Holdings Inc.
4 Landmark Square
Stamford, Connecticut 06901
(203) 975-7110
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:

Robert J. Rawn, Esq.
Pillsbury Winthrop LLP
Financial Centre
695 East Main Street
Stamford, CT 06901
(203) 348-2300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Debenture(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

9% Senior Subordinated Debentures due 2009	$200,000,000	103%	$206,000,000	$18,952

(1)	Determined solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2002

PRELIMINARY PROSPECTUS

Silgan Holdings Inc.

OFFER TO EXCHANGE $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUR
NEW 9% SENIOR SUBORDINATED DEBENTURES DUE 2009
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

FOR

ALL OUTSTANDING $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUR
9% SENIOR SUBORDINATED DEBENTURES DUE 2009 WHICH HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on October , 2002, unless extended.

•
We are offering to exchange all of our outstanding old debentures which have not been registered under the Securities Act that are validly tendered and not validly withdrawn for an equal principal amount of newly issued debentures which are registered under the Securities Act.

•	The terms of the new debentures will be substantially identical to the terms of the old debentures except for transfer restrictions and registration rights relating to the old debentures.

•
The new debentures, like the old debentures, will be unsecured and will rank equally with our other senior subordinated indebtedness, will be subordinated to all of our senior secured indebtedness and will be effectively subordinated to all existing and future liabilities of our subsidiaries.

•	You may withdraw tenders of old debentures at any time before the exchange offer expires.

•	You may tender old debentures only in denominations of $1,000 and multiples of $1,000.

•	There is no public market for the debentures and we do not intend to list the new debentures on any securities exchange or to seek approval for quotation through any automated quotation system.

•	The exchange of debentures will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

For a discussion of certain risks that you should carefully consider before participating in the exchange offer, see “Risk Factors” beginning at page 11.

We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is                 , 2002.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (telephone number (203) 975-7110). In addition, to obtain timely delivery of any information you request, you must submit your request no later than October     , 2002, which is five business days before the date the exchange offer expires.

No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this prospectus or the accompanying letter of transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither this prospectus nor the accompanying letter of transmittal or both together constitute an offer to sell or a solicitation of an offer to buy any security other than the new debentures offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this prospectus or the accompanying letter of transmittal or both together, nor any sale made hereunder, shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.

In this prospectus, “we,” “our,” “us,” and the “Company” mean Silgan Holdings Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and file reports and other information with the Securities and Exchange Commission, or Commission. All such reports and other information filed by us with the Commission

(ii)

can be inspected and copied at prescribed rates at the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the Commission, which may be accessed from the World Wide Web site at http:\www.sec.gov. Reports, proxy and information statements and other information concerning Silgan Holdings Inc. may be inspected at The Nasdaq Stock Market at 1735 K. Street, N.W. Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed by us with the Commission and are hereby incorporated by reference and made a part of this prospectus:

1.  Our Annual Report on Form 10-K for the year ended December 31, 2001.

2.  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

3.  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

4.  Our Current Report on Form 8-K filed with the Commission on May 8, 2002.

5.  Our Current Report on Form 8-K filed with the Commission on July 12, 2002.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of this offering, other than any portion of a Current Report on Form 8-K reporting information under Item 9 (and any related exhibits), shall be deemed to be incorporated by reference into the registration statement of which this prospectus is a part and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person who receives this prospectus, a copy of any and all of the information that has been incorporated by reference into this prospectus (not including exhibits to the information unless such exhibits are specifically incorporated by reference into such information). Requests for information should be addressed to: Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (Telephone Number (203) 975-7110).

Until             , 2003 (90 days after the date of the exchange offer), all dealers offering transactions in the shares of new debentures, whether or not participating in the exchange offer, may be required to deliver a prospectus.

(iii)

FORWARD-LOOKING STATEMENTS

The statements we have made in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and elsewhere in this prospectus which are not historical facts are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Exchange Act. These forward-looking statements are made based upon our management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. As a result, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements. Important factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not necessarily limited to:

•	our ability to effect cost reduction initiatives and realize benefits from capital investments;

•	our ability to locate or acquire suitable acquisition candidates at attractive cash flow multiples and on acceptable terms;

•	our ability to assimilate the operations of our acquired businesses into our existing operations;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to retain sales with our major customers;

•	the size and quality of the vegetable and fruit harvests in the midwest and west regions of the United States;

•	changes in the pricing and availability to us of raw materials or our ability generally to pass raw material price increases through to our customers;

•	changes in consumer preferences for different packaging products;

•	competitive pressures, including new product developments or changes in competitors’ pricing for products;

•	changes in governmental regulations or enforcement practices;

•	changes in general economic conditions, such as fluctuations in interest rates and changes in energy costs (such as natural gas and electricity);

•	changes in labor relations and costs; and

•	other factors described elsewhere in this prospectus or in our other filings with the Commission.

(iv)

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements, including the notes to those financial statements. We refer to the $300,000,000 aggregate principal amount of outstanding 9% senior subordinated debentures due 2009 that were issued in 1997 and registered under the Securities Act of 1933, as amended, or the Securities Act, as the “existing debentures”. We refer to the outstanding 9% senior subordinated debentures due 2009 that were issued on April 29, 2002 in a transaction exempt from registration under the Securities Act, or the private offering, as the “old debentures”. We refer to the 9% senior subordinated debentures due 2009 which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part and for which you may exchange your old debentures in this exchange offer as the “new debentures”. The term “debentures” refers to the existing debentures, any old debentures that remain outstanding after the consummation of this exchange offer and the new debentures, collectively.

SILGAN HOLDINGS INC.

General

We are a leading North American manufacturer of metal and plastic consumer goods packaging products. We had consolidated net sales of $1.941 billion in 2001. Our products are used for a wide variety of end markets and we have 59 manufacturing plants throughout North America. Our product lines include:

•	steel and aluminum containers for human and pet food; and

•
custom designed plastic containers and closures for personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical products.

We are the largest manufacturer of metal food containers in North America, with a unit volume market share in the United States of approximately 47 percent in 2001. Our leadership in this market is driven by our high levels of quality, service and technological support, low cost producer position, strong long-term customer relationships and our proximity to customers through our widespread geographic presence. We believe we have the most comprehensive equipment capabilities in the industry. For 2001, our metal food container business had net sales of $1.401 billion (approximately 72 percent of our total net sales) and income from operations before net rationalization charges of $114.2 million (approximately 68 percent of our total income from operations before net rationalization charges).

We are also a leading manufacturer of plastic containers in North America for personal care products. Our success in the plastic packaging market is largely due to our demonstrated ability to provide high levels of quality, service and technological support, our value-added design-focused products and our extensive geographic presence. We produce plastic containers from a full range of resin materials and offer a comprehensive array of molding and decorating capabilities. For 2001, our plastic container business had net sales of $493.6 million (approximately 26 percent of our total net sales) and income from operations before rationalization charges of $49.5 million (approximately 30 percent of our total income from operations before net rationalization charges).

Our customer base includes some of the world’s best-known branded consumer products companies. Our philosophy has been to develop long-term customer relationships by acting in partnership with our customers by providing reliable quality, service and technological support and utilizing our low cost producer position. The strength of our customer relationships is evidenced by our large number of long-term supply contracts, our high retention of customers’ business and our continued recognition from customers, as demonstrated by the many quality and service awards we have received. We estimate that in 2002 approximately 85 percent of our projected metal food container sales and more than a majority of our projected plastic container sales will be under long-term supply arrangements.

We were founded in 1987 by our Co-Chief Executive Officers, R. Philip Silver and D. Greg Horrigan, former members of senior management of the packaging operations of Continental Group Inc., or Continental Can, which in the mid-1980’s was one of the largest packaging companies in the world. Our senior management has on average 24 years of experience in the packaging industry. Mr. Silver and Mr. Horrigan have approximately a 39 percent ownership interest in Silgan Holdings. Management’s large ownership interest in Silgan Holdings fosters an entrepreneurial management style.

Our Strategy

We intend to enhance our position as a leading supplier of consumer goods packaging products by continuing to aggressively pursue a strategy designed to achieve future growth by focusing on the following key elements:

•	expand through acquisitions at attractive cash flow multiples and through internal growth;

•	enhance profitability of acquired companies through productivity improvements and cost reductions;

•	supply “best value” packaging products with high levels of quality, service and technological support;

•	maintain low cost producer position; and

•	utilize leverage to support growth.

We believe we will be able to execute our strategy because of our leading market positions and management expertise in acquiring, financing, integrating and efficiently operating consumer goods packaging businesses. Since our inception in 1987, we have acquired seventeen businesses, including most recently RXI Holdings, Inc., or RXI, in October 2000.

Silgan Holdings Inc. is a Delaware corporation. Our principal executive offices are located at 4 Landmark Square, Stamford, Connecticut 06901 and our telephone number is (203) 975-7110.

THE EXCHANGE OFFER

The Exchange Offer
We are offering to exchange up to $200,000,000 aggregate principal amount of our new debentures for a like principal amount of old debentures that are properly tendered and accepted. We will issue the new debentures on or promptly after this exchange offer expires. The old debentures are, and the new debentures will be, an additional issuance of our 9% senior subordinated debentures due 2009, of which $300,000,000 originally were issued in 1997 and currently are outstanding.

Resale of New Debentures
Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the new debentures issued pursuant to the exchange offer in exchange for the old debentures may be offered for resale, resold and otherwise transferred by you (unless you are a broker-dealer who receives the new debentures directly from us to resell under Rule 144A or any other available exemption under the Securities Act or you are an “affiliate” of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•     are acquiring the new debentures in the ordinary course of your business; and

•     have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new debentures.

Each broker-dealer that receives new debentures for its own account in exchange for old debentures, where the old debentures were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new debentures. See “Plan of Distribution.”

You must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new debentures if you:

•     are an affiliate of us;

•     do not acquire the new debentures in the ordinary course of your business; or

• tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new debentures.

Expiration Date
This exchange offer will expire at 5:00 p.m., New York City time, on October    , 2002 unless extended, in which case the “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer
The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Commission. The exchange offer is not conditioned upon any minimum aggregate principal amount of old debentures being tendered for exchange.

Procedures for Tendering Old
Debentures	If you wish to tender your old debentures for new debentures pursuant to the exchange offer, you must transmit to National City Bank, N.A. as exchange agent, on or before the expiration date, either:

•    a computer generated message transmitted through The Depository Trust Company’s Automated Tender Offer Program, or ATOP, system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•    a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your old debentures or a timely confirmation of book-entry transfer of the old debentures and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial
Owners
If you are a beneficial owner whose old debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old debentures in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your old debentures on your behalf.

If you wish to tender old debentures on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old debentures, either:

•    make appropriate arrangements to register ownership of the old debentures in your name; or

•    obtain a properly completed assignment from the registered holder.

Guaranteed Delivery Procedures
If you wish to tender your old debentures and your old debentures are not immediately available or you cannot deliver your old debentures, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent before the expiration date, or you cannot complete the procedures for book-entry transfer on a timely basis, you must tender your old debentures according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Old Debenture
and Delivery of the New Debentures
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old debentures that are property tendered in the exchange offer before the expiration date. The new debentures issued under the exchange offer will be delivered on the earliest practicable date following the expiration date, as described below under the caption “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights
You may withdraw your tender of your old debentures at any time before 5:00 p.m., New York City time, on the expiration date, as described below under the caption “The Exchange Offer—Withdrawal of Tenders.”

Certain U.S. Federal Tax
Considerations
The exchange of old debentures for new debentures pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, as described below under the caption “Certain U.S. Federal Tax Considerations.”

Exchange Agent	National City Bank, N.A., the trustee under the indenture governing the existing debentures, old debentures and the new debentures, is serving as the exchange agent for the exchange offer.

Registration Rights Agreement
Simultaneously with the initial sale of the old debentures, we entered into a registration rights agreement, which grants the holders of the old debentures certain exchange and registration rights. This exchange offer satisfies such rights, which will terminate upon the consummation of the exchange offer.

Consequences of Failure to
Exchange Old Debentures
If you do not exchange your old debentures for new debentures, you will continue to be subject to the restrictions on transfer provided in the old debentures and in the indenture governing the debentures. In general, the old debentures may not be offered or sold, unless registered pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the old debentures under the Securities Act.

Because we anticipate that most holders of old debentures will elect to exchange their old debentures, we expect that the liquidity of the market, if any, for the old debentures remaining outstanding after the completion of the exchange offer will be substantially limited. For more information regarding the consequences of not tendering your old debentures, you should also read “Risk Factors—Risks Relating to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

We explain the exchange offer in greater detail beginning on page 17.

THE NEW DEBENTURES

The form and terms of the new debentures are substantially identical to the form and terms of the old debentures, except that the new debentures will be registered under the Securities Act and, therefore, the new debentures will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the old debentures. The new debentures will evidence the same debt as the old debentures, and both the old debentures and the new debentures are governed by the same indenture.

Issuer	Silgan Holdings Inc.

New Debentures Offered
$200,000,000 aggregate principal amount of our 9% senior subordinated debentures due 2009. The new debentures offered hereby are an additional issuance of our 9% senior subordinated debentures due 2009 and will be treated as a single class with the existing $300,000,000 principal amount of the existing debentures and any old debentures that are not exchanged in the exchange offer.

Maturity	June 1, 2009.

Interest
Interest on the new debentures is payable semiannually in cash on June 1 and December 1 of each year, commencing December 1, 2002. Interest on the new debentures will accrue from the last interest payment date on which interest was paid on the old debentures. If your old debentures are accepted for exchange, you will be deemed to have waived your right to receive any interest accrued on the old debentures from the last interest payment date.

Sinking Fund	None.

Optional Redemption
We may redeem the new debentures, in whole or in part, at any time on or after June 1, 2002 initially at 104.5 percent of their principal amount, plus accrued interest, declining ratably to 100 percent of their principal amount, plus accrued interest, on or after June 1, 2006.

Change of Control
In the event of a change of control under the terms of the indenture, each holder of the new debentures will have the right to require us to purchase such holder’s debentures at a price of 101 percent of their principal amount plus accrued interest, if any, to the date of purchase.

Ranking
The new debentures will be senior subordinated obligations. Accordingly, they will rank:

•     behind all of our existing and future senior indebtedness;

•     behind all existing and future liabilities (including trade payables) of our subsidiaries;

•     equally with all of our other senior subordinated indebtedness, including the $300 million aggregate principal amount of existing debentures; and

•     senior to all subordinated indebtedness.

At June 30, 2002, we and our subsidiaries had approximately $1,117.8 million of indebtedness outstanding, including approximately $608.9 million of senior indebtedness (all of which would have been secured). For additional information, you should also read “Capitalization.”

At June 30, 2002, our subsidiaries had approximately $312.4 million of other liabilities outstanding excluding indebtedness under our credit agreements. For additional information, you should also read “Risk Factors—Risks Relating to Our Indebtedness and the Debentures” and “Capitalization.”

Certain Covenants
The indenture contains certain covenants which, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•     incur or guarantee additional indebtedness;

•     make certain dividends, investments and other restricted payments;

•     create restrictions on the ability of restricted subsidiaries to make certain payments;

•     issue or sell stock of restricted subsidiaries;

•     enter into transactions with stockholders or affiliates;

•     create liens;

•     sell assets; and

•     with respect to us, consolidate, merge or sell all or substantially all of our assets.

For more information on covenants contained in the indenture, you should also read the Section entitled “Description of the Debentures—Covenants.”

Use of Proceeds	We will not receive any cash proceeds in the exchange offer.

We explain the debentures in greater detail beginning on page 75.

RISK FACTORS

You should carefully consider all of the information in this prospectus, including the discussion under the caption “Risk Factors” beginning on page 11, before participating in the exchange offer.

SUMMARY FINANCIAL DATA

In the table below, we provide you with summary financial data of Silgan Holdings Inc. We have prepared this data using our consolidated financial statements for the five years ended December 31, 2001 and the six month periods ended June 30, 2002 and 2001. Our consolidated financial statements for the five years ended December 31, 2001 were audited by Ernst & Young LLP, independent auditors. The condensed consolidated financial statements for the six month periods ended June 30, 2002 and 2001 have not been audited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial statements for the interim periods. The results for the interim periods presented are not necessarily indicative of the results for the corresponding full years.

You should read this summary financial data along with the consolidated financial statements and related notes in our annual and quarterly reports, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus and incorporated by reference.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000(a)	1999	1998(b)	1997
	(Dollars in millions, except per share data)
Operating Data:
Net sales	$880.5	$888.9	$1,941.0	$1,877.5	$1,892.1	$1,768.7	$1,541.3
Cost of goods sold	770.6	780.8	1,700.7	1,648.3	1,656.7	1,546.3	1,333.4

Gross profit	109.9	108.1	240.3	229.2	235.4	222.4	207.9
Selling, general and administrative expenses	38.3	38.0	78.6	72.1	75.0	68.1	60.8
Rationalization (credit) charges, net(c)	(2.3)	3.5	9.3	—	36.1	—	—

Income from operations	73.9	66.6	152.4	157.1	124.3	154.3	124.6
Interest and other debt expense	34.9	44.1	81.2	91.2	86.1	81.5	80.7
Net income applicable to common stockholders	21.4	9.7	41.8	31.3	23.9	45.9	31.0

Net income per basic common share	$1.19	$0.55	$2.35	$1.77	$1.35	$2.41	$1.68

Net income per diluted common share	$1.17	$0.54	$2.31	$1.74	$1.32	$2.30	$1.57

Other Data:
Adjusted EBITDA(d)	$118.4	$117.7	$257.3	$246.1	$246.4	$231.8	$210.5
Capital expenditures, net	48.7	46.4	89.1	87.4	84.9	84.3	57.7
Depreciation and amortization(e)	46.8	47.6	95.5	89.0	86.0	77.5	63.4
Cash flows (used in) provided by operating activities	(112.2)	(123.9)	143.0	95.1	143.3	147.4	117.9
Cash flows (used in) investing activities	(48.7)	(17.1)	(59.8)	(218.5)	(84.9)	(278.3)	(100.5)
Cash flows (used in) provided by financing activities	156.2	170.1	(85.3)	141.0	(60.7)	82.0	35.3
Ratio of earnings to combined fixed charges and preferred stock dividends(f)	2.1	1.5	1.9	1.7	1.4	1.9	1.5
Ratio of Adjusted EBITDA to interest and other debt expense	3.4	2.7	3.2	2.7	2.9	2.8	2.6
Balance Sheet Data (at end of period):
Goodwill, net	$141.6	$151.9	$141.5	$153.0	$107.6	$109.2	$66.9
Total assets	1,496.1	1,540.4	1,311.8	1,383.8	1,185.3	1,224.0	1,050.6
Total debt	1,117.8	1,201.1	944.8	1,031.5	883.3	927.0	805.3
Stockholders’ equity (deficiency)	45.3	(14.1)	15.1	(20.4)	(48.7)	(57.3)	(67.3)

(footnotes to follow)

Notes To Summary Financial Data

(a)
On October 1, 2000, we acquired RXI. The acquisition was accounted for as a purchase transaction and the results of operations have been included with our consolidated results of operations from the date of acquisition.

(b)
On June 1, 1998, we acquired the steel container manufacturing business of Campbell Soup Company, or CS Can. The acquisition was accounted for as a purchase transaction and the results of operations have been included with our consolidated results of operations from the date of acquisition.

(c)
During the first quarter of 2002, certain assets of our metal food container business with carrying values that were previously written down were placed back in service. As a result, we recorded a pre-tax $2.3 million rationalization credit. You should also see Note 3 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2002 included elsewhere in this prospectus. During 2001, we approved and announced plans primarily related to closing two metal food container facilities and a plastic container facility. These decisions resulted in pre-tax charges to earnings of $3.5 million for the first quarter and $5.8 million, net (including $3.0 million for the non-cash write-down in carrying value of assets) for the fourth quarter. In 1999, we approved and announced plans to close two manufacturing facilities of the metal food container business, resulting in a charge of $11.9 million (including $7.3 million for the non-cash write-down in carrying value of assets). Additionally, based upon a review of the depreciable assets of the metal food container business in 1999, we determined that adjustments were necessary to properly reflect net realizable values and recorded a non-cash, pre-tax write-down of $24.2 million in 1999 for the excess of carrying value over estimated net realizable value of machinery and equipment which had become obsolete or surplus. You should also see Note 3 to our Consolidated Financial Statements for the year ended December 31, 2001 included elsewhere in this prospectus.

(d)
Adjusted EBITDA means consolidated net income before equity in losses of affiliates, extraordinary items and preferred stock dividends, plus consolidated interest expense, income tax expense and depreciation and amortization expense, as adjusted to (1) add back rationalization charges ($9.3 million, net, for the year ended December 31, 2001 and $11.9 million for the year ended December 31, 1999 each as referred to in footnote (c) above), charges incurred for the reduction in carrying value of assets ($24.2 million for the year ended December 31, 1999 as referred to in footnote (c) above) and the non-cash charge of $22.5 million incurred in 1997 in connection with our initial public offering of our common stock, or IPO, and (2) subtract the rationalization credit of $2.3 million for the six months ended June 30, 2002 and the gain on assets contributed to affiliate of $4.9 million for the year ended December 31, 2001. We have included information regarding Adjusted EBITDA because management believes that many investors and lenders consider it important in assessing a company’s ability to service and incur debt. Accordingly, this information has been disclosed herein to permit a more complete analysis of our financial condition. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of income or cash flows data prepared in accordance with accounting principles generally accepted in the United States as a measure of our profitability or liquidity. You should also see our Consolidated Statements of Income and Consolidated Statements of Cash Flows, including the notes thereto, included elsewhere in this prospectus. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Additionally, Adjusted EBITDA is not computed in accordance with accounting principles generally accepted in the United States and may not be comparable to other similarly titled measures of other companies.

(e)
Depreciation and amortization excludes amortization of debt financing costs. For the six months ended June 30, 2001, depreciation and amortization includes goodwill amortization of $1.2 million for the metal food container business and $1.3 million for the plastic container business.

(f)
For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before income taxes plus fixed charges, excluding capitalized interest and preferred stock dividends, and combined fixed charges and preferred stock dividends consist of interest, whether expensed or capitalized, minority interest expense, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized, such portion of rental expense that is representative of the interest factor in these rentals and preferred stock dividends.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and, in particular, the following risks before you decide whether to participate in the exchange offer. The risk factors set forth below, other than under the subheading “Risks Relating in the Exchange Offer”, are generally applicable to the old debentures as well as the new debentures. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

Risks Relating to Our Indebtedness and the Debentures

Our substantial indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations, including under the debentures.

We have a significant amount of indebtedness. We incurred much of this debt as a result of financing acquisitions. At June 30, 2002, we had approximately $1,117.8 million of total consolidated indebtedness, including $157.7 million of revolving loans outstanding related primarily to seasonal working capital needs. In addition, after taking into account letters of credit, we would have had approximately $229.5 million of additional revolving loans available to be borrowed under our new $850 million senior secured credit facility, or New Credit Agreement, and our Canadian senior secured credit agreement, or Canadian Bank Facility. At August 31, 2002, we had a total of approximately $157.2 million of revolving loans outstanding, related primarily to seasonal working capital needs.

A substantial portion of our cash flow must be used to service indebtedness and is therefore not available to be used in our business. In 2001, we paid $85.8 million in interest on our indebtedness and made mandatory principal repayments of $44.9 million. In addition, a substantial portion of our indebtedness bears interest at floating rates, and therefore a substantial increase in interest rates could adversely impact our results of operations. Based on our average outstanding amount of variable rate indebtedness in 2001, a one percentage point change in the interest rates for our variable rate indebtedness would have impacted our 2001 interest expense by an aggregate of approximately $6.4 million after taking into account the average outstanding notional principal amount of our interest rate swap agreements during 2001. Our substantial indebtedness could have important consequence to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the debentures;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital and capital expenditures, and for other general corporate purposes; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Despite our current levels of indebtedness, we may incur additional debt in the future, which could increase the risks associated with our substantial leverage.

We are continually evaluating and pursuing acquisition opportunities in the consumer goods packaging market and may incur additional indebtedness, including senior indebtedness and secured indebtedness such as indebtedness under the incremental term loan facility under our New Credit Agreement and the revolving loan facilities under our New Credit Agreement and our Canadian Bank

Facility, to finance any such acquisitions and to fund any resulting increased operating needs. If new debt is added to our current debt levels, the related risks we now face could increase. We will have to effect any new financing in compliance with the agreements governing our indebtedness. In addition, the indenture also permits us to incur certain specified additional indebtedness, including senior indebtedness, secured indebtedness and other indebtedness that is effectively senior to the debentures. For example, the indenture allows us to incur any such indebtedness as long as our Interest Coverage Ratio (as defined under “Description of the Debentures—Certain Definitions”) is at least 2.0 to 1. As of June 30, 2002, our Interest Coverage Ratio was 3.3 to 1.

Your right to receive payments on the debentures is junior to all of our existing and future senior indebtedness.

Your right to receive payments of principal and interest on the debentures is expressly subordinate to all of our existing and future senior indebtedness. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon the acceleration of senior indebtedness, the lenders under our credit agreements and any holder of senior indebtedness must be paid in full before the holders of the debentures may be paid. In addition, payments on the debentures might not be permitted if a payment default under any senior indebtedness exists or if another default exists under any of our designated senior indebtedness.

We, and substantially all of our subsidiaries, guarantee the obligations under our credit agreements and such guarantees are secured by collateral which could be foreclosed upon by our lenders if we default.

Our obligations under the credit agreements are guaranteed by us and substantially all our subsidiaries. The guarantee is secured by first priority liens on all of our material assets and by pledges of the capital stock of substantially all of our subsidiaries. These liens are prior to the claims of the holders of the debentures. If we default under our credit agreements, the lenders generally would have the right to accelerate and declare due our indebtedness under the credit agreements. In the event of a default or our bankruptcy, insolvency, or other winding up, or upon the acceleration of any of our senior indebtedness, such assets and stock would be available to satisfy the guarantee obligations before any payment from those assets could be made on the debentures. To the extent such assets were not sufficient to repay all of our obligations and guarantees under the credit agreements, the lenders would have a claim against us that is senior to any claims of the holders of the debentures. As described under “Description of Certain Indebtedness—Description of the New Credit Agreement,” as of June 30, 2002, the outstanding principal amounts of term loans and revolving loans under our New Credit Agreement were $450 million and $157.7 million, respectively. In addition, under the indenture, we may incur additional indebtedness, including senior indebtedness and secured indebtedness.

We are a holding company and our ability to meet our obligations under the debentures largely depends upon the financial condition and indebtedness of our operating subsidiaries.

We are a holding company with no significant assets other than our investments in our subsidiaries. We conduct our operations principally through each of our wholly owned operating subsidiaries, Silgan Containers Corporation, or Silgan Containers, and Silgan Plastics Corporation, or Silgan Plastics. Therefore, our ability to make interest and principal payments on the debentures largely depends upon the future performance and the cash flow of our operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for our products, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries. In addition, because our subsidiaries do not guarantee the payment of principal of or interest on the debentures, claims of the holders of the debentures effectively will be subordinated to the claims of the creditors of our operating subsidiaries, including trade creditors. At June 30, 2002, our subsidiaries had approximately $312.4 million of other liabilities, excluding indebtedness under our credit agreements, effectively senior to the debentures.

The terms of our debt instruments restrict the manner in which we conduct our business and may limit our ability to implement elements of our growth strategy.

The instruments and agreements governing our indebtedness contain numerous covenants, including financial and operating covenants, some of which are quite restrictive. In particular, certain financial covenants under our credit agreements become more restrictive over time in anticipation of scheduled debt amortization and improved operating results. These covenants affect, and in many respects limit, among other things, our ability to:

•	incur additional indebtedness;

•	create liens;

•	consolidate, merge or sell assets;

•	make certain capital expenditures;

•	make certain advances, investments and loans;

•	enter into certain transactions with affiliates;

•	engage in any business other than the packaging business;

•	pay dividends; and

•	repurchase stock.

The factors described above could adversely affect our ability to meet our financial obligations, including our obligations to the holders of the debentures. These covenants could also restrict us in the pursuit of our growth strategy.

Our ability to repurchase the debentures upon a Change of Control may be limited.

We are required under the indenture to repurchase the debentures upon a change of control. In addition, before we can repurchase the debentures in the event of a change of control, we are required under the indenture to either repay all of our indebtedness then outstanding or obtain the consent of our creditors to permit the repurchase of the debentures.

We cannot assure you that we will have sufficient funds available at the time of any change of control to make any debt payment (including repurchases of debentures) required by the foregoing covenant. The above covenant requiring us to repurchase the debentures will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit the debenture repurchase, either prior to or concurrently with such debenture repurchase.

Our principal stockholders have substantial influence over Silgan Holdings Inc. and their interests may conflict with yours.

Messrs. Silver and Horrigan, our Co-Chief Executive Officers, own approximately 39 percent of our outstanding common stock and have significant influence over our management policies and corporate affairs. Certain decisions concerning our operations or financial structure may present conflicts of interest between owners of common stock and the holders of the debentures. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the owners of our common stock may conflict with those of the holders of the debentures. In addition, owners of our common stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that in their judgment could enhance their equity investment, even though such transactions might involve risks to the holders of the debentures.

Risks Relating to the Exchange Offer

You will remain subject to transfer restrictions if you fail to exchange your old debentures.

If you do not exchange your old debentures for new debentures pursuant to the exchange offer, your old debentures will continue to be subject to the restrictions on transfer as stated in the legend on the old debentures, in the indenture and in the offering memorandum relating to the old debentures and you will not be entitled to an increased interest rate on the old debentures. In general, the old debentures may not be offered or sold unless registered under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old debentures under the Securities Act. To the extent that old debentures are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old debentures could be adversely affected.

You must follow certain procedures to tender your old debentures and failure to do so could, among other things, result in the loss of your right to receive new debentures.

The new debentures will be issued in exchange for your old debentures only after timely receipt by the exchange agent of the old debentures, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your old debentures in exchange for new debentures, you should allow sufficient time to ensure timely delivery. Your failure to follow the procedures may result in delay in receiving new debentures on a timely basis or in your loss of the right to receive new debentures. Neither we nor the exchange agent is under any duty to give notification of defect or irregularities with respect to tenders of old debentures for exchange.

If you tender old debentures in the exchange offer for the purpose of participating in a distribution of the new debentures, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new debentures for its own account in exchange for old debentures, where the old debentures were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new debentures.

A public market for the new debentures may not develop, in which case, the liquidity and the market price for the new debentures could be adversely affected.

The new debentures are a new issue of securities with no established trading market and we currently do not intend to list the new debentures on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the new debentures, and the market price quoted for the new debentures, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects generally. As a result, we cannot assure you that an active trading market will develop for the new debentures. In addition, if a large amount of old debentures are not tendered or are tendered improperly, the limited amount of new debentures that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those new debentures.

Risks Relating to Our Business and Our Industry

We face intense competition from many companies and we may lose sales or experience lower margins on sales as a result of price competition.

The manufacture and sale of metal and plastic containers and closures is highly competitive. We compete with other packaging manufacturers as well as packaged goods companies who manufacture containers for their own use and for sale to others. You should read “Our Business-Competition” for a further description of the competition we face.

We estimate that approximately 85 percent of our projected metal food container sales in 2002 and more than a majority of projected sales for our plastic container and closure business in 2002 will be pursuant to multi-year supply arrangements. In general, many of these arrangements provide that during the term the customer may receive competitive proposals for all or up to a portion of the products we furnish to the customer. We have the right to retain the business subject to the terms and conditions of the competitive proposal.

Under our multi-year supply agreements with Nestlé Food Company, or Nestlé, Nestlé has the right at any time to receive competitive proposals only under limited circumstances. In the case of our multi-year supply agreements with Del Monte Corporation, or Del Monte, and Campbell Soup Company, or Campbell, each of Del Monte and, beginning in June 2003, Campbell may receive competitive proposals, provided that they are for 100 percent of the annual volume of metal food containers at any of its facilities. Additionally, Del Monte may not purchase more than 50 percent of its metal food containers from other suppliers pursuant to competitive proposals.

If we match a competitive proposal, it may result in reduced sales prices for the products that are the subject of the proposal. If we choose not to match a competitive proposal, we may lose the sales that were the subject of the proposal.

A substantially lower than normal crop yield may reduce demand for our metal food containers.

Our metal container business sales are dependent, in part, upon the vegetable and fruit harvests in the midwest and western regions of the United States. The size and quality of these harvests varies from year to year, depending in large part upon the acreage planted each year and the weather conditions in those regions, and our results of operations could be impacted accordingly. In 2001, for example, net sales for our metal food container business decreased from the prior year’s net sales due in part to a reduced fruit and vegetable pack. Our sales, income from operations and net income could be materially adversely affected in a year in which crop yields are substantially lower than normal in both of the prime agricultural regions of the United States in which we operate.

The seasonality of the fruit and vegetable packaging industry causes us to incur short term debt.

We sell metal containers used in fruit and vegetable pack processing which is a seasonal industry. As a result, we have historically generated a disproportionate amount of our annual income in our second and third quarters. Additionally, as is common in the packaging industry, we must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year-end. Due to our seasonal requirements, we expect to incur short-term indebtedness in the form of senior secured debt under our New Credit Agreement to finance our working capital requirements.

If we are unable to retain the services of our Co-Chief Executive Officers, our business could be adversely affected because we may not be able to execute our business strategy.

Our success depends to a large extent on R. Philip Silver, our Chairman of the Board and Co-Chief Executive Officer, and D. Greg Horrigan, our President and Co-Chief Executive Officer. Messrs. Silver and Horrigan are employed by S&H Inc., a company wholly owned by them that provides general management and administrative services to us and our wholly owned operating subsidiaries, Silgan Containers and Silgan Plastics, pursuant to management services agreements. The term of the management agreements currently continues until June 30, 2003. Thereafter, the term of the management agreements is automatically renewed for successive one-year periods unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew the term. The loss of Mr. Silver and Mr. Horrigan could have a material adverse effect on our business.

We may not be able to pursue our growth strategy by acquisition.

Historically, we have grown predominantly through acquisitions. Our future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. We may not be able to locate or acquire other suitable acquisition candidates at attractive cash flow multiples consistent with our strategy, and we may not be able to fund future acquisitions because of limitations relating to our indebtedness or otherwise.

Future acquisitions may create risks and uncertainties that could adversely affect our operating results and divert our management’s attention.

In pursuing our strategy of growth through acquisitions, we will face risks commonly encountered with an acquisition strategy. These risks include:

•	failing to assimilate the operations and personnel of the acquired businesses;

•	disrupting our ongoing business;

•	dissipating our limited management resources; and

•	impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management.

Through our experience integrating over 15 acquisitions, we have learned that depending upon the size of the acquisition, it can take us up to two to three years to completely integrate an acquired business into our operations and systems and realize the full benefit of the integration. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition. Moreover, additional indebtedness incurred to fund acquisitions could adversely affect our liquidity and financial stability.

If we were required to write down all or part of our goodwill, our net income and net worth could be materially adversely affected.

As a result of our acquisitions, we have $141.6 million of goodwill, net recorded on our consolidated balance sheet as of June 30, 2002. We are required to periodically determine if our goodwill has become impaired, in which case we would write down the impaired portion of our goodwill. If we were required to write down all or part of our goodwill, our net income and net worth could be materially adversely affected.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold $200,000,000 aggregate principal amount of the old debentures in a private offering on April 29, 2002 to Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Salomon Smith Barney Inc. and Fleet Securities, Inc., the initial purchasers, pursuant to the terms of a purchase agreement. The initial purchasers subsequently resold the old debentures to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. In connection with the sale of the old debentures, we and the initial purchasers entered into a registration rights agreement which requires that we, among other things:

•	file with the Commission a registration statement under the Securities Act covering the offer by us to exchange all of the old debentures for the new debentures;

•	use our best efforts to cause such registration statement to become effective under the Securities Act and commence the exchange offer promptly thereafter;

•	use our best efforts to consummate the exchange offer on or prior to a date that is 180 days after the date the old debentures were first issued; and

•	keep the exchange offer open for not less than 30 days.

Upon the effectiveness of that registration statement, we will offer the new debentures in exchange for the old debentures. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our obligations under the registration rights agreement. The term “holder” with respect to the exchange offer means any person in whose name old debentures are registered on our books or any other person who has obtained a properly completed assignment from the registered holder.

Resale of New Debentures

Based upon an interpretation by the staff of the Commission contained in no-action letters issued to third parties, we believe that you may exchange old debentures for new debentures in the ordinary course of business. For further information on the Commission’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell new debentures to the public without further registration under the Securities Act and without delivering to purchasers of the new debentures a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the new debentures. However, the foregoing does not apply to you if you are:

•	a broker-dealer who purchased the old debentures directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

•	an “affiliate” of us within the meaning of Rule 405 under the Securities Act.

In addition, if:

•	you are a broker-dealer; or

•	you acquire new debentures in the exchange offer for the purpose of distributing or participating in the distribution of the new debentures you cannot rely on the position of the staff of the Commission contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives new debentures for its own account in exchange for old debentures, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new debentures. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new debentures received in exchange for old debentures which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old debentures validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of new debentures in exchange for each $1,000 principal amount of outstanding old debentures surrendered pursuant to the exchange offer. You may tender old debentures only in integral multiples of $1,000.

The form and terms of the new debentures are substantially identical to the form and terms of the old debentures except that:

•	we have registered the new debentures under the Securities Act and, therefore, the new debentures will not bear legends restricting their transfer; and

•
holders of the new debentures will not be entitled to any of the rights of holders of old debentures under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The new debentures will evidence the same debt as the old debentures and will be issued under the same indenture, so the existing debentures, the old debentures not exchanged in the exchange offer and the new debentures will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $300,000,000 aggregate principal amount of existing debentures and $200,000,000 aggregate principal amount of old debentures are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Only registered holders of the old debentures, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old debentures entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the Commission thereunder.

We shall be deemed to have accepted validly tendered old debentures when, as and if we shall have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new debentures from us. Old debentures that are not tendered for exchange under the exchange offer will remain outstanding and you will be entitled to the rights and benefits you have as holders under the indenture.

If you tender old debentures in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time on October             , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and the exchange agent will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting any old debentures;

•	to extend the exchange offer;

•
if any of the conditions listed below under “—Conditions” shall not have been satisfied, to refuse to accept for exchange, or exchange the new debentures for, any old debentures and may terminate the exchange offer; or

•	to amend the terms of the exchange offer in any manner.

We will follow any such delay in acceptances, extension, termination or amendment as promptly as practicable with oral or written notice thereof to the exchange agent and the registered holders. If we determine to amend the exchange offer in a manner constituting a material change, we will promptly disclose such amendment in a prospectus supplement that we will distribute to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on New Debentures

The new debentures will accrue interest from the date of the last interest payment on the old debentures. Such interest will be payable semi-annually in cash on June 1 and December 1 of each year. If your old debentures are accepted for exchange, you will be deemed to have waived the right to receive any interest accrued on the old debentures.

Procedures for Tendering

You may tender old debentures in the exchange offer only if you are a registered holder of old debentures. To tender in the exchange offer by utilizing the letter of transmittal, you must:

•	complete, sign and date the letter of transmittal, or a facsimile;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent prior to the expiration date.

In addition, either:

•
the exchange agent must receive certificates for the old debentures along with the letter of transmittal into its account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date;

•
the exchange agent must receive a timely confirmation of a book-entry transfer of the old debentures, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may utilize ATOP to tender old debentures in lieu of the letter of transmittal. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old debentures to the exchange agent in accordance with ATOP procedures for transfer. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering old debentures subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letters of transmittal; and

•	we may enforce such agreement against such participant.

If you do not withdraw your tender prior to the expiration date, it will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old debentures and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old debentures to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

If you are a beneficial owner whose old debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old debentures, you should contact the registered holder promptly and instruct them to tender such old debentures on your behalf. If you wish to tender your old debentures on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old debentures, either make appropriate arrangements to register ownership of the old debentures in your name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of old debentures may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution, meaning, an institution which is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule l7Ad-15 under the Exchange Act.

No such guarantee is required if the signatures on a letter of transmittal or a notice of withdrawal for old debentures are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder, the old debentures must be endorsed or accompanied by a properly completed bond or stock power, as the case may be, signed by the registered holder as their name appears on the old debentures.

If the letter of transmittal or any old debentures or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old debentures, which determination will be final and binding. We reserve the absolute right to reject any and all old debentures not properly tendered or any old debentures our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old debentures. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived by us, you must cure any defects or irregularities in connection with tenders of old debentures within the time as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of old debentures, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old debentures will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to acquire any old debentures that are not tendered in the exchange offer or to file a registration statement to permit resales of any old debentures that remain outstanding after the expiration date, we reserve the right in our sole discretion to purchase or make offers for any old debentures that remain outstanding after the expiration date. We also reserve the right, as described below under “—Conditions”, to terminate the exchange offer and, to the extent permitted by applicable law, purchase old debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

If you wish to tender old debentures in exchange for new debentures in the exchange offer, we will require that you represent to us that, among other things:

•	you are not an affiliate of us;

•	you will acquire any new debentures in the ordinary course of your business;

•	you are not engaging nor do you intend to engage in a distribution of such new debentures; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the new debentures.

In addition, in connection with the resale of new debentures, any participating broker-dealer who acquired the old debentures for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new debentures, other than a resale of an unsold allotment from the original sale of the debentures, with this prospectus.

Return of Old Debentures

If we do not accept any tendered old debentures for any reason described in the terms and conditions of the exchange offer or if you withdraw any tendered old debentures or submit old debentures for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged old debentures without expense to you as promptly as practicable. In the case of old debentures tendered by book-entry transfer into the exchange agent’s account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the old debentures to an account maintained with the depositary as promptly as practicable.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old debentures at DTC’s book-entry transfer facility for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old debentures by causing DTC to transfer the old debentures into the exchange agent’s account at DTC. Although delivery of old debentures may be effected through book-entry transfer at DTC, you must transmit and the exchange agent must receive, the letter of transmittal or facsimile of the letter of transmittal, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents at the address below under “—Exchange Agent” on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old debentures and (1) your old debentures are not immediately available, or (2) you cannot deliver your old debentures, the letter of transmittal or any other required documents to the exchange agent before the expiration date or (3) you cannot comply with the book-entry transfer procedures on a timely basis, you may effect a tender if:

(a)  the tender is made by or through an eligible guarantor institution;

(b)  before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery), substantially in the form provided by us, that:

•	states your name and address, the certificate number(s) of the old debentures (if you hold physical certificates representing the old debentures) and the principal amount of old debentures tendered;

•	states that the tender is being made by that notice of guaranteed delivery; and

•
guarantees that, within five New York Stock Exchange trading days after the expiration date, the eligible institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the old debentures in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

(c)  the exchange agent receives within five New York Stock Exchange trading days after the expiration date either the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old debentures in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and other documents required by the letter of transmittal.

Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your old debentures according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old debentures at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old debentures in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old debentures to be withdrawn;

•	identify the old debentures to be withdrawn including the certificate number;

•	be signed by you in the same manner as the original signature on the letter of transmittal by which such old debentures were tendered including any required signature guarantees.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us and shall be final and binding on all parties. We will not deem any old debentures properly withdrawn to have been validly tendered for purposes of the exchange offer, and we will not issue new debentures with respect to those old debentures unless you validly retender the withdrawn old debentures. Properly withdrawn old debentures may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new debentures for, any old debentures and may terminate the exchange offer before the acceptance of any old debentures for exchange, if the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission.

If we determine in our sole discretion that any of these conditions is not satisfied, we may:

•	refuse to accept any old debentures and return all tendered old debentures to you;

•	extend the exchange offer and retain all old debentures tendered prior to the expiration of the exchange offer, subject, however, to your rights to withdraw the old debentures; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old debentures which have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of old debentures, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Termination of Certain Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

•	indemnify you and certain parties related to you against certain liabilities including liabilities under the Securities Act; and

•	provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such old debentures pursuant to Rule 144A.

Exchange Agent

National City Bank, N.A. has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery with respect to the old debentures should be addressed to the exchange agent as follows:

By Registered Mail, Certified Mail, Overnight Courier or Hand Delivery:

National City Bank, N.A.
629 Euclid Avenue, Suite 635
Cleveland, OH 44114
Attention: Corporate Trust Administration

By Telephone: (216) 222-9352

By Facsimile: (216) 222-9326

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; additional principal solicitations may be made by telecopier, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers-dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

We will pay cash expenses to be incurred in connection with the exchange offer which we estimate in the aggregate to be approximately $170,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the old debentures pursuant to the exchange offer. The amount of any transfer taxes will be payable by you if:

•
certificates representing old debentures for shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old debentures tendered;

•	the old debentures tendered are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of the old debentures pursuant to the exchange offer.

If you do not submit satisfactory evidence of payment of the transfer taxes or exemption therefrom with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Consequence of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old debentures that are not exchanged for new debentures pursuant to the exchange offer will remain restricted securities. Accordingly, those old debentures may be resold only:

•	to a person to whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the old debentures may be resold only in accordance with any applicable securities laws of any state of the Untied States or any other applicable jurisdiction.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new debentures. In consideration for issuing the new debentures as contemplated in this prospectus, we will receive in exchange old debentures in like principal amount, which we will cancel and as such will not result in any increase in our indebtedness.

The net proceeds from the private offering were approximately $202.0 million, after deducting selling commissions and offering expenses payable by us. We used the net proceeds from the private offering to repay a portion of our revolving loan obligations under our previous U.S. senior secured credit facility dated as of July 29, 1997 (as amended), or our U.S. Credit Agreement. In addition, we were paid accrued interest of $7.4 million from December 1, 2001 by purchasers of the old debentures offered thereby. All debenture holders of record as of May 15, 2002 received a scheduled interest payment on June 1, 2002, accruing from December 1, 2001.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2002. You should read this table in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

June 30, 2002
(Unaudited) (Dollars in millions)
Long-term debt:
Bank debt:(a)
Bank Revolving Loans	$ 157.7
Bank A Term Loans	100.0
Bank B Term Loans	350.0
Canadian Bank Facility	1.2

Total bank debt	608.9

Subordinated debt:
9% Debentures (b)	505.9
Other	3.0

Total subordinated debt	508.9

Total debt:	1,117.8
Less current portion	159.5

Total long-term debt	$ 958.3

Stockholders’ equity:
Common stock, par value $.01 per share, 100,000,000 shares authorized, 20,906,517 shares issued and 18,221,042 shares outstanding	$ 0.2
Paid-in capital	124.1
Retained earnings (accumulated deficit)	(13.5)
Accumulated other comprehensive income (loss)	(5.1)
Treasury stock (2,685,475 shares)	(60.4)

Total stockholders’ equity	45.3

Total capitalization	$1,163.1

(a)
On June 28, 2002, we entered into our New Credit Agreement. Our New Credit Agreement provides us with $100 million of A term loans, $350 million of B term loans and up to $400 million of revolving loans. We also have $4.5 million of bank revolving loans available under our Canadian Bank Facility. At June 30, 2002, after taking into account outstanding letters of credit of $17.3 million, borrowings available under the revolving credit facilities of our credit agreements were $229.5 million. At June 30, 2002, we expected to repay $157.7 million of revolving loans and $1.8 million of term loans within one year.

(b)
After the private offering, we have $500 million aggregate principal amount of 9% debentures outstanding. The $505.9 million amount in the capitalization table above includes a $5.9 million unamortized premium paid to us on the debentures issued in the private offering. This premium is being amortized over the remaining life of the debentures.

SELECTED FINANCIAL DATA

In the table below, we provide you with selected financial data of Silgan Holdings Inc. We have prepared this data using the consolidated financial statements of Silgan Holdings Inc. for the five years ended December 31, 2001 and the six month periods ended June 30, 2002 and 2001. The consolidated financial statements for the five years ended December 31, 2001 were audited by Ernst & Young LLP, independent auditors. The condensed consolidated financial statements for the six month periods ended June 30, 2002 and 2001 have not been audited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial statements for the interim periods. The results for the interim periods presented are not necessarily indicative of the results for the corresponding full years.

You should read this financial data along with the consolidated financial statements and related notes in our annual and quarterly reports, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and incorporated by reference.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000(a)	1999	1998(b)	1997
	(Dollars in millions, except per share data)
Operating Data:
Net sales	$880.5	$888.9	$1,941.0	$1,877.5	$1,892.1	$1,768.7	$1,541.3
Cost of goods sold	770.6	780.8	1,700.7	1,648.3	1,656.7	1,546.3	1,333.4

Gross profit	109.9	108.1	240.3	229.2	235.4	222.4	207.9
Selling, general and administrative expenses	38.3	38.0	78.6	72.1	75.0	68.1	60.8
Non-cash stock option charge(c)	—	—	—	—	—	—	22.5
Rationalization (credit) charges, net(d)	(2.3)	3.5	9.3	—	36.1	—	—

Income from operations	73.9	66.6	152.4	157.1	124.3	154.3	124.6
Gain on assets contributed to affiliate	—	—	4.9	—	—	—	—
Interest and other debt expense	34.9	44.1	81.2	91.2	86.1	81.5	80.7

Income before income taxes and equity in losses of affiliates	39.0	22.5	76.1	65.9	38.2	72.8	43.9
Provision for (benefit from) income taxes(e)	15.2	9.0	30.2	25.8	14.3	26.9	(6.7)

Income before equity in losses of affiliates and extraordinary items	23.8	13.5	45.9	40.1	23.9	45.9	50.6
Equity in losses of affiliates, net of income taxes	1.8	3.8	4.1	4.6	—	—	—

Income before extraordinary items	22.0	9.7	41.8	35.5	23.9	45.9	50.6
Extraordinary items—loss on early extinguishment of debt, net of income taxes	0.6	—	—	4.2	—	—	16.4

Income before preferred stock dividend requirement	—	—	41.8	31.3	23.9	45.9	34.2
Preferred stock dividend requirement	—	—	—	—	—	—	3.2

Net income applicable to common stockholders	$21.4	$9.7	$41.8	$31.3	$23.9	$45.9	$31.0

Per Share Data:
Basic earnings per common share:
Income before extraordinary items and preferred stock dividend requirement	$1.22	$0.55	$2.35	$2.01	$1.35	$2.41	$2.75
Extraordinary items	(0.03)	—	—	(0.24)	—	—	(0.89)
Preferred stock dividend requirement	—	—	—	—	—	—	(0.18)

Net income per basic common share	$1.19	$0.55	$2.35	$1.77	$1.35	$2.41	$1.68

Diluted earnings per common share:
Income before extraordinary items and preferred stock dividend requirement	$1.20	$0.54	$2.31	$1.97	$1.32	$2.30	$2.56
Extraordinary items	(0.03)	—	—	(0.23)	—	—	(0.83)
Preferred stock dividend requirement	—	—	—	—	—	—	(0.16)

Net income per diluted common share	$1.17	$0.54	$2.31	$1.74	$1.32	$2.30	$1.57

SELECTED FINANCIAL DATA (Continued)

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000(a)	1999	1998(b)	1997
	(Dollars in millions, except per share data)
Selected Segment Data(f):
Net sales:
Metal food containers	$627.0	$583.5	$1,401.1	$1,387.7	$1,440.0	$1,333.0	$1,170.3
Plastic containers	253.5	259.2	493.6	399.0	350.5	337.5	289.3
Metal closures	—	46.2	46.3	90.8	101.6	98.2	81.7
Income from operations(g):
Metal food containers	42.7	39.2	114.2	120.2	120.6	115.7	117.9
Plastic containers	31.6	29.7	49.5	36.9	40.0	37.4	28.5
Metal closures	—	3.3	3.3	3.7	3.7	4.3	2.5

Other Data:
Adjusted EBITDA(h)	$118.4	$117.7	$257.3	$246.1	$246.4	$231.8	$210.5
Capital expenditures, net	48.7	46.4	89.1	87.4	84.9	84.3	57.7
Depreciation and amortization(i)	46.8	47.6	95.5	89.0	86.0	77.5	63.4
Cash flows (used in) provided by operating activities	(112.2)	(123.9)	143.0	95.1	143.3	147.4	117.9
Cash flows (used in) investing activities	(48.7)	(17.1)	(59.8)	(218.5)	(84.9)	(278.3)	(100.5)
Cash flows provided by (used in) financing activities	156.2	170.1	(85.3)	141.0	(60.7)	82.0	35.3
Ratio of earnings to combined fixed charges and preferred stock dividends(j)	2.1	1.5	1.9	1.7	1.4	1.9	1.5
Ratio of Adjusted EBITDA to interest and other debt expense	3.4	2.7	3.2	2.7	2.9	2.8	2.6

Balance Sheet Data (at end of period):
Goodwill, net	$141.6	$151.9	$141.5	$153.0	$107.6	$109.2	$66.9
Total assets	1,496.1	1,540.4	1,311.8	1,383.8	1,185.3	1,224.0	1,050.6
Total debt	1,117.8	1,201.1	944.8	1,031.5	883.3	927.0	805.3
Stockholders’ equity (deficiency)	45.3	(14.1)	15.1	(20.4)	(48.7)	(57.3)	(67.3)

Notes To Selected Financial Data

(a)
On October 1, 2000, we acquired RXI. The acquisition was accounted for as a purchase transaction and the results of operations have been included with our consolidated results of operations from the date of acquisition.

(b)
On June 1, 1998, we acquired CS Can. The acquisition was accounted for as a purchase transaction and the results of operations have been included with our consolidated results of operations from the date of acquisition.

(c)
In connection with our IPO, we recognized a non-cash charge of $22.5 million at the time of our IPO for the excess of the fair market value over the grant price of certain stock options, less $3.7 million previously accrued.

(d)
During the first quarter of 2002, certain assets of our metal food container business with carrying values that were previously written down were placed back in service. As a result, we recorded a pre-tax $2.3 million rationalization credit. You should also see Note 3 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2002 included elsewhere in this prospectus. During 2001, we approved and announced plans primarily related to closing two metal food container facilities and a plastic container facility. These decisions resulted in pre-tax charges to earnings of $3.5 million for the first quarter and $5.8 million, net (including $3.0 million for the non-cash write-down in carrying value of assets) for the fourth quarter. In 1999, we approved and announced plans to close two manufacturing facilities of the metal food container business, resulting in a charge of $11.9 million (including $7.3 million for the non-cash write-down in carrying value of assets). Additionally, based upon a review of the depreciable assets of the metal food container business in 1999, we determined that adjustments were necessary to properly reflect net realizable values and recorded a non-cash, pre-tax write-down of $24.2 million in 1999 for the excess of carrying value over estimated net realizable value of machinery and equipment which had become obsolete or surplus. You should also see Note 3 to our Consolidated Financial Statements for the year ended December 31, 2001 included elsewhere in this prospectus.

(e)
During 1997, we determined that it was more likely than not that future tax benefits arising from our net operating loss carryforwards would be realized in future years due to our continued improvement in earnings and the probability of future taxable income. Accordingly, in accordance with Statement of Financial Accounting Standards No. 109, we recognized an income tax benefit of $27.4 million for our recoverable net operating loss carryforwards.

(f)
As a result of a joint venture (Amcor White Cap, LLC) we formed with Schmalbach-Lubeca AG (whose interest in the joint venture was recently purchased by Amcor, Ltd.) to which we contributed our metal closure business, we no longer report the results of our remaining specialty packaging business, which had net sales of approximately $34.3 million, $33.1 million and $36.5 million in 2001, 2000 and 1999, respectively, as a separate business segment. The results of the Omni plastic container and Polystar easy-open plastic end businesses are reported with our plastic container business, and the results of the paperboard container business are reported with our metal food container business. The historical results of the metal closure business are reported separately. Prior year amounts have been restated to conform with the current presentation. You should also read Note 8 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2002 and Note 18 to our Consolidated Financial Statements for the year ended December 31, 2001, each included elsewhere in this prospectus.

(g)
Income from operations in the selected segment data excludes (1) a rationalization credit of $2.3 million for the six months ended June 30, 2002 as referred to in footnote (d) above, (2) net charges of $9.3 million for the year ended December 31, 2001 as referred to in footnote (d) above, (3) charges of $36.1 million for the year ended December 31, 1999 as referred to in footnote (d) above, (4) the non-cash stock option charge of $22.5 million incurred as a result of our IPO in February 1997 as referred to in footnote (c) above, and (5) corporate expense.

(h)
Adjusted EBITDA means consolidated net income before equity in losses of affiliates, extraordinary items and preferred stock dividends, plus consolidated interest expense, income tax expense and depreciation and amortization expense, as adjusted to (1) add back rationalization charges ($9.3 million, net, for the year ended December 31, 2001 and $11.9 million for the year ended December 31, 1999, each as referred to in footnote (d) above), charges incurred for the reduction in carrying value of assets ($24.2 million for the year ended December 31, 1999 as referred to in footnote (d) above) and the non-cash charge of $22.5 million incurred in 1997 in connection with our IPO as referred to in footnote (c) above, and (2) subtract the rationalization credit of $2.3 million for the six months ended June 30, 2002 and the gain on assets contributed to affiliate of $4.9 million for the year ended December 31, 2001. We have included information regarding Adjusted EBITDA because management believes that many investors and lenders consider it important in assessing a company’s ability to service and incur debt. Accordingly, this information has been disclosed herein to permit a more complete analysis of our financial condition. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of income or cash flows data prepared in accordance with accounting principles generally accepted in the United States as a measure of our profitability or liquidity. You should also see our Consolidated Statements of Income and Consolidated Statements of Cash Flows, including the notes thereto, included elsewhere in this prospectus. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Additionally, Adjusted EBITDA is not computed in accordance with accounting principles generally accepted in the United States and may not be comparable to other similarly titled measures of other companies.

(i)
Depreciation and amortization excludes amortization of debt financing costs. For the six months ended June 30, 2001, depreciation and amortization includes goodwill amortization of $1.2 million for the metal food container business and $1.3 million for the plastic container business.

(j)
For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before income taxes plus fixed charges, excluding capitalized interest, and preferred stock dividends, and combined fixed charges and preferred stock dividends consist of interest, whether expensed or capitalized, minority interest expense, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized, such portion of rental expense that is representative of the interest factor in these rentals and preferred stock dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to assist you in an understanding of our consolidated financial condition and results of operations for the six months ended June 30, 2002 and 2001 and for the three-year period ended December 31, 2001. Our consolidated financial statements and the accompanying notes included elsewhere in this prospectus contain detailed information that you should refer to in conjunction with the following discussion and analysis.

Revenue Growth

Our objective is to increase shareholder value through efficiently deploying capital and management resources to grow our business and reduce costs of existing operations and to make acquisitions at attractive cash flow multiples. We have increased our revenues and market share in the metal food container and plastic container and closure markets through acquisitions and internal growth. As a result, we have expanded and diversified our customer base, geographic presence and product line.

During the past fourteen years, the metal food container market has experienced significant consolidation primarily due to the desire by food processors to reduce costs and focus resources on their core operations. Our acquisitions of the metal food container manufacturing operations of Nestlé, The Dial Corporation, or Dial, Del Monte, Agrilink Foods, Inc., or Agrilink, and Campbell reflect this trend.

We have improved the market position of our plastic container and closure business since 1987, with sales increasing more than fivefold to $493.6 million in 2001. We achieved this improvement primarily through strategic acquisitions, including most recently RXI, as well as through internal growth. The plastic container and closure business of the consumer goods packaging industry is highly fragmented, and we intend to pursue further consolidation opportunities in this market. We also believe that we can successfully apply our acquisition and operating expertise to new markets of the consumer goods packaging industry. For example, with the acquisition of RXI we expanded our business into plastic closures, caps, sifters and fitments and thermoformed plastic tubs. We expect to continue to generate internal growth in our plastic container and closure business. For example, we intend to aggressively market our plastic closures to existing customers of our plastic container business. Additionally, we intend to continue to expand our customer base in the markets that we serve, such as the personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical markets.

Operating Performance

We use a disciplined approach to acquire businesses at attractive cash flow multiples and to enhance profitability through productivity and cost reduction opportunities. The additional sales and production capacity provided through acquisitions have enabled us to rationalize plant operations and decrease overhead costs through plant closings and downsizings. In addition, our acquisitions have enabled us to realize manufacturing efficiencies as a result of optimizing production scheduling and minimizing product transportation costs. We have also benefited from our economies of scale and from the elimination of redundant selling and administrative functions. In addition to the benefits realized through the integration of acquired businesses, we have improved the operating performance of our plant facilities by making capital investments for productivity improvements and manufacturing cost reductions.

Historically, we have been able to improve the operating margins of our acquired businesses through productivity and cost reduction opportunities. Following an acquisition, we initiate a systematic program implemented over a number of years to optimize our manufacturing facilities. As a result, an improvement to operating margins of the acquired businesses has in general been realized over a number of years.

In addition to the benefits realized through the integration of acquired businesses, we have improved the operating performance of our existing plant facilities through the investment of capital for productivity improvements and manufacturing cost reductions. We have also invested capital for new market opportunities, such as easy-open ends for metal food containers. Over the past five fiscal years through 2001, we have invested $418.0 million in capital to improve our productivity, reduce our manufacturing costs and invest in new market opportunities.

For the period from 1995 through 2001, the operating margins of our metal food container business (without giving effect to rationalization charges in 1995 and 2001) improved from approximately 6.5 percent in 1995 to 8.2 percent in 2001. We achieved this improvement principally as a result of the following factors and despite competitive pricing pressure:

•	the benefits realized from rationalization and integration activities;

•	economies of scale and the elimination of redundant costs related to acquisitions;

•	the investment of capital for productivity improvements and manufacturing cost reductions; and

•	an improved sales mix.

The operating margins of our plastic container business (without giving effect to a rationalization charge in 2001) also improved from approximately 6.0 percent in 1995 to 10.0 percent in 2001. This improvement was primarily due to:

•	volume benefits realized principally as a result of acquisitions;

•	economies of scale and the elimination of redundant costs related to acquisitions;

•	the investment of capital for productivity improvements; and

•	an improved sales mix.

We operate in a competitive industry where it is necessary to realize cost reduction opportunities to offset continued competitive pricing pressure. Further, the multi-year supply arrangements entered into by our businesses with many of our customers limit our ability to increase our margins. We estimate that approximately 85 percent of our projected metal food container sales in 2002 and more than a majority of our projected plastic container and closure sales in 2002 will be under multi-year arrangements. These multi-year supply arrangements generally provide for the pass through of changes in material, labor and other manufacturing costs, thereby significantly reducing the exposure of our results of operations to the volatility of these costs.

Historically, we have been successful in continuing our multi-year supply arrangements with our customers, without any resulting material adverse effect on our financial condition or results of operations. In 2000, we agreed to extend the term of our supply agreements with Nestlé for approximately half of the metal containers sales covered under these agreements by seven years from 2001 through 2008, in return for price reductions which took effect in 2001. These price reductions did not have a material adverse effect on our financial condition or results of operations. You should also read the discussion concerning our Nestlé agreements contained in “Our Business-Sales and Marketing-Metal Food Container Business.”

Our metal food container business sales and, to a lesser extent, operating income are dependent, in part, upon the vegetable and fruit harvests in the midwest and western regions of the United States. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in those regions. Because of the seasonality of the harvests, we have historically experienced higher unit sales volume in the third quarter of our fiscal year and generated a disproportionate amount of our annual income from operations during that quarter. This seasonal impact has been mitigated somewhat by the acquisition of CS Can from Campbell. Sales to Campbell generally have been highest in the fourth quarter due to the seasonal demand for soup products.

Use of Capital

We use leverage to support our growth and increase shareholder returns. Our stable and predictable cash flow, generated largely as a result of our long-term customer relationships and generally recession resistant business, supports our financial strategy. We intend to continue using leverage, supported by our stable cash flows, to make value-enhancing acquisitions. In the absence of attractive acquisition opportunities, we intend to use our free cash flow to repay indebtedness or for other permitted purposes. For example, in 2001, we did not complete any acquisitions, and we reduced our total debt by $86.3 million. Similarly, in 1999, we did not complete any acquisitions, and we reduced our total debt by $44.7 million despite, among other things, the incurrence of $16.6 million of debt for common stock repurchases.

To the extent we utilize debt for acquisitions or other permitted purposes in future periods, our interest expense may increase. Further, since the revolving loan and term loan borrowings under our senior secured credit facilities bear interest at floating rates, our interest expense is sensitive to changes in prevailing rates of interest and, accordingly, our interest expense may vary from period to period.

In light of our strategy to use leverage to support our growth and optimize shareholder returns, we have incurred and will continue to incur significant interest expense. For 2001, our aggregate financing costs were 50.2 percent of our income from operations as compared to 58.0 percent, 53.6 percent, 52.8 percent, and 57.1 percent for 2000, 1999, 1998 and 1997, respectively (without giving effect to rationalization charges in 2001 and 1999 and a non-cash stock option charge in 1997).

On June 28, 2002, we completed the refinancing of our U.S. Credit Agreement by entering into our New Credit Agreement. Our New Credit Agreement provides us with $100 million of A term loans, $350 million of B term loans and up to $400 million of revolving loans, letters of credit and swingline loans. The A term loans and revolving loans mature on June 28, 2008 and the B term loans mature on November 30, 2008. Our New Credit Agreement also contains an incremental uncommitted term loan facility of up to $275 million. All amounts owing under our U.S. Credit Agreement were repaid with proceeds from loans made under the New Credit Agreement. We may use proceeds from future revolving loans for general corporate and working capital purposes, including permitted acquisitions. For additional information on the New Credit Agreement, you should read “—Capital Resources and Liquidity” and “Description of Certain Indebtedness.”

Packtion Investment

In April 2000, we, together with Morgan Stanley Private Equity and Diamondcluster International, Inc., agreed to invest in Packtion Corporation, or Packtion, an e-commerce joint venture aimed at integrating the packaging supply chain, from design through manufacture and procurement. The parties agreed to make the investments through Packaging Markets LLC, a limited liability company. The joint venture was expected to provide a comprehensive online marketplace for packaging goods and services and to combine content, tools and collaboration capabilities to streamline the product development process and enhance transaction opportunities for buyers and sellers of packaging. The products that Packtion was developing included a web-based software tool to enable product and package design, development and collaboration; an internet-based secure environment enabling the sharing of packaging related product information and the transaction of business electronically; and an informational source of packaging related knowledge, tools and expert services. Packtion had insignificant sales for internet consulting services and incurred net losses.

In June and August 2000, we invested a total of $7.0 million in Packtion representing approximately a 45 percent interest in Packtion. For the year ended December 31, 2000, we recorded equity losses of $4.6 million in Packtion. In addition, we recorded our share of Packtion’s closing costs, $0.2 million, as a reduction to our investment. In the first quarter of 2001 in connection with an investment by The Procter & Gamble Company and E.I. Du Pont de Nemours & Co. in Packtion, we funded additional investments of $3.1 million, bringing our total investment to $10.1 million representing approximately a 25 percent interest in Packtion. In connection with this transaction, we also recorded a reduction to paid-in capital of $1.4 million due to the dilution of our investment. Packtion was dissolved on May 31, 2001 after its board of directors determined that there had been slower than anticipated market acceptance of its business. During 2001, we recorded equity losses of Packtion aggregating $3.8 million, which included our final losses and eliminated our investment.

White Cap Joint Venture

Effective July 1, 2001, we formed a joint venture company with Schmalbach-Lubeca AG (whose interest in the joint venture was recently purchased by Amcor, Ltd.) that supplies an extensive range of metal and plastic closures to the food and beverage industries in North America. The joint venture operates under the name Amcor White Cap, LLC, or White Cap. We contributed certain metal closure assets, including our manufacturing facilities in Evansville and Richmond, Indiana to White Cap in return for a 35 percent interest in and $32.4 million of cash proceeds from the joint venture. Net sales of our metal closure business which was contributed to the White Cap joint venture totaled $46.3 million, $90.8 million and $101.6 million for the six months ended June 30, 2001 and the years ended December 31, 2000 and 1999, respectively. During 2001, we recorded equity in losses of the White Cap joint venture of $0.3 million and a gain on the assets contributed to the joint venture of $4.9 million. For the six months ended June 30, 2002, we recorded equity in losses of White Cap of $1.8 million, net of income taxes. These results included $2.0 million, net of income taxes, for our portion of White Cap’s second quarter rationalization charge to close a metal closure manufacturing facility and $0.7 million, net of income taxes, for our portion of White Cap’s gain on the sale of certain assets at a price in excess of book value.

Historically, we reported the results of our specialty packaging business as a separate business segment, which included our metal closure business. As a result of the White Cap joint venture on July 1, 2001, we no longer report the financial results of our remaining specialty packaging business, which had net sales of $34.3 million, $33.1 million and $36.5 million in 2001, 2000 and 1999, respectively, as a separate business segment. We report the results of our Omni plastic container and our Polystar easy-open plastic end businesses with our plastic container business and the results of our paperboard container business with our metal food container business. We report the historical results of our metal closures business separately. We have restated prior year amounts to conform with the current presentation.

Results of Operations

The following table sets forth certain income statement data expressed as a percentage of net sales for each of the periods presented. You should read this table in conjunction with our Consolidated Financial Statements and the accompanying notes included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
Operating Data:
Net sales:
Metal food containers	71.2%	65.6%	72.2%	73.9%	76.1%
Plastic containers	28.8	29.2	25.4	21.3	18.5
Metal closures	—	5.2	2.4	4.8	5.4

Total	100.0	100.0	100.0	100.0	100.0
Cost of goods sold	87.5	87.8	87.6	87.8	87.6

Gross profit	12.5	12.2	12.4	12.2	12.4
Selling, general and administrative expenses	4.4	4.3	4.0	3.8	3.9
Rationalization (credit) charges, net	(0.3)	0.4	0.5	—	1.9

Income from operations	8.4	7.5	7.9	8.4	6.6
Gain on assets contributed to affiliate	—	—	0.3	—	—
Interest and other debt expense	4.0	5.0	4.2	4.9	4.6

Income before income taxes, equity in losses of affiliates and extraordinary item	4.4	2.5	4.0	3.5	2.0
Provision for income taxes	1.7	1.0	1.6	1.4	0.7

Income before equity in losses of affiliates and extraordinary item	2.7	1.5	2.4	2.1	1.3
Equity in losses of affiliates, net income taxes	0.2	0.4	0.2	0.2	—

Income before extraordinary item	2.5	1.1	2.2	1.9	1.3
Extraordinary item—loss on early extinguishment of debt, net of income taxes	0.1	—	—	0.2	—

Net income	2.4%	1.1%	2.2%	1.7%	1.3%

Results of Operations—Six Months

Summary unaudited results of operations for the six months ended June 30, 2002 and 2001 are provided below.

	Six Months Ended June 30,
	2002	2001
	(Dollars in millions)
Net sales:
Metal food containers	$627.0	$583.5
Plastic containers	253.5	259.2
Metal closures	—	46.2

Consolidated	$880.5	$888.9

Operating profit:
Metal food containers(1)	$45.0	$39.2
Plastic containers(2)	31.6	26.2
Metal closures	—	3.3
Corporate	(2.7)	(2.1)

Consolidated	$73.9	$66.6

(1)
Includes a rationalization credit of $2.3 million recorded in the first quarter of 2002 primarily relating to certain assets previously written down that were placed back in service. You should also read Note 3 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2002 included elsewhere in this prospectus.

(2)
Includes a rationalization charge of $3.5 million recorded in the first quarter of 2001 relating to closing a manufacturing facility. You should also read Note 3 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2002 included elsewhere in this prospectus.

Six Months Ended June 30, 2002 Compared with Six Months Ended June 30, 2001

Net Sales.    Consolidated net sales decreased $8.4 million, or 0.9 percent, to $880.5 million for the six months ended June 30, 2002, as compared to net sales of $888.9 million for the same six months in the prior year. This decrease was the result of the impact of contributing the metal closure business to the White Cap joint venture and lower sales of the plastic container business, partially offset by higher sales of the metal food container business. Excluding net sales for the first six months of 2001 of $46.2 million of the metal closure business, net sales for the first six months of 2002 increased $37.8 million, or 4.5 percent, as compared to the same period in the prior year.

Net sales for the metal food container business were $627.0 million for the six months ended June 30, 2002, an increase of $43.5 million, or 7.5 percent, from net sales of $583.5 million for the same period in 2001. This increase was primarily attributable to higher unit volume.

Net sales for the plastic container business of $253.5 million for the six months ended June 30, 2002 decreased $5.7 million, or 2.2 percent, from net sales of $259.2 million for the same period in 2001. This decrease was primarily a result of lower average sales prices due to the pass through of lower resin costs, partially offset by higher unit volume.

Cost of Goods Sold.    Cost of goods sold was 87.5 percent of consolidated net sales for the six months ended June 30, 2002, a decrease of 0.3 percentage points as compared to 87.8 percent for the same period in 2001. The increase in gross margin was primarily attributable to an improved product mix and increased productivity of the plastic container business and the elimination of goodwill amortization, partially offset by a less favorable sales mix, higher depreciation expense and costs incurred to absorb new volume awarded in the metal food container business.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $38.3 million, or 4.4 percent of consolidated net sales, for the six months ended June 30, 2002, as compared to $38.0 million, or 4.3 percent, for the same period in 2001. Higher selling, general and administrative expenses in the plastic container business were largely offset by the impact of contributing the metal closure business to the White Cap joint venture and lower selling, general and administrative expenses in the metal food container business.

Income from Operations.    Excluding rationalization credits and charges in both periods, income from operations for the first six months of 2002 increased $1.5 million, or 2.1 percent, to $71.6 million, as compared to $70.1 million in the same period in 2001. This increase was primarily a result of higher sales and income from operations in the metal food container business, higher income from operations in the plastic container business and the elimination of goodwill amortization, partially offset by the impact of contributing the metal closure business to White Cap. Excluding rationalization credits and charges in both periods and income from operations of the metal closure business which was contributed to the White Cap joint venture in 2001, income from operations for the first six months of 2002 increased by $4.8 million, or 7.2 percent, as compared to the same period in 2001. Excluding rationalization credits and charges, operating margin for the first six months of 2002 improved 0.2 percentage points to 8.1 percent, as compared to 7.9 percent for the same period in 2001. This increase in operating margin was primarily the result of higher margins in the plastic container business. Including the effects of rationalization credits and charges, income from operations for the first six months of 2002 increased $7.3 million, or 11.0 percent, to $73.9 million, as compared to $66.6 million in the same period in 2001.

In the first quarter of 2002, we recorded a rationalization credit of $2.3 million primarily relating to certain assets of our metal food container business previously written down that were placed back in service. In the first quarter of 2001, we recorded a rationalization charge of $3.5 million relating to closing a plastic container manufacturing facility.

Excluding the rationalization credit in 2002, income from operations of the metal food container business in the first six months of 2002 increased $3.5 million, or 8.9 percent, to $42.7 million as compared to $39.2 million for the first six months of 2001, and operating margin increased 0.1 percentage points to 6.8 percent as compared to 6.7 percent for the same period in 2001. Income from operations of the metal food container business for the first six months of 2001 included $1.2 million of goodwill amortization. The increase in income from operations and operating margin was principally due to higher sales and the elimination of goodwill amortization, partially offset by a less favorable sales mix, higher depreciation expense and costs incurred to absorb new volume awarded. Including the rationalization credit, income from operations of the metal food container business was $45.0 million and operating margin was 7.2 percent for the six months ended June 30, 2002.

Excluding the rationalization charge in 2001, income from operations for the plastic container business for the six months ended June 30, 2002 increased $1.9 million, or 6.4 percent, to $31.6 million as compared to $29.7 million for the same period in 2001, and operating margin increased 1.0 percentage points to 12.5 percent as compared to 11.5 percent for the first six months of 2001. Income from operations of the plastic container business for the first six months of 2001 included $1.3 million of goodwill amortization. The increase in income from operations and operating margin was primarily a result of an improved sales mix, increased productivity and the elimination of goodwill amortization. Including the effect of the rationalization charge, income from operations and operating margin for the plastic container business were $26.2 million and 10.1 percent, respectively, for the six months ended June 30, 2001.

Interest Expense.    Interest expense decreased $9.2 million to $34.9 million for the six months ended June 30, 2002 as compared to the same period in 2001. The decrease in interest expense was a result of lower interest rates and approximately $100 million in lower average borrowings as compared to the same period last year.

Income Taxes.    The provision for income taxes for the six months ended June 30, 2002 and 2001 was recorded at an effective annual income tax rate of 39.0 percent and 40.2 percent, respectively. The decrease in the effective tax rate was largely due to the discontinuation of goodwill amortization that was non-deductible for income tax purposes.

Net Income and Earnings per Share.    Net income for the first six months of 2002 was $21.4 million, or $1.17 per diluted share, as compared to net income of $9.7 million, or $0.54 per diluted share, for the first six months of 2001. Net income for the first six months of 2002 included our portion of the rationalization charge of White Cap of $2.0 million, net of tax, or $0.11 per diluted share, and our portion of the gain on the sale of assets by White Cap of $0.7 million, net of tax, or $0.04 per diluted share. Net income for the first six months of 2002 also included a rationalization credit of $2.3 million, or $0.07 per diluted share, and an extraordinary charge, net of tax, of $0.6 million, or $0.03 per diluted share. Net income for the first six months of 2001 included equity in losses of Packtion of $3.8 million, or $0.20 per diluted share, and a rationalization charge of $3.5 million, or $0.12 per diluted share.

Excluding both our portion of the rationalization charge and the gain on the sale of assets recorded by White Cap and the rationalization credit and extraordinary charge in 2002, earnings for the first six months of 2002 were $21.9 million, or $1.20 per diluted share. Excluding the rationalization charge and equity in losses of Packtion, earnings were $15.6 million, or $0.86 per diluted share, for the first six months of 2001.

SFAS No. 142 required us to eliminate the amortization of goodwill effective January 1, 2002. However, if we continued to amortize goodwill during the first six months of 2002, we would have recorded additional expense of approximately $2.5 million, or $0.08 per diluted share.

Results of Operations—Year End

Summary results for our business segments, metal food containers, plastic containers and metal closures, for the years ended December 31, 2001, 2000, and 1999 are provided below.

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
Net sales:(1)
Metal food containers	$1,401.1	$1,387.7	$1,440.0
Plastic containers	493.6	399.0	350.5
Metal closures	46.3	90.8	101.6

Consolidated	$1,941.0	$1,877.5	$1,892.1

Income from operations:(1)
Metal food containers	$114.2	$120.2	$120.6
Plastic containers	49.5	36.9	40.0
Metal closures	3.3	3.7	3.7
Rationalization charges, net(2)	(9.3)	—	(36.1)
Corporate	(5.3)	(3.7)	(3.9)

Consolidated	$152.4	$157.1	$124.3

(1)
As a result of the White Cap joint venture, we no longer report the results of our remaining specialty packaging business, which had net sales of $34.3 million, $33.1 million and $36.5 million in 2001, 2000 and 1999, respectively, as a separate business segment. The results of the Omni plastic container and Polystar easy-open plastic end businesses are reported with our plastic container business, and the results of the paperboard container business are reported with our metal food container business. The historical results of the metal closure business are reported separately. Prior year amounts have been restated to conform with the current presentation.

(2)
Included in income from operations in 2001 are net rationalization charges of $9.3 million, consisting of $5.8 million (including $3.0 million for the non-cash write-down in carrying value of certain assets) relating primarily to closing two metal food container manufacturing facilities and $3.5 million relating to closing a plastic container manufacturing facility. Included in income from operations in 1999 are $36.1 million of rationalization charges, consisting of a charge of $11.9 million relating to the closing of two manufacturing facilities of the metal food container business (which included $7.3 million for the non-cash write-down in carrying value of assets) and a non-cash charge of $24.2 million for the excess of carrying value over estimated net realizable value of machinery and equipment of the metal food container business which had become obsolete or surplus. You should also read Note 3 to our Consolidated Financial Statements for the year ended December 31, 2001 included elsewhere in this prospectus.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

Net Sales.    Consolidated net sales increased $63.5 million, or 3.4 percent, to $1.941 billion for the year ended December 31, 2001, as compared to net sales of $1.878 billion for the prior year. This increase was the result of increased net sales of the plastic container business largely due to the acquisition of RXI in October 2000 and slightly higher net sales of the metal food container business, partially offset by the impact of contributing the metal closure business to the White Cap joint venture. Excluding incremental sales added by RXI and the impact of the White Cap joint venture, consolidated net sales for 2001 increased by $21.5 million, or 1.2 percent, from the prior year.

Net sales for the metal food container business were $1.401 billion for the year ended December 31, 2001, an increase of $13.4 million, or 1.0 percent, from net sales of $1.388 billion for the prior year. This increase was primarily due to the acquisition of new food can customers and a favorable sales mix primarily driven by increased sales of convenience ends, largely offset by weaker fruit and vegetable packs in 2001 as compared to 2000 and generally softer market conditions in the first half of the year as compared to last year.

Net sales for the plastic container business of $493.6 million for the year ended December 31, 2001 increased $94.6 million, or 23.7 percent, from net sales of $399.0 million for 2000. This increase in net sales was largely due to the acquisition of RXI in October 2000. Excluding incremental sales added by RXI, net sales for the plastic container business for 2001 increased $10.3 million, or 2.6 percent, from the prior year as customer inventory restocking in the first half of the year more than offset generally softer market conditions later in the year.

Net sales for the metal closure business were $46.3 million for the year ended December 31, 2001, as compared to net sales of $90.8 million for the prior year. The decrease in net sales was a result of contributing the metal closure business to the White Cap joint venture on July 1, 2001.

Cost of Goods Sold.    Cost of goods sold as a percentage of consolidated net sales was 87.6 percent ($1.701 billion) for the year ended December 31, 2001, a decrease of 0.2 percentage point as compared to 87.8 percent ($1.648 billion) in 2000. The increase in gross profit margin was attributable to higher margins from the plastic container business and was offset in part by lower margins realized by the metal food container business.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses as a percentage of consolidated net sales for the year ended December 31, 2001 increased to 4.0 percent ($78.5 million), as compared to 3.8 percent ($72.1 million) for the prior year. This increase in selling, general and administrative expenses as a percentage of consolidated net sales was primarily a result of costs we incurred related to the secondary public offering by a selling stockholder in November 2001.

Income from Operations.    Excluding net rationalization charges of $9.3 million recorded in 2001, income from operations increased $4.6 million, or 2.9 percent, to $161.7 million for the year ended December 31, 2001, as compared to income from operations of $157.1 million for the prior year. This increase was primarily a result of higher sales in the plastic container business, partially offset by lower operating income in the metal food container business and the impact of contributing the metal closure business to the White Cap joint venture. Including rationalization charges, income from operations for the year ended December 31, 2001 was $152.4 million. Excluding rationalization charges, income from operations as a percentage of consolidated net sales for the year ended December 31, 2001 was 8.3 percent, as compared to 8.4 percent for 2000. The slight decline in operating margins was attributable to lower operating margins of the metal food container business, which was largely offset by the improved performance of the plastic container business.

During the fourth quarter of 2001, we recorded a net rationalization charge of $5.8 million. This charge was comprised of a charge of $7.0 million, including $4.2 million for the non-cash write-down in carrying value of assets, primarily relating to closing two metal food container manufacturing facilities and a $1.2 million credit to income as a result of placing certain assets with carrying values that were previously written-down back in service. In the first quarter of 2001, we recorded a rationalization charge of $3.5 million relating to closing a plastic container manufacturing facility.

Excluding the effect of the net rationalization charge recorded in the fourth quarter of 2001, income from operations for the metal food container business for the year ended December 31, 2001 was $114.2 million, a $6.0 million decrease from income from operations of $120.2 million for the prior year. Including the effect of the rationalization charge, income from operations for the metal food container business for the year ended December 31, 2001 was $108.4 million.

Excluding the effect of the rationalization charge, income from operations as a percentage of net sales for the metal food container business was 8.2 percent for the year ended December 31, 2001, as compared to 8.7 percent in 2000. The lower operating margins of the metal food container business was principally attributable to higher energy costs, higher depreciation expense, start-up costs related to the manufacture of convenience ends and higher employee medical costs, partially offset by benefits realized from a previous plant rationalization and a favorable sales mix.

Excluding the first quarter 2001 rationalization charge, income from operations for the plastic container business for the year ended December 31, 2001 was $49.5 million, a $12.6 million increase over income from operations of $36.9 million for the prior year. Including the effect of the rationalization charge, income from operations for the plastic container business for the year ended December 31, 2001 was $46.0 million.

Excluding the effect of the rationalization charge, income from operations as a percentage of net sales for the plastic container business for the year ended December 31, 2001 was 10.0 percent, as compared to 9.2 percent for 2000. The increase in income from operations as a percentage of net sales for the plastic container business was primarily a result of higher unit volume.

Income from operations for the metal closure business for the year ended December 31, 2001 was $3.3 million, as compared to income from operations of $3.7 million for the prior year. The decrease in income from operations was the result of contributing the metal closure business to the White Cap joint venture on July 1, 2001.

Interest Expense.    Interest expense decreased $10.0 million to $81.2 million for the year ended December 31, 2001, as compared to $91.2 million in 2000. This decrease was principally a result of the benefit of lower interest rates that more than offset the impact of higher average borrowings outstanding, principally due to debt incurred in the fourth quarter of 2000 for the acquisition of RXI.

Income Taxes.    The provision for income taxes for the year ended December 31, 2001 was recorded at an effective tax rate of 39.7 percent ($30.2 million), as compared to 39.1 percent ($25.8 million) for 2000.

Net Income and Earnings per Share.    Before net rationalization charges and the impact of our equity investments, income for the year ended December 31, 2001 was $48.5 million, or $2.69 per diluted share. Income for the year ended December 31, 2000 was $40.1 million, or $2.23 per diluted share, before equity in losses of Packtion and an extraordinary loss related to the early extinguishment of our 13 1/4% Subordinated Debentures. Including net rationalization charges of $9.3 million, or $0.31 per diluted share, equity in losses of Packtion and White Cap of $4.1 million, or $0.23 per diluted share, and the gain on assets contributed to the White Cap joint venture of $4.9 million, or $0.16 per diluted share, net income for the year ended December 31, 2001 was $41.8 million, or $2.31 per diluted share. Including equity in losses of Packtion of $4.6 million, or $0.26 per diluted share, and the extraordinary loss, net of tax, of $4.2 million, or $0.23 per diluted share, net income for the year ended December 31, 2000 was $31.3 million, or $1.74 per diluted share.

Year Ended December 31, 2000 Compared with Year Ended December 31, 1999

Net Sales.    Consolidated net sales decreased $14.6 million, or 0.7 percent, to $1.878 billion for the year ended December 31, 2000, as compared to net sales of $1.892 billion for the prior year. This decrease resulted primarily from lower unit sales of the metal food container and metal closure businesses, which was largely offset by higher net sales of the plastic container business. Excluding incremental sales added by the October 2000 acquisition of RXI, consolidated net sales for 2000 decreased by $41.2 million, or 2.2 percent, from the prior year.

Net sales for the metal food container business were $1.388 billion for the year ended December 31, 2000, a decrease of $52.3 million, or 3.6 percent, from net sales of $1.440 billion for the prior year. This decrease was primarily due to the withdrawal from lower margin sales related to the closure of a West Coast facility at the beginning of 2000 and to lower unit sales principally due to a reduced fruit and vegetable pack in 2000 and generally lower demand from customers.

Net sales for the plastic container business of $399.0 million for the year ended December 31, 2000 increased $48.5 million, or 13.8 percent, from net sales of $350.5 million for 1999. This increase in net sales was principally attributable to higher average sales prices due to the pass through of increased resin costs and to incremental sales added by RXI. Excluding incremental sales added by RXI, net sales for the plastic container business for 2000 increased $21.9 million, or 6.2 percent, from the prior year.

Net sales for the metal closure business were $90.8 million for the year ended December 31, 2000, as compared to $101.6 million for the prior year. The decrease in net sales was primarily due to generally soft demand from customers and to the continued conversion of metal closures to plastic closures.

Cost of Goods Sold.    Cost of goods sold as a percentage of consolidated net sales was 87.8 percent ($1.648 billion) for the year ended December 31, 2000, an increase of 0.2 percentage point as compared to 87.6 percent ($1.657 billion) in 1999. The decline in gross profit margin was attributable to lower margins realized by the plastic container and metal closure businesses as discussed below, and was offset in part by higher margins from the metal food container business.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses as a percentage of consolidated net sales for the year ended December 31, 2000 decreased to 3.8 percent ($72.1 million), as compared to 3.9 percent ($75.0 million) for the prior year. This decrease was primarily a result of the absence in 2000 of costs incurred in 1999 for Year 2000 readiness issues, lower headcount and generally lower spending.

Income from Operations.    Income from operations decreased $3.3 million, or 2.1 percent, to $157.1 million for the year ended December 31, 2000, as compared to income from operations of $160.4 million for the prior year excluding the effect of an aggregate of $36.1 million of rationalization charges recorded in 1999. This decrease was primarily a result of lower operating income of the plastic container business. Including the effect of the rationalization charges, income from operations for the year ended December 31, 1999 was $124.3 million. Income from operations as a percentage of consolidated net sales for the year ended December 31, 2000 was 8.4 percent, as compared to 8.5 percent for 1999 excluding the effect of the rationalization charges recorded in 1999. The slight decline in operating margins was attributable to lower operating margins of the plastic container business, which was largely offset by the improved operating performance of the metal food container business.

Income from operations for the metal food container business for the year ended December 31, 2000 was $120.2 million, a $0.4 million decrease from income from operations, excluding the effect of the rationalization charges recorded in 1999, of $120.6 million for the prior year. Including the effect of the rationalization charges, income from operations for the metal food container business for the year ended December 31, 1999 was $84.5 million. Income from operations as a percentage of net sales for the metal food container business was 8.7 percent for the year ended December 31, 2000, as compared to 8.4 percent in 1999 excluding the effect of the rationalization charges recorded in 1999. The improved operating margins of the metal food container business was principally attributable to benefits realized from an improved sales mix, plant rationalizations and lower selling, general and administrative expenses, and was partially offset by higher energy costs and depreciation expense.

Pursuant to continued efforts to optimize production efficiencies and to withdraw from lower margin business, we decided in the fourth quarter of 1999 to close two West Coast manufacturing facilities of the metal food container business, and accordingly recorded a pre-tax charge to earnings of $11.9 million, which included $7.3 million for the non-cash write-down in carrying value of certain assets. Additionally, in the third quarter of 1999, we recorded a non-cash pre-tax charge to earnings of $24.2 million to reduce the carrying value of certain assets of the metal food container business determined to be surplus or obsolete.

Income from operations for the plastic container business for the year ended December 31, 2000 was $36.9 million, a $3.1 million decrease from income from operations for the prior year. Income from operations as a percentage of net sales for the plastic container business for the year ended December 31, 2000 was 9.2 percent, as compared to 11.4 percent for 1999. The decrease in income from operations as a percentage of net sales for the plastic container business was principally attributable to the effects of increased resin prices which resulted in an increase in net sales but not in income from operations and to lower selling prices relating to the extension of certain long-term contracts.

Income from operations for the metal closure business for the year ended December 31, 2000 of $3.7 million remained essentially even with income from operations for the prior year. Income from operations as a percentage of net sales for the metal closure business increased to 4.1 percent for the year ended December 31, 2000, as compared to 3.6 percent in 1999. The increase in operating margins of the metal closure business was primarily a result of lower selling, general and administrative expenses, partially offset by lower unit sales, operating inefficiencies at two plants and higher energy costs.

Interest Expense.    Interest expense increased $5.1 million to $91.2 million for the year ended December 31, 2000, as compared to $86.1 million in 1999. This increase was principally a result of increased borrowing in the fourth quarter of 2000 to finance the acquisition of RXI and higher interest rates in 2000, and was offset in part by lower average borrowings outstanding during the first nine months of 2000 primarily as a result of the planned inventory reduction by our metal food container business.

Income Taxes.    The provision for income taxes for the year ended December 31, 2000 was recorded at an effective tax rate of 39.1 percent ($25.8 million), as compared to 37.4 percent ($14.3 million) for 1999. The effective tax rate in 2000 increased as compared to 1999 primarily due to the utilization of state tax net operating loss carryforwards in 1999 that were not available in 2000.

Net Income and Earnings per Share.    As a result of the items discussed above, income for the year ended December 31, 2000 was $40.1 million, or $2.23 per diluted share, before losses in our equity investment in Packtion and an extraordinary loss related to the early extinguishment of our 13 1/4% Subordinated Debentures. Income for the year ended December 31, 1999 was $46.6 million, or $2.56 per diluted share, before rationalization charges recorded in 1999. Including our share of losses in our equity investment in Packtion of $4.6 million, or $0.26 per diluted share, and the extraordinary loss, net of tax, of $4.2 million, or $0.23 per diluted share, net income for the year ended December 31, 2000 was $31.3 million, or $1.74 per diluted share. For the year ended December 31, 1999, including rationalization charges of $36.1 million, or $1.24 per diluted share, net income was $23.9 million, or $1.32 per diluted share.

Capital Resources and Liquidity

Our principal sources of liquidity have been net cash from operating activities and borrowings under our revolving loan facilities. Our liquidity requirements arise primarily from our obligations under the indebtedness incurred in connection with our acquisitions and the refinancing of that indebtedness, capital investment in new and existing equipment and the funding of our seasonal working capital needs.

On April 29, 2002, we issued an additional $200 million aggregate principal amount of the old debentures in the private offering. The issuance of the old debentures in the private offering was an add-on issuance under the same indenture for the existing debentures originally issued in June 1997. The terms of the old debentures are identical to the existing debentures issued in June 1997 except that the old debentures are subject to certain transfer restrictions until we complete this exchange offer.

The issue price for the old debentures was 103.0 percent of their principal amount. Net cash proceeds received from this issuance were approximately $202 million, after deducting selling commissions and offering expenses payable by us. The net proceeds from this issuance were used to repay a portion of our revolving loan obligations under our U.S. Credit Agreement.

On June 28, 2002, we completed the refinancing of our U.S. Credit Agreement by entering into our New Credit Agreement. The New Credit Agreement provides us with $100 million of A term loans, $350 million of B term loans and a revolving loan facility of up to $400 million. Under the New Credit Agreement, we may use revolving loans for working capital and other operating needs as well as for acquisitions and other permitted purposes. The A term loans and revolving loan facility mature on June 28, 2008 and the B term loans mature on November 30, 2008. The New Credit Agreement also provides us with an incremental uncommitted term loan facility of up to an additional $275 million which may be used to finance acquisitions and for other permitted purposes.

Under the New Credit Agreement, the interest rate for all loans is either the Eurodollar rate plus a margin or the prime lending rate of Deutsche Bank Trust Company Americas plus a margin. Initially, the margin for the Eurodollar rate loans is two percent and the margin for prime rate loans is one percent. Starting in 2003, the margins are subject to adjustment quarterly based upon financial ratios. Prior to the refinancing, the interest rate for A term loans and revolving loans under our U.S. Credit

Agreement was the Eurodollar rate plus a margin of one percent or the prime lending rate of Deutsche Bank Trust Company Americas, and for B term loans an additional 0.5 percent. As a result of the refinancing of our U.S. Credit Agreement with the New Credit Agreement and the net proceeds from the add-on issuance of the old debentures, we expect that our interest expense will increase during the second half of 2002 as compared to the second half of 2001.

For additional information on our New Credit Agreement, you should read the section titled “Description of Certain Indebtedness” included elsewhere in this prospectus. You should also read Note 7 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2002 included elsewhere in this prospectus.

For the first six months of 2002, we used excess proceeds of $174.7 million from the issuance of the old debentures and the refinancing of the U.S. Credit Agreement, cash balances of $4.7 million and proceeds from stock option issuances of $4.1 million to fund cash used in operations of $112.2 million primarily for our seasonal working capital needs, net capital expenditures of $48.7 million, debt issuance costs of $21.1 million and other repayments of long-term debt of $1.5 million.

For the first six months of 2001, we used net borrowings of revolving loans of $173.1 million under the U.S. Credit Agreement, cash proceeds from White Cap of $32.4 million and proceeds from stock option exercises of $0.3 million to fund cash used by operations of $123.9 million primarily for our seasonal working capital needs, net capital expenditures of $46.4 million, the repayment of $3.2 million of long-term debt and our investment in Packtion of $3.0 million and to increase cash balances by $29.1 million.

In 2001, we used cash generated from operations of $143.0 million, cash proceeds from the White Cap joint venture of $32.4 million, proceeds from asset sales of $3.9 million, cash balances of $2.0 million and proceeds from the exercise of employee stock options of $1.0 million to fund capital expenditures of $93.0 million, repayments of borrowings under our senior secured credit facilities of $86.3 million and our investment in Packtion of $3.0 million.

In 2001, trade accounts receivable, net, decreased $23.4 million to $144.9 million as compared to 2000. This decrease was primarily due to the impact of contributing our metal closure business to the White Cap joint venture and the impact of a few customers delaying payments in 2000 until the beginning of 2001. Inventories decreased $17.1 million to $262.6 million in 2001 as compared to 2000. This decrease was primarily due to the impact of contributing our metal closure business to the White Cap joint venture and the timing of raw material purchases and business requirements. Trade accounts payable decreased $34.3 million to $173.9 million principally due to the timing of payments and raw material purchases.

In 2000, we used net borrowings of revolving loans of $243.7 million ($242.1 million under our U.S. Credit Agreement and $1.6 million under our Canadian Bank Facility), cash generated from operations of $95.1 million, proceeds from asset sales of $1.8 million and proceeds from the exercise of employee stock options of $0.5 million to fund our acquisition of RXI for $124.0 million, capital expenditures of $89.2 million, the redemption of the 13 1/4% Subordinated Debentures for $61.8 million, the repayment of $39.3 million of term loan borrowings under our senior secured credit facilities, the increase in our cash balances of $17.7 million, our investment in Packtion of $7.0 million, repurchases of common stock for $1.1 million and debt financing costs of $1.0 million.

In 2000, trade accounts receivable, net increased $40.2 million to $168.3 million as compared to 1999. This increase was primarily due to a few customers delaying payments until the beginning of 2001 and the acquisition of RXI. Inventories, net increased $30.2 million to $279.7 million in 2000 as compared to 1999. This increase was primarily due to the acquisition of RXI, the timing of raw material purchases and the timing of business requirements for new and existing customers. Trade accounts payable increased $32.7 million to $208.1 million primarily due to the timing of payments and raw material purchases.

In December 2000, we redeemed all of our outstanding 13 1/4% Subordinated Debentures ($56.2 million principal amount) with lower cost revolving loans under our U.S. Credit Agreement. The redemption price for all of the 13 1/4% Subordinated Debentures, including premiums, was $61.8 million. We benefited from this redemption because of the lower interest rate applicable to such indebtedness, despite the slight increase in our indebtedness as a result.

In 1999, we used cash generated from operations of $143.3 million, $2.4 million of cash balances and $0.5 million of cash proceeds from the exercise of employee stock options to repay $44.7 million of borrowings under our senior secured credit facilities, fund net capital expenditures of $84.9 million and repurchase $16.6 million of our common stock.

Because we sell metal containers used in fruit and vegetable pack processing, we have seasonal sales. As is common in the industry, we must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year end. Due to our seasonal requirements, we incur short term indebtedness to finance our working capital requirements.

For 2002, we estimate that we will utilize approximately $190-$200 million of revolving loans under our senior secured credit facilities for our month-end peak seasonal working capital requirements. We may use the available portion of our revolving loan facilities, after taking into account our seasonal needs and outstanding letters of credit, for acquisitions and other permitted uses.

As of June 30, 2002, we had $157.7 million of revolving loans outstanding under the New Credit Agreement which related primarily to seasonal working capital needs. The unused portion of revolving loan commitments under our credit agreements at June 30, 2002, after taking into account outstanding letters of credit, was $229.5 million.

Additionally, our Canadian Bank Facility provided us with term loans ($1.2 million outstanding at June 30, 2002) which are required to be repaid in annual installments through December 31, 2003. As of June 30, 2002, there were no outstanding revolving loans under our Canadian Bank Facility, and after taking into account outstanding letters of credit, the available portion of the revolving loan facility under our Canadian Bank Facility was approximately $4.1 million. You should also read the section titled “Description of Certain Indebtedness” and Note 9 to our Consolidated Financial Statements for the year ended December 31, 2001.

Our board of directors has authorized the repurchase of up to $70 million of our common stock. As of June 30, 2002, we have repurchased 2,708,975 shares of our common stock for an aggregate cost of approximately $61.0 million. The repurchases were financed through revolving loan borrowings under our U.S. Credit Agreement. We intend to finance future repurchases, if any, of our common stock with revolving loan borrowings under our New Credit Agreement.

In addition to our operating cash needs, we believe our cash requirements over the next few years (without taking into account the effect of future acquisitions) will consist primarily of:

•	annual capital expenditures of $80 to $110 million;

•
annual principal amortization payments of bank term loans under our senior secured credit facilities of approximately $1.8 million for the second half of 2002, $21.6 million for 2003 and $20.2 million for each of 2004 and 2005;

•
our interest requirements, including interest on revolving loans (the principal amount of which will vary depending upon seasonal requirements) and bank term loans under our senior secured credit facilities, which bear fluctuating rates of interest, and the debentures; and

•	payments of approximately $20 million for federal, state and foreign tax liabilities to White Cap in 2002, which will increase annually thereafter.

We believe that cash generated from operations and funds from the revolving loans available under our senior secured credit facilities will be sufficient to meet our expected operating needs, planned capital expenditures, debt service and tax obligations for the foreseeable future. We are also continually evaluating and pursuing acquisition opportunities in the consumer goods packaging market and may incur additional indebtedness, including indebtedness under our senior secured credit facilities, to finance any such acquisition.

Our senior secured credit facilities and the indenture with respect to the debentures contain restrictive covenants that, among other things, limit our ability to incur debt, sell assets and engage in certain transactions. We do not expect these limitations to have a material effect on our business or our results of operations. We are in compliance with all financial and operating covenants contained in our financing agreements and believe that we will continue to be in compliance during 2002 with all of these covenants.

Our contractual obligations at December 31, 2001 are provided below, without giving effect to the refinancing of our U.S. Credit Agreement and the issuance of the old debentures in the private offering:

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	Thereafter
Long-term debt	$944.8	$58.0	$403.1	$180.7	$303.0
Minimum rental commitments	94.7	18.6	26.8	18.5	30.8

Total contractual cash obligations	$1,039.5	$76.6	$429.9	$199.2	$333.8

After giving effect to the refinancing of our U.S. Credit Agreement and the issuance of the old debentures in the private offering, our contractual obligations at December 31, 2001 are provided below:

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	Thereafter
Long-term debt	$959.8	$7.2	$61.9	$40.3	$850.4
Minimum rental commitments	94.7	18.6	26.8	18.5	30.8

Total contractual cash obligations	$1,054.5	$25.8	$88.7	$58.8	$881.2

At December 31, 2001, we also had outstanding letters of credit of $16.0 million that were issued under our U.S. Credit Agreement.

Effect of Inflation and Interest Rate Fluctuations

Historically, inflation has not had a material effect on us, other than to increase our cost of borrowing. In general, we have been able to increase the sales prices of our products to reflect any increases in the prices of raw materials.

Because we have indebtedness which bears interest at floating rates, our financial results will be sensitive to changes in prevailing market rates of interest. As of June 30, 2002, we had $1,117.8 million of indebtedness outstanding, of which $433.9 million bore interest at floating rates, taking into account interest rate swap agreements we entered into as of that date to mitigate the effect of interest rate fluctuations. Under these agreements, floating rate interest based on the three month LIBOR rate was exchanged for fixed rates of interest ranging from 3.8 percent to 6.4 percent. The aggregate notional principal amounts of these agreements totals $175 million, with $125 million aggregate notional principal amount maturing in 2003 and $50 million aggregate notional principal amount maturing in 2004. In August 2002, we entered into interest rate swap agreements for a notional principal amount of $200 million. Under these agreements, we will pay a fixed rate of interest ranging from 2.5 percent to 2.7 percent and receive a floating rate of interest based on three month LIBOR. These agreements are effective starting in January 2003 and mature in July 2004. Depending upon market conditions, we may enter into additional interest rate swap or hedge agreements (with counterparties that, in our judgment, have sufficient creditworthiness) to hedge our exposure against interest rate volatility.

Rationalization (Credit) Charges and Acquisition Reserves

During the first quarter of 2002, certain assets of our metal food container business with carrying values that were previously written down were placed back in service. As a result, we recorded a $2.3 million rationalization credit in our Condensed Consolidated Statements of Income, and recorded those assets in our Condensed Consolidated Balance Sheets at their depreciated cost, which approximates fair value. You should also read Note 3 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2002 included elsewhere in this prospectus.

During the fourth quarter of 2001, we approved and announced to employees separate plans to exit our Northtown, Missouri and Kingsburg, California metal food container facilities and to cease operation of our composite container department at our Waukegan, Illinois metal food container facility. These plans included the termination of approximately 80 plant employees, the termination of an operating lease and other plant related exit costs including equipment dismantle costs. These decisions resulted in a fourth quarter pre-tax charge to earnings of $7.0 million. This charge consisted of $4.2 million for the non-cash write-down in carrying value of assets, $1.4 million for employee severance and benefits and $1.4 million for plant exit costs. Through December 31, 2001, excluding the non-cash write-down, a total of $0.1 million has been expended relating to these plans. At December 31, 2001, this reserve had a balance of $2.7 million. Cash payments relating to these plans are expected through 2002.

During the first quarter of 2001, we approved and announced to employees a plan to exit our Fairfield, Ohio plastic container facility. The plan included the termination of approximately 150 plant employees and other related exit costs including equipment dismantle costs and contractual rent obligations. This decision resulted in a first quarter pre-tax charge to earnings of $3.5 million, which consisted of $2.6 million for plant exit costs and $0.9 million for employee severance and benefits. Through December 31, 2001, a total of $1.4 million has been expended relating to this plan. These expenditures consisted of $0.7 million related to employee severance and benefits and $0.7 million for plant exit costs. At December 31, 2001, this reserve had a balance of $2.1 million. Although we have closed the plant, the timing of cash payments is dependent upon the expiration of a lease obligation. Accordingly, cash payments related to closing this facility are expected primarily through 2002.

During the fourth quarter of 1999, we approved and announced to employees separate plans to exit our San Leandro and City of Industry, California metal food container facilities. These plans included the termination of approximately 130 plant employees, termination of two operating leases and other plant related exit costs including equipment dismantle costs and contractual rent obligations. These decisions resulted in a fourth quarter pre-tax charge to earnings of $11.9 million. This charge consisted of $7.3 million for the non-cash write-down in carrying value of assets, $2.2 million for employee severance and benefits and $2.4 million for plant exit costs. Through December 31, 2001, excluding the non-cash write-down, a total of $4.4 million has been expended relating to these plans. These expenditures consisted of $2.2 million related to employee severance and benefits and $2.2 million for plant exit costs.

During the fourth quarter of 2001, certain assets with carrying values that were previously written down as part of this rationalization charge were placed back in service. As a result, we recorded $1.2 million as a credit to rationalization charges, net in our Consolidated Statements of Income, and recorded those assets in our Consolidated Balance Sheets at their depreciated cost, which approximates fair value. At December 31, 2001, this reserve had a balance of $0.2 million. Although we have closed both plants, the timing of cash payments has been dependent upon the resolution of various matters with the lessor of one of the facilities. Accordingly, cash payments related to closing these facilities are expected through 2002.

During 1999, we initiated and concluded a study to evaluate the long-term utilization of all assets of our metal food container business. As a result, during the third quarter of 1999, we determined that certain adjustments were necessary to properly reflect the net realizable values of machinery and equipment which had become surplus or obsolete and recorded a non-cash pre-tax charge to earnings of $24.2 million to reduce the carrying value of those assets.

Acquisition reserves established in connection with our 1998 purchases of CS Can, Clearplass Containers, Inc., or Clearplass, and Winn Packaging Co., or Winn, were recorded pursuant to plans that we began to assess and formulate at the time of the acquisitions and which were finalized in 1999. As a result of these plans, we recorded acquisition reserves totaling $5.4 million, of which $0.5 million related to employee severance and benefits, $4.6 million related to plant exit costs necessary to comply with environmental requirements that existed at the time of the acquisition and to exit the acquired Albia, Iowa and Sheffield, Alabama plastic container manufacturing facilities and $0.3 million related to liabilities incurred in connection with these acquisitions. Through December 31, 2001, a total of $3.5 million has been expended relating to these plans, which consisted of $0.5 million related to employee severance and benefits, $2.9 million for plant exit costs and $0.1 million for the payment of acquisition related liabilities. The timing of cash payments relating to the CS Can activities has been primarily dependent upon obtaining necessary environmental permits and approvals in connection with a consent order with the U.S. Environmental Protection Agency to which we are subject as a result of our acquisition of CS Can. All actions under these plans were completed during the fourth quarter of 2001 at amounts less than previously estimated, and, accordingly, we reversed $1.9 million of acquisition reserves as a reduction to goodwill.

Acquisition reserves established in connection with our purchase of the Food Metal and Specialty Business of American National Can Company, or ANC, in 1995 aggregating approximately $49.5 million were recorded pursuant to plans that we began to assess and formulate at the date of the acquisition and which were finalized in 1996. These reserves consisted of employee severance and benefits costs ($26.1 million) for the termination of approximately 500 plant, selling and administrative employees, plant exit costs ($6.6 million) related to the planned closure of the St. Louis, Missouri plant, the downsizing of the Hoopeston, Illinois and Savage, Minnesota facilities and the restructuring of the St. Paul, Minnesota plant and liabilities incurred in connection with the acquisition ($16.8 million). Through December 31, 2001, a total of $44.0 million has been expended related to these plans, which consisted of $24.6 million for employee severance and benefits, $4.6 million for plant exit costs and $14.8 million for payment of acquisition related liabilities. At December 31, 2001, this reserve had a balance of $5.5 million. Although we have completed our plan, cash payments are expected to continue for pension obligations totaling $1.5 million which are required to be paid pursuant to a labor agreement in place at the time of acquisition, the last in a series of $2.0 million annual contractual payments that began in 1996 and continue through 2002 to resolve a contract dispute that arose in connection with the acquisition and the resolution of various environmental liabilities, estimated at $2.0 million, that existed at the time of the acquisition.

You should also read Note 3 to our Condensed Consolidated Financial Statements for the six months ended June 30, 2002 and Note 3 to our Consolidated Financial Statements for the year ended December 31, 2001, each included elsewhere in this prospectus.

Critical Accounting Policies

Accounting principles generally accepted in the United States require estimates and assumptions that affect the reported amounts in our consolidated financial statements and the accompanying notes. Some of these estimates and assumptions require difficult, subjective and/or complex judgments. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. We believe that our accounting policies for deferred income taxes, pension and postretirement benefits and acquisition and rationalization reserves reflect the more significant judgments and estimates in our consolidated financial statements. You should also read our Consolidated Financial Statements for the year ended December 31, 2001 and the accompanying notes included elsewhere in this prospectus.

At December 31, 2001, we had approximately $39.1 million of deferred tax assets relating to $102.6 million of net operating loss carryforwards, or NOLs, that expire between 2011 and 2021, for which no valuation allowance has been established. We had NOLs of approximately $39.7 million available to offset future consolidated taxable income (excluding CS Can), and CS Can had NOLs of approximately $62.9 million available to offset its future taxable income. We believe that it is more likely than not that these NOLs will be available to reduce future income tax liabilities based on estimated future taxable income, the reversal of temporary differences in future periods and the utilization of tax planning strategies. Current levels of consolidated pre-tax earnings (excluding CS Can) are sufficient to generate the taxable income required to realize our deferred tax assets. Pre-tax earnings levels for CS Can would need to increase from current levels to generate sufficient taxable income to realize its deferred tax assets. We would reduce our deferred tax assets by a valuation allowance if it became more likely than not that a portion of these NOLs would not be utilized. If a valuation allowance were established, additional expense would be recorded within the provision for income taxes in our Consolidated Statements of Income in the period that the determination was made. This process requires the use of significant judgment and estimates.

Our pension and postretirement benefit costs and liabilities are developed from actuarial valuations. Inherent in these valuations are assumptions, including the discount rate, expected return on plan assets, rate of compensation increase and health care cost trend rate. In making these assumptions, we consider current market conditions, including changes in interest rates. Changes in assumptions could have a significant effect on related pension and postretirement benefit costs and liabilities in the future.

Historically, we have maintained a strategy of acquiring businesses and enhancing profitability through productivity and cost reduction opportunities. Acquisitions require us to estimate the fair value of the assets acquired and liabilities assumed in the transactions. These estimates of fair value are based on our business plans for the acquired entities, which includes eliminating operating redundancies, facility closings and rationalizations and assumptions as to the ultimate resolution of liabilities assumed. We also continually evaluate the operating performance of our existing facilities and our business requirements and, when deemed appropriate, we exit or rationalize existing operating facilities. Establishing reserves for acquisition plans and facility rationalizations requires the use of estimates. Although we believe that these estimates accurately reflect the costs of these plans, actual costs incurred may differ from these estimates.

New Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force, or EITF, Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including

Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date an entity committed to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS No. 64, “Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS No. 145 also rescinds SFAS No. 44 and amends SFAS No. 13 and other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. In accordance with SFAS No. 145, certain gains or losses on extinguishment of debt that were classified as extraordinary items in prior periods are required to be reclassified. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 and SFAS No. 64 are effective for us on January 1, 2003, and all other provisions are effective for transactions occurring after May 15, 2002. We are currently evaluating the impact of this standard.

Effective January 1, 2002, we adopted SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangibles.” SFAS No. 141 revises the accounting treatment for business combinations to require the use of purchase accounting and prohibit the use of the pooling-of-interests method for business combinations initiated after June 30, 2001. SFAS No. 142 revises the accounting for goodwill to eliminate amortization of goodwill on transactions consummated after June 30, 2001 and of all other goodwill as of January 1, 2002. Other intangible assets will continue to be amortized over their useful lives. SFAS No. 142 also requires goodwill and other intangibles to be assessed for impairment each year and more frequently if circumstances indicate a possible impairment. SFAS No. 142 requires that an initial transitional impairment test be performed within six months of the date of adoption. During the second quarter of 2002, we completed the initial impairment test as of January 1, 2002, and no impairment was noted.

Effective January 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board, or APB, No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and expands the scope of a discontinued operation to include a component of an entity. The adoption of SFAS No. 144 on January 1, 2002 did not impact our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market risks relating to our operations result primarily from changes in interest rates. In the normal course of business, we also have limited foreign currency risk associated with our Canadian operations and risk related to commodity price changes for items such as natural gas. We employ established policies and procedures to manage our exposure to these risks. Interest rate, foreign currency and commodity pricing transactions are used only to the extent considered necessary to meet our objectives. We do not utilize derivative financial instruments for trading or other speculative purposes.

Interest Rate Risk

Our interest rate risk management objective is to limit the impact of interest rate changes on our net income and cash flow and to lower our overall borrowing cost. To achieve our objectives, we regularly evaluate the amount of our variable rate debt as a percentage of our aggregate debt. We manage our exposure to interest rate fluctuations in our variable rate debt through interest rate swap agreements. These agreements effectively convert interest rate exposure from variable rates to fixed rates of interest. We have entered into these agreements primarily with banks under our New Credit Agreement, and our obligations under these agreements are guaranteed and secured on a pari passu basis with our obligations under our New Credit Agreement. You should also read Notes 9 and 10 to our Consolidated Financial Statements for the year ended December 31, 2001, included elsewhere in this prospectus which outline the principal amounts, interest rates, fair values and other terms required to evaluate the expected cash flows from these agreements.

Based on the average outstanding amount of our variable rate indebtedness in 2001, a one percentage point change in the interest rates for our variable rate indebtedness would have impacted 2001 interest expense by an aggregate of approximately $6.4 million, after taking into account the average outstanding notional amount of our interest rate swap agreements during 2001.

In August 2002, we entered into interest rate swap agreements for a notional principal amount of $200 million. Under these agreements, we will pay a fixed rate of interest ranging from 2.5 percent to 2.7 percent and receive a floating rate of interest based on three month LIBOR. These agreements are effective starting in January 2003 and mature in July 2004.

Foreign Currency Exchange Rate Risk

We do not conduct a significant portion of our manufacturing or sales activity in foreign markets. Presently, our only foreign activities are conducted in Canada. When the U.S. dollar strengthens against such foreign currencies, the reported U.S. dollar value of local currency operating profits generally decreases; when the U.S. dollar weakens against such foreign currencies, the reported U.S. dollar value of local currency operating profits generally increases. Since we do not have significant foreign operations, we do not believe it is necessary to enter into any derivative financial instruments to reduce our exposure to foreign currency exchange rate risk.

Because our Canadian subsidiary operates within its local economic environment, we believe it is appropriate to finance such operation with local currency borrowings. In determining the amount of such borrowings, we evaluate the operation’s short and long-term business plans, tax implications, and the availability of borrowings with acceptable interest rates and terms. This strategy mitigates the risk of reported losses or gains in the event that the Canadian currency strengthens or weakens against the U.S. dollar. Furthermore, our Canadian operating profit is used to repay its local borrowings or is reinvested in Canada, and is not expected to be remitted to us or invested elsewhere. As a result, it is not necessary for us to mitigate the economic effects of currency rate fluctuations on our Canadian earnings.

Commodity Pricing Risk

We purchase commodities for our products such as metal and resins. These commodities are generally purchased pursuant to contracts or at market prices established with the vendor. In general, we do not engage in hedging activities for these commodities due to our ability to pass on price changes to our customers.

We also purchase other commodities, such as natural gas and electricity, and are subject to risks on the pricing of these commodities. In general, we purchase these commodities pursuant to contracts or at market prices. We manage a significant portion of our exposure to natural gas price fluctuations through natural gas swap agreements. These agreements effectively convert pricing exposure for natural gas from market pricing to a fixed price. You should also read Note 10 to our Consolidated Financial Statements for the year ended December 31, 2001 included elsewhere in this prospectus which outlines the terms necessary to evaluate these transactions.

OUR BUSINESS

General

We are a leading North American manufacturer of metal and plastic consumer goods packaging products. We had consolidated net sales of $1.941 billion in 2001. Our products are used for a wide variety of end markets and we have 59 manufacturing plants throughout North America. Our product lines include:

•	steel and aluminum containers for human and pet food; and

•
custom designed plastic containers and closures for personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical products.

We are the largest manufacturer of metal food containers in North America, with a unit volume market share in the United States of approximately 47 percent in 2001. Our leadership in this market is driven by our high levels of quality, service and technological support, low cost producer position, strong long-term customer relationships and our proximity to customers through our widespread geographic presence. We are also a leading manufacturer of plastic containers in North America for personal care products. Our success in the plastic packaging market is largely due to our demonstrated ability to provide high levels of quality, service and technological support, our value-added design-focused products and our extensive geographic presence. We produce plastic containers from a full range of resin materials and offer a comprehensive array of molding and decorating capabilities.

Our customer base includes some of the world’s best-known branded consumer products companies. Our philosophy has been to develop long-term customer relationships by acting in partnership with our customers by providing reliable quality, service and technological support and utilizing our low cost producer position. The strength of our customer relationships is evidenced by our large number of long-term supply contracts, our high retention of customers’ business and our continued recognition from customers, as demonstrated by the many quality and service awards we have received. We estimate that in 2002 approximately 85 percent of our projected metal food container sales and more than a majority of our projected plastic container sales will be under long-term supply arrangements.

Our objective is to efficiently deploy our capital and management resources to grow our business and reduce costs in our existing operations and to make acquisitions at attractive cash flow multiples. We believe we will accomplish this goal because of our leading market positions and management expertise in acquiring, financing, integrating and efficiently operating consumer goods packaging businesses.

We were founded in 1987 by our Co-Chief Executive Officers, R. Philip Silver and D. Greg Horrigan, former members of senior management of the packaging operations of Continental Group Inc., or Continental Can, which in the mid-1980’s was one of the largest packaging companies in the world. Our senior management has on average 24 years of experience in the packaging industry. Mr. Silver and Mr. Horrigan have approximately a 39 percent ownership interest in Silgan Holdings. Management’s large ownership interest in Silgan Holdings fosters an entrepreneurial management style.

Our History

Since our inception in 1987, we have acquired seventeen businesses, including most recently RXI in October 2000. As a result of the benefits of these acquisitions and organic growth, we have increased our overall share of the U.S. metal food container market from approximately 10 percent in 1987 to approximately 47 percent in 2001. Our plastic container and closure business has also improved its market position since 1987, with sales increasing more than fivefold to $493.6 million in 2001. The following chart shows our acquisitions since our inception:

Acquired Business	Year	Products
Nestlé’s metal container manufacturing division	1987	Metal food containers
Monsanto Company’s plastic container business	1987	Plastic containers
Fort Madison Can Company of Dial	1988	Metal food containers
Seaboard Carton Division of Nestlé	1988	Paperboard containers
Aim Packaging, Inc.	1989	Plastic containers
Fortune Plastics Inc.	1989	Plastic containers
Express Plastic Containers Limited	1989	Plastic containers
Amoco Container Company	1989	Plastic containers
Del Monte’s U.S. can manufacturing operations	1993	Metal food containers
Food Metal and Specialty business of ANC	1995	Metal food containers, steel closures and Omni plastic containers
Finger Lakes Packaging Company, Inc., a subsidiary of Agrilink	1996	Metal food containers
Alcoa Inc.’s North American aluminum roll-on closure business	1997	Aluminum roll-on closures
Rexam plc’s North American plastic container business	1997	Plastic containers and closures
Winn	1998	Plastic containers
Campbell’s steel container manufacturing business	1998	Metal food containers
Clearplass	1998	Plastic containers
RXI	2000	Plastic containers and plastic closures, caps, sifters and fitments

Our Strategy

We intend to enhance our position as a leading supplier of consumer goods packaging products by continuing to aggressively pursue a strategy designed to achieve future growth by focusing on the following key elements:

Expand Through Acquisitions at Attractive Cash Flow Multiples and Through Internal Growth

We intend to continue to increase our market share in our current business lines through acquisitions and internal growth. We use a disciplined approach to acquire businesses at attractive cash flow multiples. As a result, we expect to continue to expand and diversify our customer base, geographic presence and product lines. This strategy has enabled us to rapidly increase our net sales and income from operations before rationalization and stock option charges, which have grown at a compound annual growth rate of 12.3 percent and 11.6 percent, respectively, since 1994.

During the past fourteen years, the metal food container market has experienced significant consolidation primarily due to the desire by food processors to reduce costs and focus resources on their core operations. Our acquisitions of the metal food container manufacturing operations of Nestlé, Dial, Del Monte, Agrilink, and Campbell, reflect this trend. We estimate that approximately 11 percent of the market for metal food containers is still served by self-manufacturers.

We have improved our market position for our plastic container and closure business since 1987, with sales increasing more than fivefold to $493.6 million in 2001. We achieved this improvement primarily through strategic acquisitions, including most recently RXI, as well as through internal growth. The plastic container and closure business of the consumer goods packaging industry is highly fragmented, and we intend to pursue further consolidation opportunities in this market. We also believe that we can successfully apply our acquisition and operating expertise to new markets of the consumer goods packaging industry. For example, with the acquisition of RXI we expanded our business into plastic closures, caps, sifters and fitments and thermoformed plastic tubs. We expect to continue to generate internal growth in our plastic container and closure business. For example, we intend to aggressively market our plastic closures to existing customers of our plastic container business. Additionally, we intend to continue to expand our customer base in the markets that we serve, such as the personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical markets.

Enhance Profitability of Acquired Companies Through Productivity Improvements and Cost Reductions

We intend to continue to enhance profitability through productivity and cost reduction opportunities from acquired businesses. The additional sales and production capacity provided through acquisitions have enabled us to rationalize plant operations and decrease overhead costs through plant closings and downsizings. In addition, we expect that our acquisitions will continue to enable us to realize manufacturing efficiencies as a result of optimizing production scheduling and minimizing product transportation costs. We expect to continue to benefit from our economies of scale and from the elimination of redundant selling and administrative functions. In addition to the benefits realized through the integration of acquired businesses, we have improved the operating performance of our plant facilities by making capital investments for productivity improvements and manufacturing cost reductions.

Supply “Best Value” Packaging Products With High Levels of Quality, Service and Technological Support

Since our inception we have been, and intend to continue to be, devoted to consistently supplying our products with the combination of quality, price and service that our customers consider to be “best value.” Within our metal food container business, we focus on providing high quality and high levels of service and utilizing our low cost producer position. We also offer value added features for our metal food containers such as easy-open ends. Within our plastic container and closure business, we provide high levels of quality and service and focus on value added, custom designed plastic containers to meet changing product and packaging demands of brand owners. Furthermore, with the acquisition of RXI, we believe that we are one of the few plastic container packaging businesses that can custom design and manufacture both plastic containers and plastic closures. We will continue to supply customized products that can be delivered quickly to our customers with superior levels of design, development and technology support.

Maintain Low Cost Producer Position

We will continue pursuing opportunities to strengthen our low cost position in the metal food container and plastic container segments by:

•	maintaining a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of total net sales;

•	achieving and maintaining our economies of scale;

•	investing in new technologies to increase manufacturing and production efficiency;

•	rationalizing our existing plant structure; and

•	serving our customers from our strategically located plants.

Through our facilities dedicated to our metal food container products, we believe that we provide the most comprehensive equipment capabilities in the industry. Through our facilities dedicated to our plastic container and closure products, we have the capacity to manufacture customized products across the entire spectrum of resin materials, decorating techniques and molding processes required by our customers. We intend to leverage our manufacturing, design, and engineering capabilities to continue to create cost-effective manufacturing systems that will drive our improvements in product quality, operating efficiency and customer support.

Utilize Leverage to Support Growth

Our financial strategy is to use leverage to support our growth. Our stable and predictable cash flow, generated largely as a result of our long-term customer relationships and generally recession resistant business, supports our financial strategy. We intend to continue using leverage, supported by our stable cash flows, to make value-enhancing acquisitions. In the absence of attractive acquisition opportunities, we intend to use our free cash flow to repay indebtedness or for other permitted purposes. In 2001, for example, we did not complete any acquisitions, and we reduced our total debt by $86.3 million as compared to 2000. Similarly, in 1999, we did not complete any acquisitions, and we reduced our total debt by $44.7 million despite, among other things, the incurrence of $16.6 million of debt for common stock repurchases.

Business Segments

We are a holding company that conducts our business through two wholly owned operating subsidiaries, Silgan Containers and Silgan Plastics. Silgan Containers includes the metal food container operations and Silgan Plastics includes the plastic container and closure operations.

Metal Food Containers—72 percent of our total net sales in 2001

We are the largest manufacturer of metal food containers in North America, with a unit volume market share in the United States of 47 percent in 2001. Our metal food container business is engaged in the manufacture and sale of steel and aluminum containers that are used primarily by processors and packagers for food products, such as metal containers for soup, vegetables, fruit, meat, tomato based products, coffee, seafood, adult nutritional drinks, pet food and other miscellaneous food products. For 2001, our metal food container business had net sales of $1.401 billion (approximately 72 percent of our total net sales) and income from operations before net rationalization charges of $114.2 million (approximately 68 percent of our total income from operations before net rationalization charges). For the six months ended June 30, 2002, our metal food container business had net sales of $627.0 million. Since 1994, our metal food container business has realized compound annual unit sales growth of approximately 10 percent. We estimate that approximately 85 percent of our projected metal food container sales in 2002 will be pursuant to long-term supply arrangements.

Although metal containers face competition from plastic, paper, glass and composite containers, we believe metal containers are superior to plastic and paper containers in applications where the contents are processed at high temperatures, where the contents are packaged in larger consumer or institutional quantities (8 to 64 oz.) or where the long-term storage of the product is desirable while maintaining the product’s quality. We also believe that metal containers are generally more desirable than glass containers because metal containers are more durable and less costly to transport.

Plastic Containers—26 percent of our total net sales in 2001

We are one of the leading manufacturers of custom designed high density polyethylene, or HDPE, and polyethylene terephthalate, or PET, containers for the personal care market in North America. We produce plastic containers from a full range of resin materials and offer a comprehensive array of molding and decorating capabilities. Approximately 60 percent of Silgan Plastics’ sales in 2001 were to the personal care and health care markets. For 2001, Silgan Plastics had net sales of $493.6 million (approximately 26 percent of our total net sales) and income from operations before rationalization charges of $49.5 million (approximately 30 percent of our total income from operations before net rationalization charges). For the six months ended June 30, 2002, our plastic container business had net sales of $253.5 million. Since 1987, we have improved our market position for our plastic container and closure business, with sales increasing more than fivefold.

We manufacture custom designed and stock HDPE containers for: personal care and health care products, including containers for shampoos, conditioners, hand creams, lotions, cosmetics and toiletries; household and industrial chemical products, including containers for scouring cleaners, cleaning agents and lawn and garden chemicals; and pharmaceutical products, including containers for tablets, antacids and eye cleaning solutions. We also manufacture custom designed and stock PET containers for mouthwash, respiratory and gastrointestinal products, liquid soap, skin care lotions, peanut butter, salad dressings, condiments, premium bottled water and liquor. As a result of our acquisition of RXI, we manufacture plastic containers, closures, caps, sifters and fitments for food, household and pet care products, including salad dressings, peanut butter, spices, liquid margarine, powdered drink mixes, arts and crafts supplies and kitty litter, as well as thermoformed plastic tubs for personal care and household products, including soft fabric wipes. Additionally, we manufacture our licensed Omni plastic container (a multi-layer microwaveable and retortable plastic bowl) for food products and our proprietary Polystar easy-open plastic end which we market with our Omni plastic container as an all-plastic microwaveable package.

Our leading position in the plastic container market is largely driven by our rapid response to our customers’ design, development and technology support needs. Our value-added, diverse product line is the result of our ability to produce plastic containers from a full range of resin materials using a broad array of manufacturing, molding and decorating capabilities. We benefit from our unique scale and nationwide presence, as significant consolidation is occurring in many of our customers’ markets. Through these capabilities, we are well-positioned to serve our personal care market customers, who demand customized solutions as they continue to seek innovative means to differentiate their products in the marketplace using packaging.

Metal Closures—2 percent of our total net sales in 2001

Historically, we have reported a third business segment, specialty packaging, in our results of operations. We manufactured and sold in our specialty packaging business steel closures for glass and plastic containers, aluminum roll-on closures for glass and plastic containers, our licensed Omni plastic container, our proprietary Polystar easy-open plastic end and paperboard containers, all for use in the food and beverage industries.

On July 1, 2001, we formed a joint venture company with Schmalbach-Lubeca AG (whose interest in the joint venture was recently purchased by Amcor, Ltd.) that supplies an extensive range of metal and plastic closures to the food and beverage industries in North America. The joint venture operates under the name Amcor White Cap, LLC. We contributed to the venture certain metal closure assets and liabilities, including our manufacturing plants in Evansville and Richmond, Indiana, in return for a 35 percent interest in the joint venture and $32.4 million of cash proceeds from the joint venture.

As a result of this transaction we no longer report the financial results of our remaining specialty packaging business as a separate business segment. We report the results of our Omni plastic container and Polystar easy-open plastic end businesses with our plastic container business and the results of our paperboard container business with our metal food container business. We also report the historical results of our metal closure business separately. We have restated prior year amounts to conform to this presentation.

Manufacturing and Production

As is the practice in the industry, most of our customers provide us with quarterly or annual estimates of products and quantities pursuant to which periodic commitments are given. These estimates enable us to effectively manage production and control working capital requirements. We schedule our production to meet customers’ requirements. Because the production time for our products is short, the backlog of customer orders in relation to our sales is not material. As of September 1, 2002, we operated 59 manufacturing facilities, geographically dispersed throughout the United States and Canada, that serve the distribution needs of our customers.

Metal Food Container Business

The manufacturing operations of our metal food container business include cutting, coating, lithographing, fabricating, assembling and packaging finished cans. We use three basic processes to produce cans. The traditional three-piece method requires three pieces of flat metal to form a cylindrical body with a welded side seam, a bottom and a top. High integrity of the side seam is assured by the use of sophisticated electronic weld monitors and organic coatings that are thermally cured by induction and convection processes. The other two methods of producing cans start by forming a shallow cup that is then formed into the desired height using either the draw and iron process or the draw and redraw process. Using the draw and redraw process, we manufacture steel and aluminum two-piece cans, the height of which generally does not exceed the diameter. For cans the height of which is greater than the diameter, we manufacture steel two-piece cans by using a drawing and ironing process. Quality and stackability of these cans are comparable to that of the shallow two-piece cans described above. We manufacture can bodies and ends from thin, high-strength aluminum alloys and steels by utilizing proprietary tool and die designs and selected can making equipment.

Plastic Container Business

We utilize two basic processes to produce plastic containers. In the extrusion blowmolding process, pellets of plastic resin are heated and extruded into a tube of plastic. A two-piece metal mold is then closed around the plastic tube and high pressure air is blown into it causing a bottle to form in the mold’s shape. In the injection and injection stretch blowmolding processes, pellets of plastic resin are heated and injected into a mold, forming a plastic preform. The plastic preform is then blown into a bottle-shaped metal mold, creating a plastic bottle.

We also manufacture plastic closures, caps, sifters and fitments using runnerless injection molding technology. In this process, pellets of plastic resin are melted and forced under pressure into a mold, where they take the mold’s shape. Our thermoformed plastic tubs are manufactured by melting pellets of plastic resin into a plastic sheet. The plastic sheets are then stamped by hot molds to form plastic tubs. Our Omni plastic containers are manufactured using a plastic injection blowmolding process where dissimilar pellets of plastic are heated and co-injected in a proprietary process to form a five-layer preform, which is immediately transferred to a blowmold for final shaping. We designed the equipment for this manufacturing process, and the equipment utilizes a variety of proprietary processes to make rigid plastic containers capable of holding processed foods for extended shelf lives. We manufacture Omni plastic containers pursuant to a royalty-free, perpetual license with ANC which was entered into at the time of our acquisition of the Food Metal and Specialty business of ANC.

We have state-of-the-art decorating equipment, including several of the largest sophisticated decorating facilities in the country. Our decorating methods for plastic containers are in-mold labeling, which applies a plastic film label to the bottle during the blowing process, and post-mold decoration. Post-mold decoration includes:

•	silk screen decoration which enables the applications of images in multiple colors to the bottle;

•	pressure sensitive decoration which uses a plastic film or paper label with an adhesive;

•	heat transfer decoration which uses a plastic coated label applied by heat; and

•	hot stamping decoration which transfers images from a die using metallic foils.

Raw Materials

We do not believe that we are materially dependent upon any single supplier for any of our raw materials, and, based upon the existing arrangements with suppliers, our current and anticipated requirements and market conditions, we believe that we have made adequate provisions for acquiring raw materials. Increases in the prices of raw materials have generally been passed along to our customers in accordance with our long-term supply arrangements and otherwise.

Metal Food Container Business

We use tin plated and chromium plated steel, aluminum, copper wire, organic coatings, lining compound and inks in the manufacture and decoration of our metal food container products. Our material requirements are supplied through contracts and purchase orders with suppliers with whom we have long-term relationships. If our suppliers fail to deliver under their arrangements, we would be forced to purchase raw materials on the open market, and no assurances can be given that we would be able to make the purchases at comparable prices or terms. We believe that we will be able to purchase sufficient quantities of steel and aluminum can sheet for the foreseeable future.

Plastic Container Business

The raw materials we use in our plastic container and closure business are primarily resins in pellet form such as virgin HDPE, virgin PET, recycled HDPE, recycled PET, polypropylene and, to a lesser extent, polystyrene, low density polyethylene, polyethylene terephthalate glycol, polyvinyl chloride and medium density polyethylene. Our resin requirements are acquired through multi-year arrangements for specific quantities of resins with several major suppliers of resins. The price that we pay for resin raw materials is not fixed and is subject to market pricing. We believe that we will be able to purchase sufficient quantities of resins for the foreseeable future.

Sales and Marketing

Our philosophy has been to develop long-term customer relationships by acting in partnership with our customers, providing reliable quality and service. We market our products in most areas of North America primarily by a direct sales force and for our plastic container business, in part, through a network of distributors. Because of the high cost of transporting empty containers, our metal food and plastic container businesses generally sell to customers within a 300 mile radius of their manufacturing plants.

In 2001, 2000, and 1999, approximately 11 percent, 12 percent, and 12 percent, respectively, of our sales were to Nestlé; approximately 10 percent, 11 percent, and 11 percent, respectively, of our sales were to Del Monte; and approximately 12 percent, 11 percent and 11 percent, respectively, of our sales were to Campbell. No other customer accounted for more than 10 percent of our total sales during those years.

Metal Food Container Business

We are the largest manufacturer of metal food containers in North America, with a unit sale market share in 2001 in the United States of approximately 47 percent. Our largest customers for this segment include Nestlé, Del Monte, Campbell, Hormel Foods Corp., or Hormel, Kraft Foods Inc., or Kraft, ConAgra Foods Inc., Unilever, N.V., General Mills, Inc., Dial and Agrilink.

We have entered into multi-year supply arrangements with many of our customers, including Nestlé, Del Monte, Campbell and several other major food producers. We estimate that approximately 85 percent of our projected metal food container sales in 2002 will be pursuant to multi-year supply arrangements. Historically, we have been successful in continuing these multi-year supply arrangements with our customers.

Since our inception in 1987, we have supplied Nestlé with substantially all of its U.S. metal container requirements. In 2001, our total sales of metal containers to Nestlé were $218.4 million.

We currently have three supply agreements with Nestlé under which we supply Nestlé with a large majority of its U.S. metal container requirements (representing approximately 8.4 percent of our total 2001 sales and, together with additional sales to Nestlé under purchase orders, approximately 11.2 percent of our total 2001 sales). The terms of the Nestlé agreements were extended in 2000 for an additional seven years through 2008 for approximately half of the metal container sales under the Nestlé agreements, in return for certain price reductions for metal containers that began in 2001. These price reductions did not materially affect our financial condition or results of operations. The terms of the Nestlé agreements for the remaining metal containers currently supplied thereunder continue through 2004.

The Nestlé agreements provide for certain prices and specify that those prices will be increased or decreased based upon cost change formulas. These agreements contain provisions that require us to maintain levels of product quality, service and delivery in order to retain the business. In the event we breach any one of the agreements, Nestlé may terminate the agreement but the other Nestlé agreements would remain in effect.

Under limited circumstances, Nestlé may provide to us a competitive bid for metal containers sales under these agreements. We have the right to retain the business subject to the terms of the bid. In the event we choose not to match the bid, the Nestlé agreements will terminate only with respect to the metal containers which are the subject of the bid.

In connection with our acquisition of Del Monte’s U.S. metal container manufacturing operations in December 1993, we entered into a supply agreement with Del Monte. Del Monte has agreed to purchase from us substantially all of its annual requirements for metal containers to be used for the packaging of food and beverages in the United States. The term of the Del Monte agreement continues until December 21, 2006. In 2001, our sales of metal containers to Del Monte amounted to $195.4 million.

The Del Monte agreement provides certain prices for our metal containers and specifies that those prices will be increased or decreased based upon specified cost change formulas. Del Monte may, under certain circumstances, receive proposals from independent commercial can manufacturers for the supply of containers of a type and quality similar to the metal containers that we furnish to Del Monte. The proposals must be for the remainder of the term of the Del Monte agreement and for 100 percent of the annual volume of containers at one or more of Del Monte’s processing facilities. We have the right to retain the business subject to the terms and conditions of the competitive proposal. In addition, during the term of our agreement, Del Monte is not permitted to purchase pursuant to the proposals more than 50 percent of its metal containers from any other suppliers.

In connection with our June 1998 acquisition of CS Can, we entered into a ten-year supply agreement with Campbell. Campbell has agreed to purchase from us substantially all of its steel container requirements to be used for the packaging of foods and beverages in the United States. In 2001, our sales of metal containers to Campbell were $236.4 million.

The Campbell agreement provides certain prices for containers supplied by us to Campbell and specifies that those prices will be increased or decreased based upon specified cost change formulas. The Campbell agreement permits Campbell, beginning in June 2003, to receive proposals from independent commercial can manufacturers for the supply of containers of a type and quality similar to the metal containers that we supply to Campbell. The proposals must be for the remainder of the term of the Campbell agreement and for 100 percent of the annual volume of containers at one or more of Campbell’s food processing plants. We have the right to retain the business subject to the terms and conditions of the competitive proposal. Upon any material breach by us, Campbell has the right to terminate this agreement. In addition, Campbell has the right, at the end of the term of the Campbell agreement or upon the occurrence of specified material defaults under other agreements with Campbell, to purchase from us the assets used to manufacture containers for Campbell. These assets are located at the facilities we lease from Campbell. The purchase price for the assets would be determined at the time of purchase in accordance with an agreed upon formula that is based upon the net book value of the assets.

Plastic Container Business

We are one of the leading manufacturers of custom designed and stock HDPE and PET containers sold in North America. We market our plastic containers and closures in most areas of North America through a direct sales force, through a large network of distributors and, more recently, through e-commerce.

We are a leading manufacturer of plastic containers in North America for personal care products. Approximately 60 percent of our plastic containers are sold for personal care and health care products, such as hair care, skin care and oral care, and pharmaceutical products. Our largest customers in these product segments include Unilever Home and Personal Care North America (a unit of Unilever, N.V.), Pfizer Inc., The Procter & Gamble Company, L’Oréal Retail Division of Cosmair, Inc., Avon Products Inc., Alberto Culver USA, Inc. and Johnson & Johnson.

We also manufacture plastic containers for food and beverage, pet care and household and industrial chemical products. Customers in these product segments include The Procter & Gamble Company, Kraft, Nestlé’s Purina Pet Care, The Clorox Company and S.C. Johnson & Sons, Inc. In addition, we manufacture plastic closures, caps, sifters and fitments for food, household and pet care products, as well as thermoformed plastic tubs for personal care and household products and Omni plastic bowls for microwaveable prepared foods. Customers in these product segments include Lipton (a unit of Unilever Home and Personal Care North America), The Kroger Company, McCormick & Co., Nice-Pak Products, Inc., Nestlé’s Purina Pet Care, Campbell and Hormel.

We have arrangements to sell some of our plastic containers and closures to distributors, who in turn resell those products primarily to regional customers. Plastic containers sold to distributors are manufactured by using generic and custom molds with decoration added to meet the end users’ requirements. The distributors’ warehouses and their sales personnel enable us to market and inventory a wide range of such products to a variety of customers.

We have written purchase orders or contracts for the supply of containers with the majority of our customers. In general, these purchase orders and contracts are for containers made from proprietary molds and are for a duration of one to seven years.

Competition

The packaging industry is highly competitive. We compete in this industry with other packaging manufacturers as well as fillers, food processors and packers who manufacture containers for their own use and for sale to others. We attempt to compete effectively through the quality of our products, competitive pricing and our ability to meet customer requirements for delivery, performance and technical assistance.

Because of the high cost of transporting empty containers, our metal food and our plastic container businesses generally sell to customers within a 300 mile radius of our manufacturing plants. Strategically located existing plants give us an advantage over competitors from other areas, but we could be disadvantaged by the relocation of a major customer.

Metal Food Container Business

Of the commercial metal food container manufacturers, Crown Cork and Seal Company, Inc. and Ball Corporation are our most significant national competitors. As an alternative to purchasing containers from commercial can manufacturers, customers have the ability to invest in equipment to self-manufacture their containers.

Although metal containers face competition from plastic, paper, glass and composite containers, we believe that metal containers are superior to plastic and paper containers in applications, where the contents are processed at high temperatures where the contents are packaged in larger consumer or institutional quantities (8 to 64 oz.) or where long-term storage of the product is desirable while maintaining the product’s quality. We also believe that metal containers are more desirable generally than glass containers because metal containers are more durable and less costly to transport.

Plastic Container Business

Our plastic container and closure business competes with a number of large national producers of plastic containers and closures for personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical products. These competitors include Owens-Illinois, Inc., Crown Cork and Seal Company, Inc., Plastipak Packaging Inc., Consolidated Container Company LLC and Rexam plc. To compete effectively in the constantly changing market for plastic containers and closures, we must remain current with, and to some extent anticipate, innovations in resin composition and applications and changes in the technology for the manufacturing of plastic containers and closures.

Employees

As of December 31, 2001, we employed approximately 1,400 salaried and 6,000 hourly employees on a full-time basis. Approximately 49 percent of our hourly plant employees as of that date were represented by a variety of unions. In addition, as of December 31, 2001, in connection with our acquisition of Campbell’s steel container manufacturing business, Campbell provided us with approximately 20 salaried and 200 hourly employees on a full-time basis at one of the facilities that we lease from Campbell.

Our labor contracts expire at various times between 2002 and 2005. As of December 31, 2001, contracts covering approximately 6 percent of our hourly employees will expire during 2002. We expect no significant changes in our relations with these unions. We believe that we have a good relationship with our employees.

Regulation

We are subject to federal, state and local environmental laws and regulations. In general, these laws and regulations limit the discharge of pollutants into the environment and establish standards for the treatment, storage, and disposal of solid and hazardous waste. We believe that all of our facilities are either in compliance in all material respects with all presently applicable environmental laws and regulations or are operating in accordance with appropriate variances, delayed compliance orders or similar arrangements.

In addition to costs associated with regulatory compliance, we may be held liable for alleged environmental damage associated with the past disposal of hazardous substances. Those that generate hazardous substances that are disposed of at sites at which environmental problems are alleged to exist, as well as the owners of those sites and other classes of persons, are subject to claims under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, regardless of fault or the legality of the original disposal. CERCLA and many similar state statutes may hold a responsible party liable for the entire cleanup cost at a particular site even though that party may not have caused the entire problem. Other state statutes may impose proportionate rather than joint and several liability. The federal Environmental Protection Agency or a state agency may also issue orders requiring responsible parties to undertake removal or remedial actions at sites.

We are also subject to the Occupational Safety and Health Act and other laws regulating noise exposure levels and other safety and health concerns in the production areas of our plants.

On June 18, 2001, we received a fine from the Jefferson County, Alabama Department of Health for $2.3 million for alleged air violations at our Tarrant City, Alabama leased facility. The alleged violations stem from activities occurring during the facility’s ownership by a predecessor owner, which we discovered and voluntarily disclosed to the Jefferson County agency last year. Initial review of the fine indicates that most of it is related to our alleged “economic benefit” for operating certain equipment without upgraded control devices that the former owner should have installed. Based on the discovery of these alleged violations, we filed an indemnity claim against the former owner seeking to offset any costs or penalties we incur. We are reviewing this matter with Jefferson County, as well as all of our legal options. We do not expect to incur any material liability in excess of the indemnification available to us.

Our management does not believe that any of the regulatory matters described above, individually or in the aggregate, will have a material effect on our capital expenditures, earnings, financial position or competitive position.

Research and Product Development

Our research, product development and product engineering efforts relating to our metal food container business are conducted at our research facility in Oconomowoc, Wisconsin. Our research, product development and product engineering efforts with respect to our plastic container business are performed by our manufacturing and engineering personnel located at our Norcross, Georgia facility. The amounts we have spent on research and development during the last three fiscal years are not material.

Properties

Our principal executive offices are located at 4 Landmark Square, Stamford, Connecticut 06901. The administrative headquarters and principal places of business for our metal food container and plastic container businesses are located at 21800 Oxnard Street, Woodland Hills, California 91367 and 14515 N. Outer Forty, Chesterfield, Missouri 63017, respectively. We lease all of these offices.

We own and lease properties for use in the ordinary course of business. The properties consist primarily of 34 operating facilities for the metal food container business and 25 operating facilities for the plastic container business. We own 26 of these facilities and lease 33. The leases expire at various times through 2020. Some of these leases provide renewal options as well as various purchase options.

Below is a list of our operating facilities, including attached warehouses, as of September 1, 2002 for our metal food container business:

Location	Approximate Building Area (square feet)
Tarrant, AL	89,100 (leased)
Antioch, CA	144,500 (leased)
Kingsburg, CA	35,600 (leased)
Modesto, CA	37,800 (leased)
Modesto, CA	128,000 (leased)
Modesto, CA	150,000 (leased)
Riverbank, CA	167,000
Sacramento, CA	284,900 (leased)
Stockton, CA	243,500
Broadview, IL	85,000
Hoopeston, IL	323,000
Rochelle, IL	175,000
Waukegan, IL	40,000 (leased)
Hammond, IN	158,000 (leased)
Laporte, IN	144,000 (leased)
Fort Madison, IA	121,000 (56,000 leased)
Ft. Dodge, IA	155,200 (leased)
Benton Harbor, MI	20,200 (leased)
Savage, MN	160,000
St. Paul, MN	470,000
Mt. Vernon, MO	100,000
St. Joseph, MO	173,700
Maxton, NC	231,800 (leased)
Edison, NJ	265,500
Lyons, NY	149,700
Napoleon, OH	339,600 (leased)
Crystal City, TX	26,000 (leased)
Paris, TX	266,300 (leased)
Toppenish, WA	105,000
Menomonee Falls, WI	116,000
Menomonie, WI	129,400 (leased)
Oconomowoc, WI	105,200
Plover, WI	91,400 (leased)
Waupun, WI	212,000

Below is a list of the Company’s operating facilities, including attached warehouses, as of September 1, 2002 for our plastic container business:

Location	Approximate Building Area (square feet)
Anaheim, CA	127,000 (leased)
Valencia, CA	122,500 (leased)
Deep River, CT	140,000
Norwalk, CT	14,400 (leased)
Monroe, GA	139,600
Norcross, GA	59,000 (leased)
Flora, IL	56,400
Woodstock, IL	186,700 (leased)
Ligonier, IN	469,000 (276,000 leased)
Plainfield, IN	105,700 (leased)
Seymour, IN	450,000
Franklin, KY	122,000 (leased)
Cape Girardeau, MO	71,700 (leased)
Penn Yan, NY	100,000
Ottawa, OH	267,000
Port Clinton, OH	257,400 (leased)
Langhorne, PA	156,000 (leased)
Houston, TX	335,200
Richmond, VA	70,000 (leased)
Triadelphia, WV	168,400
Mississauga, Ontario	75,000 (leased)
Mississauga, Ontario	62,600 (leased)
Scarborough, Ontario	117,000
Lachine, Quebec	113,300 (leased)
Lachine, Quebec	77,800 (leased)

We own and lease other warehouse facilities that are detached from our manufacturing facilities. We believe that our plants, warehouses and other facilities are in good operating condition, adequately maintained, and suitable to meet our present needs and future plans. We believe that we have sufficient capacity to satisfy the demand for our products in the foreseeable future. To the extent that we need additional capacity, we believe that we can convert certain facilities to continuous operation or make the appropriate capital expenditures to increase capacity.

All of our U.S. facilities are subject to liens in favor of the banks under our New Credit Agreement, and all of our Canadian facilities are subject to liens in favor of the banks under our Canadian Bank Facility.

Legal Proceedings

We are a party to routine legal proceedings arising in the ordinary course of our business. We are not a party to, and none of our properties are subject to, any pending legal proceedings which could have a material adverse effect on our business or financial condition.

MANAGEMENT

Our Directors and Executive Officers

The following table sets forth certain information (ages as of December 31, 2001) concerning our directors and executive officers.

Name	Age	Position
R. Philip Silver	59	Chairman of the Board and Co-Chief Executive Officer and Director
D. Greg Horrigan	58	President and Co-Chief Executive Officer and Director
Leigh J. Abramson	33	Director
John W. Alden	60	Director
Jeffrey C. Crowe	55	Director
Edward A. Lapekas	58	Director
Anthony J. Allott	37	Executive Vice President and Chief Financial Officer
Frank W. Hogan, III	41	Senior Vice President, General Counsel and Secretary
Glenn A. Paulson	58	Vice President—Corporate Development
Nancy Merola	39	Vice President and Controller
Malcolm E. Miller	34	Vice President and Treasurer
James D. Beam	58	President, Silgan Containers
Gary M. Hughes	59	Executive Vice President, Silgan Containers
Russell F. Gervais	58	President, Silgan Plastics

Mr. Silver has been our Chairman of the Board and Co-Chief Executive Officer since March 1994. Mr. Silver is one of our founders and was formerly our President. Mr. Silver has been a director since our inception in 1987. Mr. Silver has been a director of Silgan Containers since its inception in August 1987 and Vice President of Silgan Containers since May 1995. Mr. Silver has been a director of Silgan Plastics since its inception in August 1987 and Chairman of the Board of Silgan Plastics since March 1994. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986.

Mr. Horrigan has been our President and Co-Chief Executive Officer since March 1994. Mr. Horrigan is one of our founders and was formerly our Chairman of the Board. Mr. Horrigan has been a director since our inception in 1987. Mr. Horrigan has been Chairman of the Board of Silgan Containers and a director of Silgan Plastics since their inception in August 1987. Prior to founding the Company in 1987, Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987.

Mr. Abramson has been one of our directors since September 1996. He has been with Morgan Stanley & Co. Incorporated since 1990 and Morgan Stanley Private Equity since 1992 and has been a Managing Director of Morgan Stanley & Co. Incorporated since December 2001. Mr. Abramson is also a director of Weblink Wireless, Inc., Smurfit Stone Container Corp. and several private companies.

Mr. Alden has been one of our directors since November 2001. From 1965 until 2000, Mr. Alden was employed by United Parcel Service of America, Inc., or UPS, serving in various management positions. Until his retirement in 2000, Mr. Alden was Vice Chairman of UPS since 1996 and a director of UPS since 1988. Mr. Alden is also a director of Barnes Group Inc.

Mr. Crowe has been one of our directors since May 1997. Mr. Crowe has been Chairman of the Board, President and Chief Executive Officer of Landstar System, Inc., or Landstar, since April 1991, and President and Chief Executive Officer of Landstar System Holdings, Inc., or LSHI, since June 1989 and Chairman of LSHI since March 1991. Mr. Crowe has also been President of Signature Insurance

Company, a subsidiary of LSHI, since February 1997. Mr. Crowe has served as Chairman of the National Defense Transportation Association since October 1993. From November 1989 to November 1998, Mr. Crowe served in a number of capacities at the American Trucking Association, Inc., or ATA, including Director, Secretary and as a member of the ATA Executive Committee. Mr. Crowe has served as a Director of the National Chamber Foundation since November 1997, a Director of the U.S. Chamber of Commerce since February 1998 and a Director of Sun Trust Bank North-Florida, N.A. since January 1999.

Mr. Lapekas has been one of our directors since October 2001. Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce packaging venture, from October 2000 until June 2001. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive Officer. Prior to that, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company where he served in various strategy, planning, operating and marketing capacities.

Mr. Allott has been our Executive Vice President and Chief Financial Officer since May 2002. Prior to joining us, Mr. Allott was Senior Vice President and Chief Financial Officer of Applied Extrusion Technologies, Inc., or AET, from July 1996 until May 2002, having earlier served as AET’s Vice President and Treasurer from July 1994. Prior to AET, he was with Ground Round Restaurants serving as Corporate Controller and Director of Financial Reporting from 1992 until 1994. Prior to that, Mr. Allott was a certified public accountant with Deloitte & Touche LLP.

Mr. Hogan has been our Senior Vice President, General Counsel and Secretary since June 2002. Prior to that, he was Vice President, General Counsel and Secretary since June 1997. Mr. Hogan has also been Vice President, General Counsel and Secretary of Silgan Containers and Silgan Plastics since June 1997. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts. From April 1988 to September 1995, Mr. Hogan was an associate at that firm.

Mr. Paulson has been our Vice President—Corporate Development since January 1996. Mr. Paulson has also been Vice President of Silgan Containers since January 1999. From August 1995 to December 1995, Mr. Paulson was employed by Silgan Containers to manage the transition of AN Can. From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

Ms. Merola has been our Vice President and Controller since October 2000. Ms. Merola has also been Vice President of Silgan Containers and Silgan Plastics since October 2000. From February 2000 to October 2000, Ms. Merola was Manager, Reporting and Specialized Accounting, for Texaco Inc. Previously, Ms. Merola was Director, Corporate Accounting and Headquarters Planning, at RJR Nabisco Holdings, Inc. since January 1997. From September 1995 to January 1997, Ms. Merola was Financial Manager—Operations Finance at Kraft Foods Inc., a subsidiary of Philip Morris Companies Inc. From 1989 to 1995, Ms. Merola held various positions with Philip Morris Companies Inc., last serving as Manager, Financial Planning and Analysis.

Mr. Miller has been our Vice President and Treasurer since October 2001. Mr. Miller has also been Vice President of Silgan Containers and Silgan Plastics since October 2001. Previously, Mr. Miller was Assistant Vice President and Assistant Treasurer of Primedia Inc. from April 2000 until October 2001. Prior to that, Mr. Miller was employed by us from June 1997 until April 2000, last serving as Assistant Treasurer. From June 1995 until June 1997, Mr. Miller was employed by International Paper Company, last serving as a Senior Financial Analyst.

Mr. Beam has been President of Silgan Containers since July 1990. From September 1987 to July 1990, Mr. Beam was Vice President—Marketing & Sales of Silgan Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

Mr. Hughes has been Executive Vice President of Silgan Containers since January 1998. Previously, Mr. Hughes was Vice President—Sales & Marketing of Silgan Containers since July 1990. From February 1988 to July 1990, Mr. Hughes was Vice President, Sales and Marketing of the Beverage Division of Continental Can Company. Prior to February 1988, Mr. Hughes was employed by Continental Can Company in various sales positions.

Mr. Gervais has been President of Silgan Plastics since December 1992. From September 1989 to December 1992, Mr. Gervais was Vice President—Sales & Marketing of Silgan Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

In the table below, we provide information, as of September 1, 2002, with respect to the beneficial ownership by certain persons of our outstanding common stock. Except as otherwise described below, each of the persons named in the table below has sole voting and investment power with respect to the securities beneficially owned.

	Number of Shares of Common Stock Owned	Percentage Ownership of Common Stock(1)
R. Philip Silver(2)	3,603,244	19.76%
D. Greg Horrigan(2)	3,494,244	19.17%
Leigh J. Abramson(3)	—	*
John W. Alden(3)	2,000	*
Jeffrey C. Crowe(3)	2,000	*
Edward A. Lapekas(3)	1,330	*
Harley Rankin, Jr.(4)	105,672	*
James D. Beam(5)	203,273	1.11%
Russell F. Gervais	50	*
FMR Corp. and related parties(6)	2,017,700	11.07%
All executive officers and directors as a group(7)	7,407,589	40.32%

(1)	An asterisk denotes beneficial ownership of 1 percent or less of our common stock.
(2)
Director of the Company, Silgan Containers and Silgan Plastics. Messrs. Silver and Horrigan currently intend to vote their shares as a block. Mr. Silver has sole investment power over 3,449,045.7 shares of common stock and Mr. Horrigan has sole investment power over 3,340,045.7 shares of common stock. As the sole general partner of Silver Family Limited Partnership, Mr. Silver shares investment power with Silver Family Limited Partnership over the 154,198.3 shares of common stock owned by such partnership. As the sole general partner of Horrigan Family Limited Partnership, Mr. Horrigan shares investment power with Horrigan Family Limited Partnership over the 154,198.3 shares of common stock owned by such partnership. In addition to the shares included in the above table, Messrs. Silver and Horrigan share voting and investment power with S&H over one share of common stock owned by S&H. The address for each of Messrs. Silver and Horrigan is 4 Landmark Square, Stamford, Connecticut 06901.

(3)	Director of the Company.
(4)
Mr. Rankin, formerly our Executive Vice President and Chief Financial Officer, retired as of June 30, 2002 and is no longer an officer of the Company. The total number of shares of common stock owned by all executive officers and directors as a group does not include the 105,672 shares of common stock beneficially owned by Mr. Rankin.

(5)
Includes 155,273 shares of common stock owned by Mr. Beam and 48,000 shares of common stock that may be acquired by Mr. Beam through the exercise of (i) vested stock options granted pursuant to our stock option plan and (ii) stock options granted pursuant to our stock option plan that will vest within 60 days after September 1, 2002.

(6)
This information is based solely upon our review of Amendment No. 1 to Schedule 13G filed by FMR Corp. and certain related parties with the Commission on or about February 14, 2002, reporting beneficial ownership as of December 31, 2001. FMR Corp. is a parent holding company which, along with Edward C. Johnson 3d (the Chairman of FMR Corp.) and Abigail P. Johnson (a director of FMR Corp.), reports that it has the sole power to dispose or direct the disposition of 2,017,700 shares and the sole power to vote or direct the voting of 11,000 of such shares owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., and 4,100 of such shares owned by Fidelity International Limited. Voting power with respect to the remainder of the shares is held by the boards of trustees of the respective funds which own the shares. One of these funds, Fidelity Low Priced Stock Fund, owns 1,784,100 shares. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)
Includes 142,400 shares of common stock that may be acquired through the exercise of (i) vested stock options granted pursuant to our stock option plan and (ii) stock options granted pursuant to our stock option plan that will vest within 60 days after September 1, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreements

Each of the Company, Silgan Containers and Silgan Plastics has entered into a management services agreement, or the Management Agreements, with S&H Inc., or S&H, a corporation wholly owned by Messrs. Silver and Horrigan. Pursuant to the Management Agreements, S&H provides the Company, Silgan Containers and Silgan Plastics and their subsidiaries with general management and administrative services, or the Services. The term of the Management Agreements currently continues until June 30, 2003. Thereafter, the term of the Management Agreements is automatically renewed for successive one-year periods unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew the term. Pursuant to the Management Agreements, the Compensation Committee of our board of directors (other than any member who is receiving or is entitled to receive, or is affiliated with an entity that is receiving or entitled to receive, any payment from the Company or S&H under or in connection with the Management Agreements) determines on behalf of the Company and its subsidiaries whether to give such written notice not to renew the term. In November 2001, the Compensation Committee of our board of directors (other than Mr. Horrigan, who was then serving as a member of the Compensation Committee) determined by written resolution to continue the term of the Management Agreements after June 30, 2002 for a one-year renewal term until June 30, 2003.

The Management Agreements provide for payments to S&H in an amount equal to 90.909 percent of each of (1) on a monthly basis, $5,000 plus an amount equal to 2.475 percent of consolidated earnings before depreciation, interest and taxes of the Company, or Company EBDIT, for such calendar month until Company EBDIT for the calendar year reaches an amount set forth in the Management Agreements for such calendar year, or the Scheduled Amount, and (2) on a quarterly basis, an amount equal to 2.475 percent of Company EBDIT for such calendar quarter until Company EBDIT for the calendar year reaches the Scheduled Amount. The Scheduled Amount was $111.9 million for the calendar year 2001 and is $115.3 million for the calendar year 2002. For each calendar year after 2002, the Scheduled Amount increases by 3 percent from the previous year.

Additionally, the Management Agreements provide that the Company, Silgan Containers, Silgan Plastics and their subsidiaries reimburse S&H on a monthly basis for all out-of-pocket expenses paid by S&H in providing the Services, including fees and expenses to consultants, subcontractors and other third parties in connection with the Services. All fees and expenses paid to S&H under each of the Management Agreements are credited against amounts owed to S&H under the other Management Agreements. Under the terms of the Management Agreements, the Company, Silgan Containers and Silgan Plastics have agreed, subject to exceptions, to indemnify S&H and its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any losses, damages, costs and expenses they may sustain arising in connection with the Management Agreements.

The Management Agreements may be terminated:

(1)  at the option of each of the Company, Silgan Containers and Silgan Plastics upon the failure or refusal of S&H to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence is given;

(2)  at the option of S&H upon the failure or refusal of any of the Company, Silgan Containers and Silgan Plastics to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence is given;

(3)  at the option of S&H or the Company, Silgan Containers and Silgan Plastics (a) if S&H or one of the Company, Silgan Containers and Silgan Plastics is declared insolvent or bankrupt or a voluntary bankruptcy petition is filed by any of them, (b) upon the occurrence of any of the following events with respect to S&H or one of the Company, Silgan Containers and Silgan Plastics if not cured, dismissed or stayed within 45 days: the filing of an involuntary petition in bankruptcy, the appointment of a trustee or receiver or the institution of a proceeding seeking a reorganization, arrangement, liquidation or dissolution, (c) if S&H or one of the Company, Silgan Containers and Silgan Plastics voluntarily seeks a reorganization or arrangement or makes an assignment for the benefit of creditors or (d) upon the death or permanent disability of both of Messrs. Silver and Horrigan;

(4)  upon at least 180 days prior written notice at the option of each of the Company, Silgan Containers and Silgan Plastics for any reason;

(5)  upon at least 180 days prior written notice at the option of S&H for any reason other than Cause or a Change of Control (each as defined in the Management Agreements);

(6)  at the option of S&H after a Change of Control;

(7)  at the option of the Company, Silgan Containers and Silgan Plastics in the event of criminal conduct or gross negligence by S&H in the performance of the Services; or

(8)  at the option of S&H or the Company, Silgan Containers and Silgan Plastics upon the termination of any of the Management Agreements for Cause.

The Management Agreements prohibit S&H from competing with the Company and its subsidiaries during the term and, only if S&H terminates the Management Agreements pursuant to clause (5) above, for a period of one year after termination.

The Management Agreements provide that, in the event that they are terminated pursuant to clause (4) above, each of the Company, Silgan Containers and Silgan Plastics will be required to pay to S&H the present value of the amount of the payments that would have been payable to S&H under the Management Agreements through the end of the then current term of the Management Agreements.

We believe that it is difficult to determine whether the Management Agreements are on terms no less favorable than those available from unaffiliated parties because of the personal nature of the services provided under the Management Agreements and the expertise and skills of the individuals providing the services. We believe that arrangements under the Management Agreements are fair to both parties.

For the year ended December 31, 2001, S&H earned aggregate fees under the Management Agreements of $5.1 million from the Company and its subsidiaries. The salaries of Messrs. Silver and Horrigan (and until his retirement, Mr. Rankin) are paid by S&H. Each of them receives no direct compensation from us or our subsidiaries.

Stockholders Agreements

In November 2001, Messrs. Silver and Horrigan and the Company entered into the Stockholders Agreement. The Stockholders Agreement replaced in its entirety the Stockholders Agreement dated as of February 14, 1997, or the 1997 Stockholders Agreement, among Messrs. Silver and Horrigan and The Morgan Stanley Leveraged Equity Fund II, L.P., or MSLEF II, one of our former stockholders and an affiliate of Morgan Stanley & Co. Incorporated.

Under the Stockholders Agreement, the Group (as defined in the Stockholders Agreement) has the right to nominate for election all of our directors until the Group holds less than one-half of the number of shares of our common stock held by it in the aggregate on February 14, 1997. At least one of the Group’s nominees must be either Mr. Silver or Mr. Horrigan. On February 14, 1997, the Group held 7,153,090 shares of our common stock in the aggregate. Additionally, the Group has the right to nominate for election either Mr. Silver or Mr. Horrigan as a member of our board of directors when the Group no longer holds at least one-half of the number of shares of our common stock held by it in the aggregate on February 14, 1997 but beneficially owns 5 percent of our common stock. The Group generally includes Messrs. Silver and Horrigan and their affiliates and related family transferees and estates.

If either Mr. Silver or Mr. Horrigan notifies our board of directors that the Group cannot agree on an individual for any of its nominees under the Stockholders Agreement or if at least 45 days prior to our annual meeting of stockholders the Group fails to nominate for election at such annual meeting the requisite number of individuals to stand for election to our board of directors at such annual meeting, then our board of directors has the right to nominate for election to our board of directors the number of individuals that Messrs. Silver and Horrigan could not agree on as nominees or that the Group failed to nominate timely.

The Stockholders Agreement continues until the death or disability of both of Messrs. Silver and Horrigan.

The provisions of the Stockholders Agreement could have the effect of delaying, deferring or preventing a change of control of the Company and preventing our stockholders from receiving a premium for their shares of our common stock in any proposed acquisition of the Company.

Additionally, in November 2001, we entered into an agreement with MSLEF II pursuant to which MSLEF II was granted the right to nominate one individual for election as one of our Class I Directors for so long as MSLEF II beneficially owned at least 5 percent of our common stock. Mr. Abramson, who is currently serving as one of our Class I Directors, was deemed to be the initial nominee of MSLEF II under this agreement. In February 2002, this agreement terminated once MSLEF II no longer beneficially owned at least 5 percent of our common stock.

Messrs. Silver and Horrigan, MSLEF II, Bankers Trust New York Corporation and the Company are also parties to a Stockholders Agreement dated as of December 21, 1993, or the 1993 Stockholders Agreement. Under the 1993 Stockholders Agreement, if at any time until February 2005 we determine to register additional shares of our common stock (other than in connection with certain non-underwritten offerings), the Company must offer to the other parties to the 1993 Stockholders Agreement the opportunity to include shares of our common stock held by them in such registration. Additionally, the 1993 Stockholders Agreement provided MSLEF II with the right, until February 2005, to demand two separate registrations of the shares of our common stock held by it until MSLEF II held less than 5 percent of our common stock. In November 2001, MSLEF II exercised one of its demand registration rights under the 1993 Stockholders Agreement and sold 4,592,000 shares of our common stock held by it under a registration statement filed by us. In February 2002, any further demand registration rights of MSLEF II expired once MSLEF II no longer owned at least 5 percent of our common stock.

Concurrent with the initial public offering of our common stock, or the IPO, in February 1997, MSLEF II and Messrs. Silver and Horrigan entered into the 1997 Stockholders Agreement. The 1997 Stockholders Agreement was replaced entirely in November 2001 by the Stockholders Agreement. The 1997 Stockholders Agreement had provided generally that:

(1)  for so long as MSLEF II held at least one-half of the number of shares of our common stock held by it immediately prior to the IPO, each of Messrs. Silver and Horrigan would use his best efforts (including to vote any shares of our common stock owned or controlled by him) to cause the nomination and election of two members of our board of directors to be chosen by MSLEF II; and

(2)  from and after the time that MSLEF II held less than one-half of the number of shares of our common stock held by MSLEF II immediately prior to the IPO and until such time that MSLEF II held less than 5 percent of our outstanding common stock, each of Messrs. Silver and Horrigan would use his best efforts (including to vote any shares of common stock owned or controlled by him) to cause the nomination and election of one member of our board of directors to be chosen by MSLEF II.

In addition, the 1997 Stockholders Agreement had provided generally that:

(1)  for so long as the Group (as defined in the 1997 Stockholders Agreement) held at least one-half of the number of shares of our common stock held by it in the aggregate at the time of the IPO, MSLEF II would use its best efforts (including to vote any shares of our common stock owned or controlled by it) to cause the nomination and election of two individuals nominated by the holders of a majority of the shares of our common stock held by the Group as members of our board of directors;

(2)  from and after the time that the Group held less than one-half of the number of shares of our common stock held by it in the aggregate at the time of the IPO and until such time that the Group held less than 5 percent of our outstanding common stock, MSLEF II would use its best efforts (including to vote any shares of our common stock owned or controlled by it) to cause the nomination and election of one individual nominated by the holders of a majority of the shares of our common stock held by the Group as a member of our board of directors; and

(3)  so long as the Group held at least one-half of the number of shares of our common stock held by it in the aggregate at the time of the IPO, the Group would have the right to nominate for election all of our directors other than the directors referred to above in this paragraph, and MSLEF II would vote all shares of our common stock owned or controlled by it against any director standing for election for our board of directors that had not been nominated by the Group.

Other

For 2001, we retained Morgan Stanley & Co. Incorporated, or Morgan Stanley, to provide us and our subsidiaries with financial advisory services. For such services, we paid Morgan Stanley approximately $0.5 million in 2001. Morgan Stanley was one of the initial purchasers in connection with the private offering in April 2002 and received certain fees amounting to $2.0 million.

In 2001 we entered into natural gas swap agreements with Morgan Stanley Capital Group, Inc., or MSCG, an affiliate of Morgan Stanley & Co. Incorporated, for an aggregate notional principal amount of 1,000,000 MMBtu of natural gas. During 2001, an aggregate notional principal amount of 100,000 MMBtu of these natural gas swap agreements were settled under which we paid an insignificant amount to MSCG. Through August 2002, we entered into an additional aggregate notional principal amount of 800,000 MMBtu of natural gas swap agreements with MSCG. Through August 2002, an aggregate notional principal amount of 390,000 MMBtu of these natural gas swap agreements were settled under which we paid an insignificant amount to MSCG.

Morgan Stanley Senior Funding, Inc., or MSSF, an affiliate of Morgan Stanley, is a lender and a Co-Documentation Agent under our New Credit Agreement. MSSF will receive certain fees paid by us under our New Credit Agreement.

In 2001, Landstar provided transportation services to our subsidiaries. We expect that Landstar will continue to provide transportation services to our subsidiaries in 2002. We believe that these transportation services were provided on terms no less favorable to us than provided generally to Landstar’s other customers. We paid Landstar approximately $0.7 million in 2001 for such transportation services. Mr. Jeffrey C. Crowe, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer of Landstar.

In the event that we enter into any future transactions with any of our affiliates, we expect to enter into any such transactions on terms no less favorable to us than those available from unaffiliated parties.

DESCRIPTION OF THE DEBENTURES

On June 9, 1997 we issued $300 million principal amount of our 9% senior subordinated debentures due 2009, referred to herein as the “existing debentures”, under the indenture dated as of June 9, 1997 between Silgan Holdings Inc., as issuer, and National City Bank, N.A. (as successor trustee to Bank One Trust Company, N.A. which was successor in interest to The First National Bank of Chicago), as Trustee, as supplemented by the first supplemental indenture dated as of June 24, 1997 between Silgan Holdings Inc. and the Trustee, and the second supplemental indenture dated as of April 23, 2002 between Silgan Holdings Inc. and the Trustee, copies of which you may request from us as described under “Where You Can Find More Information.” We refer to the indenture, as so supplemented, as the “indenture.” The existing debentures and the $200 million principal amount of old debentures issued in the private offering were, and the new debentures will be, issued under the indenture. The new debentures offered hereby are identical to the old debentures, except the new debentures will not contain transfer restrictions and you will no longer have any registration rights. Any old debentures that remain outstanding after the consummation of the exchange offer, together with the new debentures and the existing debentures, collectively, the “debentures,” will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages of an aggregate principal amount of the outstanding debentures will be deemed, at any time after this exchange offer is consummated, to be references to same percentages of the aggregate principal amount of the old debentures, new debentures and the existing debentures, treated together as a class, then outstanding.

The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by the Trust Indenture Act of 1939, as amended. Unless we otherwise indicate or the context otherwise requires, when we refer to the term “holder” or “holders,” we are referring to the registered holder or holders of any debenture. In addition, for purposes of this section, references to “we”, “us”, or “our” mean Silgan Holdings Inc. and its successors under the indenture and not its subsidiaries. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debentures. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.”

General

The existing debentures and the old debentures are, and the new debentures will be, unsecured senior subordinated obligations of Silgan Holdings Inc. and will mature on June 1, 2009. The existing debentures and the old debentures bear interest at 9% per annum payable semiannually on the interest payment dates of June 1 and December 1 of each year to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date. Each new debenture will bear interest at 9% per annum from June 1, 2001 payable semiannually on the interest payment dates of June 1 and December 1 of each year commencing December 1, 2002, to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date.

Principal of, premium, if any, and interest on the debentures will be payable, and the debentures may be exchanged or transferred, at the principal corporate trust office of the Trustee, 629 Euclid Avenue, Suite 635, Cleveland, OH 44114 or at our option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the records of the Trustee.

The existing debentures and the old debentures were, and the debentures will be, issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge.

We may issue additional debentures, in an unlimited amount, under the indenture, subject to the covenants below and applicable law. Any such additional debentures subsequently issued together with the new debentures, the existing debentures and any old debentures that remain outstanding after the consummation of the exchange offer, will be treated as a single class for all purposes under the indenture.

Optional Redemption

At any time and from time to time, we may redeem all or a part of the debentures upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the records of the Trustee at the redemption prices (expressed in percentages of principal amount), set forth below plus accrued and unpaid interest to the date fixed for such redemption pursuant to the indenture (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing June 1, of the years indicated below:

Year	Redemption Price
2002	104.500%
2003	103.375
2004	102.250
2005	101.125
2006 and thereafter	100.000

In the case of any partial redemption, the Trustee shall select the debentures for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the debentures are listed. If the debentures are not listed on a national securities exchange, then the Trustee shall make the selection on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

No debenture of $1,000 in principal amount or less, however, shall be redeemed in part. If any debenture is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder upon cancellation of the original debenture.

Mandatory Redemption

We are not required to make any mandatory redemption of the debentures.

Sinking Fund

There will be no sinking fund payments for the debentures.

Ranking

The Indebtedness evidenced by the debentures will:

•	be subordinated to all of our existing and future Senior Indebtedness (as defined below);

•	be effectively subordinated to all existing and future liabilities (including trade payables) of our subsidiaries;

•
rank equal in right of payment with all of our senior subordinated indebtedness (including the existing debentures and any old debentures that remain outstanding after the consummation of the exchange offer); and

•	be senior in right of payment to all of our subordinated indebtedness.

At June 30, 2002, we and our subsidiaries had $1,117.8 million of indebtedness outstanding, including approximately $608.9 million of Senior Indebtedness (all of which would have been secured). The Credit Agreement (which is now the New Credit Agreement) is secured by substantially all of our assets and the assets of our subsidiaries. At June 30, 2002, our subsidiaries had other liabilities of approximately $312.4 million, excluding indebtedness under our credit agreements. See “Risk Factors” and “Capitalization.”

To the extent any payment of Senior Indebtedness (whether by or on behalf of us, a successor corporation, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligations not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes of the indenture as if such declaration, invalidity or setting aside had not occurred.

We must pay the holders of Senior Indebtedness for all amounts due or to become due upon all Senior Indebtedness before the holders of the debentures shall be entitled to receive any payment or any payment to acquire any of the debentures in the event of:

•	our dissolution, winding-up, liquidation or reorganization; or

•	our bankruptcy, insolvency, receivership or other proceedings.

Before we may make any payment upon any such dissolution, winding-up, liquidation or reorganization, any payment to which the holders of the debentures would be entitled, but for the subordination provisions of the indenture, shall be made by us, by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders of the debentures or the Trustee if received by them, directly to the holders of the Senior Indebtedness, or their representatives, to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment distribution or provision therefor, to or for the holders of such Senior Indebtedness.

We also may not make any payment in respect of the debentures if:

•
there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness and the default shall not have been cured or waived by the holders of such Senior Indebtedness;

•	any other event of default occurs and is continuing under the Credit Agreement that permits the acceleration of the maturity of the Credit Agreement for a period (a “Payment

Blockage Period”) commencing on the earlier of the date of receipt of the notice of payment blockage from the Bank Agent or the date of such acceleration and ending 159 days thereafter; or

•
any other event of default occurs and is continuing under any other Designated Senior Indebtedness (as defined below) that permits the acceleration of the maturity of the Designated Senior Indebtedness for a Payment Blockage Period commencing on the date of receipt by the Trustee of written notice from the trustee or other representative for the holders of such other Designated Senior Indebtedness and ending 119 days thereafter.

Not more than one Payment Blockage Period may be commenced with respect to the debentures during any period of 360 consecutive days. The commencement, however, of a Payment Blockage Period by representatives for, or the holders of Designated Senior Indebtedness, other than under the Credit Agreement, shall not bar the commencement of another Payment Blockage Period by the Bank Agent within such period of 360 consecutive days. Notwithstanding anything in the indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect.

No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by representatives for, or the holders of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

As a result of the subordination provisions described above, in the event of liquidation or insolvency, our creditors who are not holders of Senior Indebtedness or of the debentures may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the debentures.

For purposes of the preceding “Ranking” section, “Senior Indebtedness” is defined to mean:

•	all of our Indebtedness and other monetary obligations under the Credit Agreement, any Interest Rate Agreement or any Currency Agreement;

•
all of our other Indebtedness (other than Indebtedness evidenced by the debentures, the registered debentures and the existing debentures), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is equal in right of payment with, or subordinated in right of payment to, the debentures;

•	all fees, expenses and indemnities payable in connection with the Credit Agreement, Currency Agreements and Interest Rate Agreements; and

•
interest accruing subsequent to events of bankruptcy at the rate provided for in the document governing such Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

“Senior Indebtedness” shall not, however, include:

•	any of our Indebtedness that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to us;

•	any of our Indebtedness to our subsidiaries or to a joint venture in which we have an interest;

•
any of our Indebtedness (other than such Indebtedness under the Credit Agreement or under any Interest Rate Agreement or any Currency Agreement of the type described in the first bullet point in the definition of “Senior Indebtedness” above) of the type described in the second bullet point in the definition of “Senior Indebtedness” above not permitted by the “Limitation on Indebtedness” covenant discussed below;

•	any repurchase, redemption or other obligation in respect of redeemable stock;

•	any Indebtedness to any of our employees or officers or any of our subsidiaries;

•	any liability for federal, state, local or other taxes owed or owing by us; or

•	any Trade Payables.

For the purposes of the preceding “Ranking” section, “Designated Senior Indebtedness” means:

•	Indebtedness under the Credit Agreement, including refinancings; and

•
any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $50 million and is specifically designated by us in the instrument creating or evidencing such Senior Indebtedness as “Designated Senior Indebtedness.”

Covenants

Limitation on Indebtedness

We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the debentures and Indebtedness existing on the Closing Date). We and our Restricted Subsidiaries may, however, Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

In addition, we and any Restricted Subsidiary may, however, Incur each and all of the following:

(1)  Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding, the Credit Agreement Amount, less any amount of such Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant described below;

(2)  Indebtedness owed to us evidenced by a promissory note or to any of our Restricted Subsidiaries, provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

(3)  Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund then outstanding Indebtedness (other than Indebtedness Incurred under clause

(1), (2), (4), (6) or (9) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses). Indebtedness the proceeds of which are used to refinance or refund the debentures or Indebtedness that is equal in right of payment with, or subordinated in right of payment to, the debentures is only permitted under this clause (3) if:

(a)  in case the debentures are refinanced in part or the Indebtedness to be refinanced is equal in right of payment with the debentures, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made equal in right of payment with, or subordinate in right of payment to, the remaining debentures;

(b)  in case the Indebtedness to be refinanced is subordinated in right of payment to the debentures, such new Indebtedness by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding is expressly made subordinate in right of payment to the debentures remaining outstanding at least to the extent that the Indebtedness to be refinanced is subordinated to the debentures;

(c)  the new Indebtedness, determined as of the date of its Incurrence, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of the new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and

(d)  in no event may our Indebtedness that is equal in right of payment with, or subordinated to, the debentures be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (3);

(4)  Indebtedness:

(a)  in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(b)  under Currency Agreements, Interest Rate Agreements and commodity hedging agreements that are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates, interest rates or commodity prices and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or by reason of fees, indemnities and compensation payable thereunder; and

(c)  arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or obligations of any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

(5)  our Indebtedness, to the extent the net proceeds thereof are (a) promptly used to purchase debentures tendered in an Offer to Purchase made as a result of a Change in Control or (b) deposited to defease the debentures as described below under “Defeasance”;

(6)  Guarantees of our Indebtedness and Indebtedness of any Restricted Subsidiaries to the extent the Indebtedness is otherwise permitted to be Incurred under this “Limitation of Indebtedness” covenant, provided that in the case of a Guarantee by a Restricted Subsidiary, the Restricted Subsidiary must comply with the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant described below to the extent applicable;

(7)  obligations in respect of letters of credit not to exceed $30 million outstanding at any one time; and

(8)  other Indebtedness in an aggregate principal amount not to exceed $25 million outstanding at any one time.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant:

(1)  Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of this “Limitation on Indebtedness” covenant;

(2)  Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(3)  any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.

If an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify the item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the clauses. We shall not Incur any Indebtedness that is expressly subordinated to any of our other Indebtedness unless the Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the debentures at least to the extent that it is subordinated to such other Indebtedness.

Limitation on Restricted Payments

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)  declare or pay any dividend or make any distribution on or with respect to our or any such Restricted Subsidiary’s Capital Stock held by Persons, excluding ourselves or any of our Restricted Subsidiaries, other than:

(a)  dividends or distributions payable solely in shares of our Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock; and

(b)  pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders’ pro rata share of such Restricted Subsidiaries’ net income from the first day of the fiscal quarter beginning immediately following the Closing Date;

(2)  purchase, redeem, retire or otherwise acquire for value any shares of:

(a)  our Capital Stock or the Capital Stock of an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

(b)  a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any of our Affiliates (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5 percent or more of our Capital Stock;

(3)  make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Indebtedness that is subordinated in right of payment to the debentures; or

(4)  make any Investment, other than a Permitted Investment, in any Person (the payments or any other actions described in clauses (1) through (4) being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment, (a) a Default or Event of Default shall have occurred and be continuing, (b) we could not Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant, or (c) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a certified Board of Directors resolution) made after the Closing Date shall exceed the sum of:

(i)  50 percent of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100 percent of the amount of such loss) (determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the “Commission Reports and Reports to Holders” covenant, plus

(ii)  the aggregate Net Cash Proceeds we received after the Closing Date from (x) capital contributions; (y) the permitted issuance and sale of shares of our Capital Stock (other than Disqualified Stock) to a Person who is not one of our Subsidiaries, including a permitted issuance of our Indebtedness for cash after the Closing Date upon the conversion of such Indebtedness into our Capital Stock (other than Disqualified Stock); or (z) the issuance to a Person who is not one of our Subsidiaries of any options, warrants or other rights to acquire shares of our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder thereof, or are required to be redeemed, prior to the Stated Maturity of the debentures), plus

(iii)  an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and Investments made pursuant to the next paragraph) in any Person resulting from payments or interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the New Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, plus

(iv)  $25 million.

Except in the case of clauses (1), (2), (3) and (5) below, so long as no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein, the preceding provision shall not be violated by reason of:

(1)  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of any notice of irrevocable redemption, if, at the date of declaration or the giving of any notice, such payment or redemption, as the case may be, would comply with the foregoing paragraph;

(2)  the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the debentures including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness” covenant;

(3)  the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

(4)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness which is subordinated in right of payment to the debentures in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock), in an amount not to exceed 100 percent of the net cash proceeds of such offering that are contributed to us, plus the amount of any premiums applicable thereto;

(5)  payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

(6)  the purchase, redemption, acquisition, cancellation or other retirement for value of shares of our Capital Stock or the Capital Stock of any other Restricted Subsidiary, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any stock based plan, upon death, disability, retirement or termination of employment or pursuant to the terms of such stock based plan or any other agreement under which such Capital Stock, options, related rights or similar securities were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement for value of such shares of Capital Stock, options, related rights or similar securities after the Closing Date does not exceed $3 million;

(7)  Investments, not to exceed $25 million at any one time outstanding; or

(8)  the declaration and payment of dividends on common stock in an amount not to exceed 6 percent per annum of the aggregate of the net proceeds received by us in our initial public offering and the next $35 million of proceeds received upon the issuance of our common stock.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment referred to in clause (7) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4) shall be included in calculating whether the conditions of clause (4)(c) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payment.

In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of the debentures, or Indebtedness that is equal in right of payment with the debentures, then the Net Cash Proceeds of such issuance shall be included in clause (4)(c) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)  pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary;

(2)  pay any Indebtedness owed to us or any other Restricted Subsidiary;

(3)  make loans or advances to us or any other Restricted Subsidiary; or

(4)  transfer any of its property or assets to us or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)  existing on the Closing Date in the Credit Agreement, the indenture or any other agreements in effect on the Closing Date, and any modifications, extensions, refinancings, renewals, substitutions or replacements of such agreements; provided that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, substitutions or replacements are no less favorable in any material respect to the holders of the debentures than those encumbrances or restrictions that are then in effect and that are being modified, substituted, extended, refinanced, renewed or replaced;

(2)  existing under or by reason of applicable law;

(3)  existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(4)  in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any property or assets of any Restricted Subsidiary not otherwise prohibited by the indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or property or assets of any Restricted Subsidiary in any manner material to us or any Restricted Subsidiary;

(5)  with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6)  agreements with principal customers restricting the transfer of assets (or entities owning assets) substantially dedicated to products sold to such customers;

(7)  with respect to any Restricted Subsidiary that is intended to be a special purpose financing entity and into which we and the Restricted Subsidiaries do not make any material Investment of assets other than accounts receivable and, to the extent required by the financing agreements of such Restricted Subsidiary, cash; or

(8)  contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued (in each case by a Restricted Subsidiary in compliance with the “Limitation on Indebtedness” covenant) if:

(a)  the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement;

(b)  the encumbrance or restriction is not materially more disadvantageous to the holders of the debentures than is customary in comparable financings (as determined by us);

(c)  we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the debentures;

(d)  such encumbrance or restriction expressly states that such Restricted Subsidiary shall be entitled to take the actions referred to in clauses (1) through (4) of the first paragraph of this covenant in an amount not to exceed 50 percent of the consolidated net income of such Restricted Subsidiary (after making adjustments thereto in the nature of the adjustments referred to in the definition of “Adjusted Consolidated Net Income”); and

(e)  the Investments made by us and our Restricted Subsidiaries in such Restricted Subsidiary are reasonably related to the business of such Restricted Subsidiary.

This “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant does not, however, prevent us or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or restricting the sale or other disposition of our property or assets or the property or assets of any of our Restricted Subsidiaries that secure Indebtedness of us or any of our Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)  to us or a Wholly Owned Restricted Subsidiary;

(2)  issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3)  if, immediately after giving effect to such issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to the issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4)  issuances or sales of common stock of Restricted Subsidiaries the Net Cash Proceeds of which (if any) are applied as provided in clause (1)(a) or (1)(b) of the “Limitation on Asset Sales” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness which is equal in right of payment with or subordinate in right of payment to the debentures (“Guaranteed Indebtedness”), unless:

(1)  such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the debentures by such Restricted Subsidiary; and

(2)  such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the debentures have been paid in full in cash.

This paragraph shall not, however, be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is:

(1)  equal in right of payment with the debentures, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Subsidiary Guarantee; or

(2)  subordinated to the debentures, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the debentures.

Any Subsidiary Guarantee by a Restricted Subsidiary, however, shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)  any sale, exchange or transfer, to any Person that is not one of our Affiliates, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

(2)  the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the Guarantee.

Limitation on Transactions with Shareholders and Affiliates

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5 percent or more of any class of our Capital Stock or with any of our Affiliates or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or the Restricted Subsidiary than could be obtained at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement, if such transaction was a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1)  transactions (a) approved by a majority of the disinterested members of the Board of Directors, (b) for which we or a Restricted Subsidiary deliver to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view;

(2)  any transaction between us and any of our Restricted Subsidiaries or between Restricted Subsidiaries;

(3)  the payment of reasonable and customary regular fees to our directors who are not our employees;

(4)  any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

(5)  any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6)  the payment of fees pursuant to the Management Agreements or pursuant to any similar management contracts entered into by us or any of our Subsidiaries; and

(7)  the payment of fees to Morgan Stanley & Co. Incorporated, S&H, Inc. and its successors, or their respective Affiliates for financial, advisory, consulting or investment banking services that our Board of Directors deems to be advisable or appropriate to obtain for us or any of our Subsidiaries to obtain (including, without limitation, the payment to Morgan Stanley of any underwriting discounts or commissions or placement agency fees in connection with the issuance and sale of any securities by us, or any of our Subsidiaries).

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (7) of the foregoing,

(1)  the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (1) above; and

(2)  the aggregate amount of which exceeds $8 million in value, must be determined to be fair in the manner provided for in clause (1) above.

Limitation on Liens

We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of our or its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the debentures and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the debentures, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1)  Liens existing on the Closing Date, including Liens existing on the Closing Date securing obligations under the Credit Agreement;

(2)  Liens granted after the Closing Date on any of our assets or Capital Stock or the assets or Capital Stock of our Restricted Subsidiaries created in favor of the holders of the debentures;

(3)  Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary;

(4)  Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any of our property or assets or property or assets of any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5)  Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the “Limitation on Indebtedness” covenant;

(6)  Liens securing Senior Indebtedness (including Interest Rate Agreements and Currency Agreements); or

(7)  Permitted Liens.

Limitation on Asset Sales

We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless the consideration we received or the Restricted Subsidiary received is at least equal to the fair market value of the assets sold or disposed of and at least 75 percent of the consideration received consists of cash or Temporary Cash Investments.

If the Net Cash Proceeds we received or any of our Restricted Subsidiaries received from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 15 percent of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of us and our Subsidiaries has been filed with the Commission pursuant to the “Commission Reports and Reports to Holders” covenant), then we shall or shall cause the relevant Restricted Subsidiary to:

(1)  within twelve months after the date Net Cash Proceeds so received exceed 15 percent of Adjusted Consolidated Net Tangible Assets:

(a)  apply an amount equal to such excess Net Cash Proceeds to permanently repay our Senior Indebtedness or any Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than us or any of our Restricted Subsidiaries; or

(b)  invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of our and our Restricted Subsidiaries’ property and assets or business existing on the date of such investment; and

(2)  apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase under this “Limitation on Asset Sales” covenant totals at least $10 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the debentures on a pro rata basis an aggregate principal amount of debentures equal to the Excess Proceeds on such date, at a purchase price equal to 100 percent of the principal amount of the debentures, plus, in each case, accrued interest (if any) to the date of the purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice of Offer to Purchase is mailed) (“Payment Date”).

We are not required to consummate an Excess Proceeds Offer with respect to the debentures, however, until the Business Day following the dates that payments are made pursuant to similar offers that are made to holders of Senior Indebtedness, and need not be commenced if the Excess Proceeds remaining after application to the Senior Indebtedness purchased in the offers made to the holders of the Senior Indebtedness are less than $10 million. In addition, no debentures may be purchased under this “Limitation on Asset Sales” covenant unless we have purchased all Senior Indebtedness tendered pursuant to the applicable offers.

Repurchase of Debentures upon a Change of Control

We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all debentures then outstanding, at a purchase price equal to 101 percent of the principal amount thereof, plus accrued interest (if any) to the Payment Date. In addition, prior to the mailing of the notice to holders provided for above, but in any event within 30 days following any Change of Control, we agree to:

(1)  repay in full all Indebtedness under the Credit Agreement and all other Senior Indebtedness required to be redeemed or repurchased pursuant to the terms thereof, or to offer to repay in full all Indebtedness under the Credit Agreement and all such other Senior Indebtedness and to repay the indebtedness of each holder of Senior Indebtedness who has accepted such offer; or

(2)  obtain the requisite consents under the Credit Agreement and such other Senior Indebtedness to permit the repurchase of debentures as provided for in the succeeding paragraph.

We will first comply with the covenant in the preceding sentence before it shall be required to repurchase the debentures pursuant to this “Change of Control” covenant.

Commission Reports and Reports to Holders

Whether or not we are then required to file reports with the Commission, we shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act, if we were subject thereto. We shall supply the Trustee and each holder of debentures or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

Events of Default

The following events are defined as “Events of Default” in the indenture:

(1)  a default in the payment of principal of (or premium, if any, on) any debenture when it is due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions described above under “—Ranking;”

(2)  a default in the payment of interest on any debenture when due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions described above under “—Ranking;”

(3)  a default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our the assets or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Debentures upon a Change of Control” covenant, whether or not such payment is prohibited by the subordination provisions described above under “—Ranking;”

(4)  we default in the performance of or breach any other covenant or agreement in the indenture or under the debentures (other than a default specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 30 consecutive days after we receive written notice to by the Trustee or the holders of 25 percent or more in aggregate principal amount of the debentures;

(5)  there occurs with respect to any issue or issues of our Indebtedness or Indebtedness of any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created;

(a)  an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(b)  the failure to make a principal payment at the final (but not any interim) fixed maturity and the defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)  any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7)  a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or the property and assets of any Significant Subsidiary, or (c) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(8)  we or any Significant Subsidiary (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (b) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of the property and assets of us or any Significant Subsidiary, or (c) effect any general assignment for the benefit of creditors.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to us) occurs and is continuing under the indenture, the Trustee or the holders of at least 25 percent in aggregate principal amount of the debentures then outstanding, by written notice (the “Acceleration Notice”) to us (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the debentures to be immediately due and payable.

Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. Any such declaration of acceleration shall not become effective until the earlier of (1) five Business Days after receipt of the Acceleration Notice by the Bank Agent and us and or (2) acceleration of the Indebtedness under the Credit Agreement; provided that such acceleration shall automatically be rescinded and annulled without any further action required on the part of the holders in the event that any and all Events of Default specified in the Acceleration Notice under the indenture shall have been cured, waived or otherwise remedied as provided in the indenture prior to the expiration of the period referred to in the preceding clauses (1) and (2). In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the debentures then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding debentures by written notice to us and to the Trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debentures that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of the other holders of debentures that are not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of debentures.

A holder may not pursue any remedy with respect to the indenture or the debentures unless:

(1)  the holder gives the Trustee written notice of a continuing Event of Default;

(2)  the holders of at least 25 percent in aggregate principal amount of outstanding debentures make a written request to the Trustee to pursue the remedy;

(3)  the holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses;

(4)  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)  during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debentures do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a debenture to receive payment of the principal of, premium, if any, or interest on, such debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the debentures, which right shall not be impaired or affected without the consent of the holder.

The indenture will require certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of our activities and the activities of our Restricted Subsidiaries as well as our performance and the performance of our Restricted Subsidiaries under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, Merger and Sale of Assets

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless:

(1)  we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the debentures and under the indenture;

(2)  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)  immediately after giving effect to such transaction on a pro forma basis, we or any Person becoming the successor obligor of the debentures shall have a Consolidated Net Worth (without giving effect to any non-cash charges resulting from such consolidation, merger, sale, conveyance, transfer, lease or other disposition) equal to or greater than our Consolidated Net Worth immediately prior to such transaction;

(4)  immediately after giving effect to such transaction on a pro forma basis, our Interest Coverage Ratio (or of any Person becoming the successor obligor on the debentures) is at least 1:1.

If, however, our Interest Coverage Ratio before giving effect to the transaction is within the range set forth in column (A) below, then our pro forma Interest Coverage Ratio after giving effect to the transaction (or that of any Person becoming the successor obligor on the debentures) shall be at least equal to the lesser of:

(1)  the ratio determined by multiplying the percentage set forth in column (B) below by our Interest Coverage Ratio prior to such transaction; and

(2)  the ratio set forth in column (C) below:

(A)	(B)	(C)
1.11:1 to 1.99:1	90%	1.5:1
2.00:1 to 2.99:1	80%	2.1:1
3.00:1 to 3.99:1	70%	2.4:1
4.00:1 or more	60%	2.5:1

In addition, if our pro forma Interest Coverage Ratio after giving effect to the transaction (or that of any Person becoming the successor obligor on the debentures) is 3:1 or more, the calculation in the preceding paragraph shall be inapplicable and such transaction shall be deemed to have complied with the requirements of clause (4) above.

Clause (4) shall not, however, apply to a consolidation or merger with or into a Restricted Subsidiary so long as in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person, us) shall be issued or distributed to our stockholders.

We must deliver to the Trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Clauses (3) and (4) of this covenant do not apply, however, if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a Board of Directors resolution, the principal purpose of such transaction is to change our state of incorporation, provided that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance and Discharge

The indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the debentures on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the debentures (except for, among other matters, certain obligations to register the transfer or exchange of the debentures, to replace stolen, lost or mutilated debentures, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1)  we have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debentures on the Stated Maturity of such payments in accordance with the terms of the indenture and the debentures;

(2)  we have delivered to the Trustee (a) either (i) an opinion of counsel to the effect that holders of debentures will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (ii) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3)  immediately after giving effect to such deposit on a pro forma basis giving effect to such deposit and defeasance, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(4)  we are not prohibited from making payments in respect of the debentures by the provisions described under “—Ranking”; and

(5)  if at such time the debentures are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that the debentures will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

The indenture provides that the provisions of the indenture will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clauses (3) and (4) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and such covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default and the provisions described herein under “—Ranking” with respect to assets held by the Trustee shall not apply upon, among other things:

(1)  the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debentures on the Stated Maturity of such payments in accordance with the terms of the indenture and the debentures;

(2)  the satisfaction of the provisions described in clauses (2)(b), (3) and (4) of the preceding paragraph; and

(3)  the delivery by us to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the debentures as described in the immediately preceding paragraph and the debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the debentures at the time of the acceleration resulting from such Event of Default. We will, however, remain liable for such payments.

Modification and Waiver

We and the Trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debentures; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1)  change the Stated Maturity of the principal of, or any installment of interest on, any debenture;

(2)  reduce the principal amount of, or premium, if any, or interest on, any debenture;

(3)  change the place or currency of payment of principal of, or premium, if any, or interest on, any debenture;

(4)  impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any debenture;

(5)  reduce the above-stated percentage of outstanding debentures the consent of whose holders is necessary to modify or amend the indenture;

(6)  waive a default in the payment of principal of, premium, if any, or interest on the debentures;

(7)  reduce the percentage or aggregate principal amount of outstanding debentures the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(8)  modify the subordination provisions in a manner adverse to the holders.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the debentures or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the debentures or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of Silgan Holdings Inc. or of any successor Person thereof. Each holder, by accepting the debentures, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The certificates representing the new debentures will be issued in fully registered global form without interest coupons, or “global debentures.” The global debentures will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. Ownership of beneficial interests in a global debenture will be limited to (1) participants who have accounts with DTC, or “participants” or (2) persons who hold interests through participants. Ownership of beneficial interests in a global debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new debentures represented by such global debenture for all purposes under the indenture and the new debentures. No beneficial owner of an interest in a global debenture will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Cedel Bank.

Payments of the principal of, and interest on, a global debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global debenture, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global debenture as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of new debentures (including the presentation of new debentures for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global debenture is credited and only in respect of such portion of the aggregate principal amount of new debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the new debentures, DTC will exchange the applicable global debenture for certificated debentures, which it will distribute to its participants.

We understand that DTC:

•	is a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or “indirect participants”.

Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global debenture among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global debentures and a successor depositary is not appointed by us within 90 days, we will issue certificated debentures in exchange for the global debentures. Holders of an interest in a global debenture may receive certificated debentures in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture.

Registration Rights

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which we will make available upon written request as described under “Where You Can Find More Information.” We urge you to read the registration rights agreement because it, and not this description, defines your registration rights as holders of the debentures.

Exchange Offer

We have agreed with Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Salomon Smith Barney Inc. and Fleet Securities, Inc., or collectively, the “placement agents”, that we will use our best efforts file a registration statement for a registered offer to exchange the old debentures for the new debentures.

When the registration statement is declared effective, we shall offer the new debentures in return for surrender of the old debentures. The offer shall remain open for not less than 30 days after the date notice of the exchange offer is mailed to you. For each old debenture we receive in the exchange offer, we will issue the holder a new debenture of equal principal amount. Interest on each new debenture shall accrue from the last date on which interest was paid on the debentures so surrendered.

Once we have accepted all old debentures validly surrendered in accordance with the terms of the exchange offer, we can close the exchange offer within 30 days. Old debentures not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the indenture and to certain transfer restrictions.

Shelf Registration

If we are not permitted to conduct the exchange offer due to, among other things, applicable interpretations of the staff of the Commission, we have agreed with the placement agents to use our best efforts to cause to become effective a shelf registration statement, or “shelf registration”, for registered re-sales of the old debentures. We must keep the shelf registration effective until the earlier of April 29, 2004 or until all old debentures covered by the shelf registration have been sold.

We shall provide to you copies of the prospectus, notify you when the shelf registration for the old debentures has become effective and take certain other actions as are required to permit re-sales of the old debentures. If you sell your old debentures under the shelf registration generally you will:

•	be named as a selling security holder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to certain of the civil liability provisions under the Securities Act; and

•	be bound by the provisions of the registration rights agreement (including certain indemnification obligations).

If by October 29, 2002, the exchange offer is not consummated and a shelf registration is not declared effective, the annual interest rate borne by the old debentures will be increased by 0.5 percent per annum until the exchange offer is consummated or the shelf registration is declared effective.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition, but excluding Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or upon such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, our and our Restricted Subsidiaries’ aggregate net income (or loss) for such period determined in conformity with GAAP. The following items, however, shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)  the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than us or any of our Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

(2)  solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(c) of the first paragraph of the “Limitation on Restricted Payments” covenant described below (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries, or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries;

(3)  the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of the net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)  any gains or losses (on an after-tax basis) attributable to Asset Sales;

(5)  except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(c) of the first paragraph of the “Limitation on Restricted Payments” covenant described below, any amount paid or accrued as dividends on our preferred stock or any Restricted Subsidiary owned by Persons other than us and any of our Restricted Subsidiaries; and

(6)  all extraordinary gains and extraordinary losses.

In addition, for purposes of clause (4) of the first paragraph of the “Limitation on Restricted Payments” covenant, in connection with any Investment in a business, “Adjusted Consolidated Net Income” during the period commencing with the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date shall not be less than $100 million, unless actual Adjusted Consolidated Net Income for such period is a loss, in which case Adjusted Consolidated Net Income for such period shall be $100 million minus the amount of such loss.

“Adjusted Consolidated Net Tangible Assets” means the total amount of our assets and the assets of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets after the Closing Date (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting all of our current liabilities and the current liabilities of our Restricted Subsidiaries (excluding intercompany items) and all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent quarterly or annual consolidated balance sheet, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the “Commission Reports and Reports to Holders” covenant.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means:

(1)  an investment by us or by any of our Restricted Subsidiaries in any other Person pursuant to which the Person shall become a Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries if such Person’s primary business is related, ancillary or complementary to our and our Restricted Subsidiaries’ businesses on the date of such investment; or

(2)  an acquisition by us or by any of our Restricted Subsidiaries of the property and assets of any other Person, other than us or any of our Restricted Subsidiaries, that constitutes substantially all of a division, operating unit or line of business of such Person if the property and assets acquired are related, ancillary or complementary to our and our Restricted Subsidiaries’ business on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to us or another Restricted Subsidiary) of:

(1)  all or substantially all of the Capital Stock of any of our Restricted Subsidiaries; or

(2)  all or substantially all of the assets that constitute a division, operating unit or line of our business or the business of any of our Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person other than us or any of our Restricted Subsidiaries of:

(1)  all or any of the Capital Stock of any Restricted Subsidiary;

(2)  all or substantially all of the property and assets of an operating unit or business of ours or any of our Restricted Subsidiaries; or

(3)  any of our other property and assets or any other property and assets of our Restricted Subsidiaries outside the ordinary course of business and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of our assets.

“Asset Sale” shall, however, not include:

(a)  sales or other dispositions of inventory, receivables and other current assets;

(b)  sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (1)(b) of the “Limitation on Asset Sales” covenant;

(c)  any Restricted Payments permitted by the “Limitation on Restricted Payments” covenant;

(d)  sales, transfers or other dispositions of obsolete or worn out equipment or spare parts; or

(e)  during each of our fiscal years, other sales, transfers or dispositions of assets having a fair market value not in excess of $1,000,000.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bank Agent” means Bankers Trust Company, or its successor as agent for the lenders under the Credit Agreement.

“Board of Directors” means our Board of Directors or any committee of the Board of Directors duly authorized to act under the indenture.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1)  (a)  a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than MSLEF II (as defined below), Mr. Horrigan, Mr. Silver and their respective Affiliates, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 40 percent of the total voting power of our Voting Stock; and

(b)  MSLEF II, Mr. Horrigan, Mr. Silver and their respective Affiliates and any spouse, parent, brother, sister or lineal descendant of Mr. Horrigan or Mr. Silver beneficially own, directly or indirectly, less than 18 percent of the total voting power of our Voting Stock; or

(2)  individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means the date the existing debentures were originally issued under the indenture on June 9, 1997.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1)  Consolidated Interest Expense;

(2)  income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(3)  depreciation expense;

(4)  amortization expense; and

(5)  all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP.

If any Restricted Subsidiary, however, is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by the quotient of the number of shares of outstanding common stock of the Restricted Subsidiary not owned on the last day of the period by us or any of our Restricted Subsidiaries divided by the total number of shares of outstanding common stock of the Restricted Subsidiary on the last day of such period.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation:

(1)  amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

(2)  all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(3)  the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries; and

(4)  all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period.

“Consolidated Interest Expense” does not include, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income under clause (3) of the definition of Adjusted Consolidated Net Income (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof).

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on our and our Restricted Subsidiaries’ most recently available quarterly or annual consolidated balance sheet (which shall be as of a date not more than 135 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of our Capital Stock or the Capital Stock of any of our Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

“Credit Agreement” means the credit agreement dated as of August 1, 1995, as amended, among us and certain of our subsidiaries, the lenders named therein, the Bank Agent, as Administrative Agent and Co-Arranger, and Bank of America Illinois, as Documentation Agent and Co-Arranger, together with the related documents thereof (including without limitation any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are our Subsidiaries) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time.

“Credit Agreement Amount” means $1.2 billion.

“Currency Agreement” means any foreign exchange contract, currency, swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)  required to be redeemed prior to the Stated Maturity of the debentures;

(2)  redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the debentures; or

(3)  convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the debentures.

Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the debentures shall not constitute Disqualified Stock if:

(1)  the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” and “Repurchase of Debentures upon a Change of Control” covenants described below; and

(2)  such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such debentures as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Debentures upon a Change of Control” covenants described below.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $1,000,001) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board of Directors resolution. However, in the event that:

(1)  we or any of our Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer; and

(2)  the customer requires that we or our Restricted Subsidiary grant such customer an option to purchase the assets (or the entity owning the assets),

then “fair market value” shall, for purposes of the “Limitation on Asset Sales” covenant, be deemed to be the price paid by the customer for the assets or the entity.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

However, calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to:

(1)  the amortization or write off of unamortized deferred financing costs and any premiums, fee or expenses incurred in connection with the offering, redemption or early extinguishment of the debentures and the Credit Agreement (but not any fees or expenses with respect to the Indebtedness Incurred or Capital Stock issued after the Closing Date to effect any such redemption or early extinguishment); and

(2)  except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise);or

(2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication);

(1)  all indebtedness of such Person for borrowed money;

(2)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4)  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)  all Capitalized Lease Obligations;

(6)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness;

(7)  all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8)  to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

(1)  that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP;

(2)  that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness;”

(3)  that Indebtedness shall not include any liability for federal, state, local or other taxes; and

(4)  in clarification of this definition, any unused commitment under the Credit Agreement or any other agreement relating to Indebtedness shall not be treated as outstanding.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the “Commission Reports and Reports to Holders” covenant (the “Four Quarter Period”) to the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation:

(1)  pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of our senior management, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof) and any Indebtedness to be repaid within 60 days of the Transaction Date (except to the extent such repayment will be financed by Incurring Indebtedness after the Transaction Date), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2)  Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on a date that is no more than 75 days prior to the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3)  pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; provided that:

(a)  with respect to Asset Acquisitions, pro forma effect shall be given to any cost reductions we anticipates if we deliver to the Trustee an officers’ certificate executed by our Chief Financial Officer certifying to and describing and quantifying with reasonable specificity the cost reductions expected to be attained within the first year after such Asset Acquisition; and

(b)  at our election, in connection with any Asset Acquisition with respect to which an income statement for the acquired assets for the preceding four fiscal quarters is not available, we shall, in good faith, prepare an estimated income statement for such four quarters and shall deliver to the Trustee an officers’ certificate and a certificate of an investment bank or accounting firm of national standing expressly stating that, in their opinion, such estimated income statement reasonably reflects the results that would have occurred had such assets been purchased by us or a Restricted Subsidiary on the first day of the Four Quarter Period,

(4)  pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset

Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (3) or (4) of this definition requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or the balance sheet of our Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (a) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (b) the fair market value of the Capital Stock (or any other Investment), held by us or any of our Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. The fair market value, however, of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments as a result of any payments or transfers of assets by such Person to us or our Restricted Subsidiaries. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above, (1) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (2) the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“MSLEF II” means The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership.

“Net Cash Proceeds” means:

(1)  with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(a)  brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b)  provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to our and our Restricted Subsidiaries consolidated results of operations, taken as a whole;

(c)  payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale; and

(d)  appropriate amounts to be provided by us or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP;

(2)  with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold to us or any Restricted Subsidiary with recourse) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Offer to Purchase” means an offer by us to purchase debentures from the holders commenced by mailing a notice to the Trustee and each holder stating:

(1)  the covenant pursuant to which the offer is being made and that all debentures validly tendered will be accepted for payment on a pro rata basis;

(2)  the purchase price and the Payment Date;

(3)  that any debenture not tendered will continue to accrue interest pursuant to its terms;

(4)  that, unless we default in the payment of the purchase price, any debenture accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)  that holders electing to have a debenture purchased pursuant to the Offer to Purchase will be required to surrender the debenture, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the debenture completed, to the office or agent maintained by us where the debentures may be presented for payment (the “Paying Agent”) at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)  that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of debentures delivered for purchase and a statement that such holder is withdrawing his election to have such debentures purchased; and

(7)  that holders whose debentures are being purchased only in part will be issued new debentures equal in principal amount to the unpurchased portion of the debentures surrendered.

We shall, if the debentures purchased and each new debenture issued are in a principal amount of $1,000 or integral multiples thereof on the Payment Date:

(1)  accept for payment on a pro rata basis debentures or portions thereof tendered pursuant to an Offer to Purchase;

(2)  deposit with the Paying Agent money sufficient to pay the purchase price of all debentures or portions thereof so accepted; and

(3)  deliver, or cause to be delivered, to the Trustee all debentures or portions thereof so accepted together with an officers’ certificate specifying the debentures or portions thereof accepted for payment by us.

The Paying Agent shall promptly mail to the holders of debentures so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new debenture equal in principal amount to any unpurchased portion of the debenture surrendered. If each debenture purchased and each new debenture issued shall be in a principal amount of $1,000 or integral multiples thereof, then we will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

The Trustee shall act as the Paying Agent for an Offer to Purchase. We will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations if we are required to repurchase debentures pursuant to an Offer to Purchase.

“Permitted Investment” means:

(1)  an Investment in us or a Restricted Subsidiary or a Person which will, upon the making of the Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or a Restricted Subsidiary if such person’s primary business is related, ancillary or complementary to our businesses and our Restricted Subsidiaries on the date of the Investment;

(2)  Temporary Cash Investments;

(3)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)  stock, obligations or securities received in satisfaction of judgments or in settlement of claims;

(5)  Investments, to the extent the consideration consists solely of the our common stock;

(6)  Currency Agreements and Interest Rate Agreements entered into to protect against currency or interest rate fluctuations (but not for speculation);

(7)  Guarantees of Indebtedness of Restricted Subsidiaries permitted under the “Limitation on Indebtedness” covenant; and

(8)  loans to our employees or employees of our Restricted Subsidiaries, not to exceed $3 million at any one time outstanding.

“Permitted Liens” means:

(1)  Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2)  statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a bank’s unexercised right of set-off) arising in the ordinary course of business and for amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4)  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5)  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of our business and the business of our Restricted Subsidiaries, taken as a whole;

(6)  Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided:

(a)  such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness” covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and the Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property;

(b)  the principal amount of the Indebtedness secured by such Lien does not exceed 100 percent of such cost; and

(c)  any Lien shall not extend to or cover any property or assets other than the item of property or assets and any improvements on the item.

(7)  leases or subleases granted to others that do not materially interfere with the ordinary course of our business and the business of our Restricted Subsidiaries, taken as a whole;

(8)  Liens encumbering property or assets under construction arising from progress or partial payments by one of our customer’s or a customer of our Restricted Subsidiaries related to the property or asset;

(9)  any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(10)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(11)  Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing when such Person becomes, or becomes a part of, us or any Restricted Subsidiary; provided that such Liens do not extend to or cover any of our property or assets or any property or assets of any of our Restricted Subsidiaries other than the property or assets acquired;

(12)  Liens in our or any of our Restricted Subsidiaries’ favor;

(13)  Liens arising from the rendering of a final judgment or order against us or any Restricted Subsidiary that does not give rise to an Event of Default;

(14)  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(15)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16)  Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(17)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with past practices prior to the Closing Date;

(18)  Liens consisting of escrows or deposits in connection with acquisitions or potential acquisitions; and

(19)  Liens on or sales of receivables.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restricted Subsidiary” means any of our Subsidiaries other than an Unrestricted Subsidiary.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:

(1)  for our most recent fiscal year, accounted for more than 10 percent of the consolidated revenues of us and our Restricted Subsidiaries; or

(2)  as of the end of such fiscal year, was the owner of more than 10 percent of the our consolidated assets of us and our Restricted Subsidiaries, all as set forth in our most recently available consolidated financial statements for such fiscal year.

“Stated Maturity” means:

(1)  with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)  with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50 percent of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Temporary Cash Investment” means any of the following:

(1)  direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(2)  time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of their acquisition issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)  commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than one of our Affiliates) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investor’s Services, Inc. (“Moody’s”) or “A-1” (or higher) according to Standard and Poor’s Rating Services (“S&P”); and

(5)  securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s.

“Trade Payables” means, for any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business related to the acquisition of goods or services.

“Transaction Date” means with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date the Indebtedness is to be Incurred and with respect to any Restricted Payments, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of ours) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, us or any Restricted Subsidiary; provided that:

(1)  any Guarantee by us or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by us or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(2)  either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below; and

(3)  if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2)  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the indenture.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board of Directors resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the debentures, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Description of the New Credit Agreement

On June 28, 2002, we and certain of our wholly owned subsidiaries completed the refinancing of our U.S. Credit Agreement by entering into our New Credit Agreement which is an $850 million senior secured credit facility. All amounts owing under our U.S. Credit Agreement were repaid with proceeds from loans made under the New Credit Agreement. As a result of this refinancing, we recorded an extraordinary charge, net of tax, of $0.6 million in the second quarter of 2002 for the write-off of unamortized debt financing costs related to our U.S. Credit Agreement.

The following summary of certain provisions of the New Credit Agreement, and certain other agreements entered into in connection therewith, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the New Credit Agreement and such other agreements.

The Credit Facility.    Our New Credit Agreement provides us with $100 million of term loans designated A term loans and $350 million of term loans designated B term loans and provides Silgan Containers, Silgan Plastics and certain of our other wholly owned subsidiaries up to $400 million of revolving loans, letters of credit and swingline loans. Our New Credit Agreement also contains an incremental uncommitted term loan facility of up to $275 million. We may use proceeds from future revolving loans for general corporate and working capital purposes, including permitted acquisitions. We may use incremental term loans to finance permitted acquisitions and refinance any indebtedness assumed as a part of such permitted acquisition, to refinance or repurchase permitted subordinated debt and to repay outstanding revolving loans. As of June 30, 2002, the outstanding principal amounts of A term loans, B term loans and revolving loans under our New Credit Agreement were $100 million, $350 million and $157.7 million, respectively.

The aggregate amount of revolving loans that may be outstanding at any time is not subject to any borrowing base limitation. However, the revolving borrowers are required to maintain, for at least one period of 30 consecutive days during each calendar year, total average unutilized commitments for revolving loans of at least $90 million.

Each of the term loans, the revolving loans and, when committed, the incremental term loans, at our election, may consist of loans designated as Euro Rate (as defined below) loans or as Base Rate (as defined below) loans. Each of the loans can be converted from a Base Rate loan into a Euro Rate loan and vice versa. The interest periods for Euro Rate loans may be one (and under certain circumstances, less than one), two, three, six or, to the extent available, twelve months.

Security and Guarantees.    Under the terms of a security agreement, a pledge agreement and a borrowers/subsidiaries guaranty made in favor of the lenders, we and certain of our subsidiaries guarantee on a secured basis all of the obligations of the borrowers under our New Credit Agreement and pledge substantially all of our respective assets and properties as collateral to secure the obligations under New Credit Agreement, subject to certain exceptions.

Payment of Loans.    The revolving loans generally can be borrowed, repaid and reborrowed from time to time until June 28, 2008, on which date all revolving loans mature and are payable in full. Amounts repaid under the term loans cannot be reborrowed.

The A term loans mature on June 28, 2008 and are payable in installments as follows:

A Term Loan Scheduled Repayment Date	Amount
December 31, 2003	$16,670,000
December 31, 2004	16,670,000
December 31, 2005	16,670,000
December 31, 2006	16,670,000
December 31, 2007	16,670,000
A term loan maturity date	16,650,000

The B term loans mature on November 30, 2008 and are payable in installments as follows:

B Term Loan Scheduled Repayment Date	Amount
December 31, 2002	$1,750,000
December 31, 2003	3,500,000
December 31, 2004	3,500,000
December 31, 2005	3,500,000
December 31, 2006	3,500,000
December 31, 2007	3,500,000
B term loan maturity date	330,750,000

We are required to repay each tranche of incremental term loans, to the extent then outstanding, in the principal amounts set forth in the respective incremental term loan commitment agreement entered into at the time of the incurrence of such loans. The incremental uncommitted term loan facility also provides, among other things, that any incremental term loan borrowing shall:

•	be denominated in a single currency, either in U.S. dollars or certain foreign currencies;

•	be in a minimum aggregate amount for all lenders participating in a given tranche of at least $30 million (or the dollar equivalent);

•
have a maturity date (fixed at the time of the making of the commitments for such loans) no earlier than the maturity date for the B term loans and a weighted average life to maturity of no less than the weighted average life to maturity for the B term loans;

•
be used to finance permitted acquisitions and refinance any indebtedness assumed as a part of such permitted acquisition, to refinance or repurchase permitted subordinated debt and to repay outstanding revolving loans; and

•	generally be secured and guaranteed.

In addition, under the New Credit Agreement, we must repay term loans in an amount equal to:

(1)  50 percent of our Excess Cash Flow (as defined in the New Credit Agreement) in any fiscal year unless our Total Leverage Ratio (as defined below) for such year is less than or equal to 3.50:1.00;

(2)  100 percent of the net sale proceeds received from certain asset sales, unless, but only to the extent that, the net sale proceeds from such asset sales are used within 12 months to purchase assets for use in our business;

(3)  100 percent of the net insurance proceeds from casualty or condemnation events, provided that up to $75 million of such proceeds may be used within 12 months to replace or restore the damaged or lost properties or assets or invest in a then existing manufacturing facility;

(4)  100 percent of the net debt proceeds from the incurrence of indebtedness, except generally for indebtedness incurred as permitted under the New Credit Agreement, and the issuance of permitted subordinated indebtedness, except and to the extent such issuance is used to refinance then outstanding permitted subordinated indebtedness or to finance a permitted acquisition within 60 days of such issuance;

(5)  75 percent of the cash proceeds from sales of accounts receivable pursuant to an asset securitization involving accounts receivable; and

(6)  75 percent of the net sale proceeds in excess of the first $10 million in any fiscal year from certain sale and leaseback transactions.

Amounts to be applied pursuant to these requirements shall be applied first, as a mandatory repayment of the then outstanding principal amount of term loans, second, to the extent in excess of the amount required to be applied pursuant to the preceding clause, as a mandatory reduction to the total incremental term loan commitment for each tranche of incremental term loans and third, to the extent in excess of the amount required to be applied pursuant to the two preceding clauses, as a mandatory reduction to the total revolving loan commitment.

Interest and Fees.    We pay interest on borrowings under our New Credit Agreement at rates that are set with reference to our Total Leverage Ratio (as defined below). To the extent that amounts under our New Credit Agreement remain unused, we pay commitment fees on the unused portion of the available loan commitment. The commitment fees are also set with respect to our Total Leverage Ratio.

Interest on term loans and revolving loans maintained as Base Rate loans accrues at floating rates equal to the sum of the Base Rate plus the Applicable Margin (as defined in the New Credit Agreement). Interest on term loans and revolving loans maintained as Euro Rate loans accrues at floating rates equal to the sum of the Applicable Margin plus a formula rate called the Eurodollar Rate (as defined below).The Applicable Margin varies depending upon our Total Leverage Ratio.

Initially, the interest rate for all loans is Base Rate plus 1 percent or Eurodollar Rate plus 2 percent. After December 31, 2002, the Applicable Margin will be reset quarterly based on our Total Leverage Ratio.

The revolving borrowers have agreed to pay to the applicable lenders a commitment commission calculated initially as 0.50 percent per annum on the daily average unused portion of the lenders’ revolving commitment in respect of the revolving loans until such revolving commitment is terminated. The commitment commission rate ranges from 0.250 percent to 0.500 percent and is subject to change on a quarterly basis (beginning after December 31, 2002) depending upon our Total Leverage Ratio. Prior to the refinancing, the most recent applicable commitment commission under our U.S. Credit Agreement was 0.25 percent per annum. Each of the revolving borrowers is also required to pay to the applicable lenders under our New Credit Agreement a letter of credit fee equal to the Applicable Margin in effect from time to time for revolving loans maintained as Eurodollar loans, and to pay to the issuers of the letter of credit a facing fee of  1/4 of 1 percent per annum, in each case calculated on the aggregate stated amount of all letters of credit for the stated duration. Additionally, in connection with the closing of our New Credit Agreement, the agents and lenders also received certain other fees.

Certain Covenants.    We and our subsidiaries must operate under numerous financial and operating covenants contained in the New Credit Agreement that are generally no more restrictive in the aggregate than the covenants contained in our U.S. Credit Agreement. The covenants limit our abilities:

(1)  to create certain Liens;

(2)  to consolidate, merge, sell or lease assets and to purchase assets, except that, among other things:

(a)  we and our subsidiaries generally may make stock or asset acquisitions of businesses primarily engaged in the packaging business;

(b)  we and our subsidiaries may enter into certain sale and leaseback transactions, so long as, all proceeds received therefrom shall not exceed the greater of an aggregate of $150,000,000 of assets and 10 percent of our consolidated tangible assets, so long as among other things, the net proceeds are applied and/or reinvested as required by the New Credit Agreement;

(c)  our subsidiaries may generally sell individual accounts receivable (other than as part of the accounts receivable facility), so long as such sale is for cash and no more than $50,000,000 in the aggregate are sold in any fiscal year; and

(d)  we and certain of our subsidiaries may make certain sales of raw materials to unrestricted subsidiaries.

(3)  to pay dividends on, or repurchase shares of, our capital stock, except that, among other things:

(a)  we may pay cash dividends up to $16,000,000 per year (as increased by our Cumulative Consolidated Net Income (as defined in the New Credit Agreement)); and

(b)  we may redeem or repurchase shares of our stock up to $50,000,000 per year (as increased by our Cumulative Consolidated Net Income (as defined in the New Credit Agreement));

(4)  to create additional indebtedness, except for, among other things:

(a)  our unsecured subordinated indebtedness, the proceeds of which are used within 60 days to refinance our other existing subordinated indebtedness;

(b)  certain indebtedness assumed in connection with permitted acquisitions;

(c)  certain unsecured guarantees of obligations of Joint Ventures (as defined in the New Credit Agreement);

(d)  indebtedness of certain foreign subsidiaries the proceeds of which are used for such subsidiaries’ working capital and capital expenditures so long as the aggregate principal amount of such indebtedness does not exceed $30,000,000 at any time; and

(e)  additional indebtedness not otherwise permitted in an amount not to exceed $50,000,000;

(5)  to make certain advances, investments and loans, except for, among other things, investments in, or transfers of assets to, Joint Ventures, subject to certain limitations, and certain intercompany loans;

(6)  to enter into certain transactions with affiliates outside of the ordinary course;

(7)  to make certain capital expenditures, except for, among other things, capital expenditures up to $125 million for each calendar year during the term of the New Credit Agreement (which amount may be increased for any given calendar year by 7 percent of the annual sales attributable to any permitted acquisitions), provided that to the extent capital expenditures made during any period are less than the amounts that are otherwise permitted to be made during such period, such amount may be carried forward and utilized to make capital expenditures in the immediately succeeding calendar year, and provided further that additional capital expenditures may be made with Net Equity Proceeds Amount, Net Insurance Proceeds, Retained Excess Cash Flow Amount and Net Sale Proceeds (each as defined in the New Credit Agreement);

(8)  with certain exceptions, to permit our direct and indirect subsidiaries to issue capital stock or to create limitations on the ability of any such subsidiary to:

(a)  pay dividends or make other distributions,

(b)  make loans or advances, or

(c)  transfer assets;

(9)  to engage in any business other than the packaging business; and

(10)  to designate any indebtedness as “Designated Senior Indebtedness” for purposes of the debentures or any refinancing indebtedness issued by us.

Our New Credit Agreement requires that the ratio of EBITDA (as defined below) to Interest Expense (as defined below) for any period of four consecutive quarters, or Test Period, ended on the last day of a fiscal quarter set forth below not to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended	Ratio
June 30, 2002	2.75:1.00
September 30, 2002	2.75:1.00
December 31, 2002	2.75:1.00
March 31, 2003	2.75:1.00
June 30, 2003	2.75:1.00
September 30, 2003	2.75:1.00
December 31, 2003	2.75:1.00
March 31, 2004	2.75:1.00
June 30, 2004	2.75:1.00
September 30, 2004	2.75:1.00
December 31, 2004	2.75:1.00
March 31, 2005 and the last day of each fiscal quarter thereafter	3.00:1.00

Our New Credit Agreement also requires our Total Leverage Ratio (as defined below) for any Test Period ended on the last day of a fiscal quarter set forth below not to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended	Ratio
June 30, 2002	4.50:1.00
September 30, 2002	4.50:1.00
December 31, 2002	4.50:1.00
March 31, 2003	4.50:1.00
June 30, 2003	4.50:1.00
September 30, 2003	4.25:1.00
December 31, 2003	4.25:1.00
March 31, 2004	4.25:1.00
June 30, 2004	4.25:1.00
September 30, 2004	4.00:1.00
December 31, 2004	4.00:1.00
March 31, 2005	4.00:1.00
June 30, 2005	4.00:1.00
September 30, 2005 and each fiscal quarter thereafter	3.75:1.00

Events of Default.    Events of default under our New Credit Agreement include, among others:

(1)  the failure to pay any principal on the term loans or the revolving loans, the failure to reimburse drawings under any letters of credit when due or the failure to pay within three business days after the date such payment is due interest on the term loans, the revolving loans or any unpaid drawings under any letter of credit or any fees or other amounts owing under the New Credit Agreement;

(2)  subject to certain limited exceptions, our failure to pay amounts due under certain other agreements or any defaults that result in or permit the acceleration of certain other indebtedness;

(3)  subject to certain limited exceptions and any applicable grace periods, our breach of any covenants, representations or warranties contained in the New Credit Agreement or any related document;

(4)  certain events of bankruptcy, insolvency or dissolution;

(5)  the occurrence of certain judgments or decrees not vacated, discharged, stayed or bonded pending appeal;

(6)  the occurrence of certain ERISA related liabilities;

(7)  a default under or invalidity of any of the security or guarantee documents entered into in connection with the New Credit Agreement or of the security interests granted to the lenders pursuant to the New Credit Agreement; and

(8)  a Change of Control (as defined in the New Credit Agreement).

The lenders are permitted upon the occurrence of any event of default under the New Credit Agreement to, among other things, accelerate the maturity of the term loans and the revolving loans and all other outstanding indebtedness under the New Credit Agreement and terminate their commitment to make any further revolving loans or to issue any letters of credit.

Certain Definitions.    For purposes of the foregoing description of the New Credit Agreement, the following terms have the meanings indicated below:

“Base Rate” means, at any time, the higher of:

(1)   1/2 of 1 percent in excess of the Federal Funds Rate generally determined on the basis of a weighted average of rates on overnight Federal Funds transactions; and

(2)  the rate which Deutsche Bank Trust Company Americas announces from time to time as its prime lending rate.

“EBIT” means, for any period, the consolidated net income of us and our subsidiaries for such period, before Interest Expense and provision for taxes and (to the extent not already otherwise excluded from the calculation thereof under the New Credit Agreement) without giving effect to any gains or losses from sales of assets (other than sales of inventory in the ordinary course of business), or any non-cash adjustments resulting from changes in value of employee stock options.

“EBITDA” means, for any period, EBIT for such period, adjusted by adding the amount of all depreciation and all amortization of intangibles (including covenants not to compete), goodwill and loan fees that were deducted in arriving at EBIT for such period.

“Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by Deutsche Bank Trust Company Americas in its individual capacity as Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar loan of Deutsche Bank Trust Company Americas in its individual capacity as Administrative Agent with maturities comparable to the interest period applicable to such Eurodollar loan commencing two business days thereafter as of 10:00 A.M. (local time) on the date which is two business days prior to the commencement of such interest period, divided (and rounded off to the nearest  1/100 of 1 percent) by (b) a percentage equal to 100 percent minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements (or any successor category of liabilities under Regulation D).

“Interest Expense” shall mean, for any period, the sum of (i) the total consolidated interest expense of us and our subsidiaries for such period (without giving effect to any amortization or write-off of up-front fees and expenses in connection with any debt issuance) net of any total consolidated interest income of us and our subsidiaries for such period and (ii) the product of (A) the aggregate amount of all cash dividend payments made on any class of qualified preferred stock prior to the fifth anniversary after the issuance of such qualified preferred stock and (B) a fraction, the numerator of which is one and the denominator of which is one minus our current effective consolidated federal, state, local and foreign income tax rate expressed as a decimal.

“Total Leverage Ratio” means, for any period, the ratio of

(x)  the sum of (i) total indebtedness (excluding revolving loans outstanding) as of the last day of such period plus (ii) the revolving loans outstanding on the December 31st immediately preceding the last day of such period (or, in the case of a Test Period ended on December 31 in any fiscal year, the revolving loans outstanding on such December 31) to

(y)  EBITDA for the most recently ended Test Period.

Description of the Canadian Bank Facility

Through a wholly owned Canadian subsidiary, we have our Canadian Bank Facility with various Canadian banks. The Canadian Bank Facility initially provided our Canadian subsidiaries with Cdn. $26.5 million (U.S. $18.5 million) of term loans, and provides such subsidiaries with up to Cdn. $6.5 million (U.S. $4.5 million) of revolving loans. Principal of the term loans is required to be repaid in annual installments until maturity on December 31, 2003. At June 30, 2002, term loans of Cdn. $1.8 million (U.S. $1.2 million) were outstanding under the Canadian Bank Facility.

The revolving loans may be borrowed, repaid and reborrowed until maturity on December 31, 2003. There were no revolving loans outstanding under the Canadian Bank Facility at June 30, 2002 and December 31, 2001.

Revolving loan and term loan borrowings may be designated as Canadian Prime Rate or Bankers Acceptance borrowings. Currently, Canadian Prime Rate borrowings bear interest at the Canadian Prime Rate, as defined in the Canadian Bank Facility, plus no margin. Bankers Acceptance borrowings bear interest at the rate for bankers acceptance plus a margin of 1.0 percent. Similar to the Credit Agreement, the interest rate margin on both Canadian Prime Rate and Bankers Acceptance borrowings will be reset quarterly based upon our consolidated Leverage Ratio. As of June 30, 2002, the interest rate for Bankers Acceptance borrowings was 3.6 percent.

The indebtedness under the Canadian Bank Facility is guaranteed by us and certain of our subsidiaries and is secured by a security interest in substantially all of the real and personal property of our Canadian subsidiaries and all of the stock of our Canadian subsidiaries. The Canadian Bank Facility contains covenants which are generally no more restrictive than and are generally similar to the covenants in our New Credit Agreement.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and estate tax consequences of participating in the exchange offer and owning and disposing of the new debentures and, insofar as it relates to matters of law or legal conclusions, constitutes the opinion of Pillsbury Winthrop LLP. This discussion deals only with old debentures acquired upon original issuance and new debentures issued in exchange therefor, in each case held as capital assets for U.S. federal income tax purposes. It does not address the U.S. federal income tax consequences to any particular holder of old or new debentures and does not deal with persons who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, individual retirement and other tax-deferred accounts, dealers in securities or currencies, individuals subject to Section 877 of the Internal Revenue Code of 1986, as amended (the “Code), holders that hold the old or new debentures as a position in a hedge, straddle, constructive sale transaction, conversion transaction, “synthetic security” or other integrated transaction for U.S. federal income tax purposes and holders whose function currency is not the U.S. dollar. Further, this discussion does not address any alternative minimum tax consequences, U.S. federal gift tax laws or the tax laws of any state, local or foreign government that may be applicable to old or new debentures.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of old or new debentures that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; and

•
a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of old or new debentures that is not a U.S. Holder. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of old or new debentures, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of old or new debentures that is a partnership and partners in such partnership should consult their tax advisors.

This discussion is based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein.

We urge prospective investors to consult their tax advisors with respect to the tax consequences to them of participating in the exchange offer and owning and disposing of new debentures in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and estate and other tax laws.

U.S. Holders

Exchange Offer.    The exchange of old debentures for new debentures pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) a U.S. Holder will not recognize a taxable gain or loss as a result of exchanging old debentures for new debentures; (2) the holding period of the new debentures received will include the holding period of the old debentures exchanged therefor; and (3) the adjusted tax basis of the new debentures exchanged will be the same as the adjusted tax basis of the old debentures exchanged therefor immediately before such exchange.

Interest on the New Debentures.    A U.S. Holder of a new debenture is required to include in ordinary income the stated interest payable on the new debenture generally when received or accrued, in accordance with the holder’s method of tax accounting.

Amortizable Premium.    A U.S. Holder who purchases a new debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) with a corresponding decrease in adjusted tax basis from the purchase date to the new debenture’s maturity date under a constant yield method that reflects semiannual compounding based on the new debenture’s payment period. However, if the new debenture is purchased at a time when the new debenture may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the new debenture. Amortized Section 171 premium is treated as an offset to interest income on a new debenture and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the “IRS”).

Market Discount.    The acquisition and resale of the new debentures may be affected by the impact on a purchaser of the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a new debenture generally will equal the amount, if any, by which the principal amount of the new debenture immediately after its acquisition exceeds the U.S. Holder’s adjusted tax basis in the new debenture. If applicable, these provisions generally require a U.S. Holder who acquires a new debenture at a market discount to treat as ordinary income any gain recognized on the disposition of that new debenture to the extent of the accrued market discount on that new debenture, unless the U.S. Holder elects to include market discount in income currently as it accrues with a corresponding increase in the adjusted tax basis in the new debenture.

This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the new debenture at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a new debenture at a market discount and who does not elect to include accrued discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the new debenture until the new debenture is disposed of in a taxable transaction.

Sale, Exchange or Retirement.    Upon a redemption, sale or exchange of a new debenture, a U.S. Holder will recognize gain or loss measured by the difference between the amount received in exchange therefor (other than the portion received for accrued but unpaid interest, which portion is treated as interest received) and such holder’s adjusted tax basis in the new debenture. Except to the extent the market discount rules described above apply, any gain or loss recognized on the redemption, sale or exchange of a new debenture will be long-term capital gain or loss if such new debenture is held for more than one year at the time of such redemption, sale or exchange. The deduction of capital losses is subject to limitation. A holder’s initial tax basis in a new debenture will be equal to the price paid for such new debenture and may be subject to adjustment as described above under the market discount and bond premium rules.

Backup Withholding.    Under Section 3406 of the Code and applicable Treasury regulations, a U.S. Holder of a new debenture may be subject to backup withholding on certain amounts paid or deemed paid to the holder unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, provides proof of such exemption; or (2) provides a correct taxpayer identification number, certifies that he has not lost exemption from backup withholding, and has met the requirements for the reporting of previous income set forth in the backup withholding rules. U.S. Holders of new debentures should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption. Amounts paid as backup withholding do not constitute an additional tax and may be credited against a U.S. Holder’s federal income tax liability provided that the required information is properly submitted to the IRS.

Non-U.S. Holders

Exchange Offer.    See the discussion entitled “U.S. Holders-Exchange Offer,” above.

Payment of Interest on New Debentures.    In general, payments of interest received by a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

(1)(a)  the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

(b)  the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership;

(c)  the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

(d)  the Non-U.S. Holder certifies its nonresident status by providing a Form W-8BEN or appropriate substitute form to us or our paying agent (provided that if the Non-U.S. Holder holds a new debenture through a financial institution or other agent acting on our behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the financial institution or agent and the financial institution or agent will be required to provide the certification to us or our paying agent, either directly or through intermediaries); or

(2)  the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the new debentures is exempt from U.S. withholding tax and the Non-U.S. Holder or such Non-U.S. Holder’s agent provides a Form W-8BEN demonstrating the exemption.

Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30 percent (subject to reduction under an applicable income tax treaty).

Sale, Exchange, or Retirement of the New Debentures.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a new debenture unless (1) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; or (2) such gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.

Effectively Connected Income.    If interest or gain from a disposition of new debentures is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, or if an income tax treaty applies and the Non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable, the Non-U.S. Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the new debentures is taxable on a net basis, the 30 percent withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a new debenture also may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a new debenture or gain recognized on the disposition of a new debenture will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the U.S.

Backup Withholding and Information Reporting.    Backup withholding and information reporting requirements do not apply to payments of interest made by us or a paying agent to Non-U.S. Holders if the certification described above under “—Non-U.S. Holders—Payment of Interest on New Debentures” is received, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. Holder. Payments of the proceeds from a disposition by a Non-U.S. Holder of a new debenture made by or through a foreign office of a broker generally will not be subject to backup withholding and information reporting, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is a United States person; a controlled foreign corporation for U.S. tax purposes; a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or a foreign partnership if, at any time during its tax year, (1) one or more of its partners are “United States persons”, as defined in the Treasury regulations, who in the aggregate hold more than 50 percent of the income or capital interest in the partnership; or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business, unless, in each case, the broker does not have actual knowledge or reason to know the holder is a United States person and the certification requirements described above are met or the holder otherwise establishes an exemption. Information reporting and backup withholding generally will apply to a payment by a U.S. office of a broker, unless the Non-U.S. Holder certifies its nonresident status or otherwise establishes an exemption.

Federal Estate Taxes.    Subject to applicable estate tax treaty provisions, new debentures held at the time of death (or new debentures transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote or hold the new debentures in connection with a U.S. trade or business.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new debentures for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new debentures. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new debentures received in exchange for old debentures where such old debentures were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of new debentures by broker-dealers. Broker-dealers may sell new debentures received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the new debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Broker-dealers may resell new debentures directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new debentures. Any broker or dealer that resells new debentures may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new debentures and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify you against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new debentures offered hereby and certain U.S. federal income tax matters will be passed upon for us by Pillsbury Winthrop LLP, Stamford, Connecticut.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is included and incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are included and/or incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

******

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited, see Note 1)

	June 30, 2002	June 30, 2001	Dec. 31, 2001
Assets
Current assets:
Cash and cash equivalents	$13,277	$49,220	$18,009
Trade accounts receivable, net	191,403	200,775	144,903
Inventories	385,004	372,758	262,627
Prepaid expenses and other current assets	12,699	17,639	12,053

Total current assets	602,383	640,392	437,592
Property, plant and equipment, net	683,496	710,580	677,542
Goodwill, net	141,589	151,920	141,465
Other assets	68,624	37,464	55,221

	$1,496,092	$1,540,356	$1,311,820

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Bank revolving loans	$157,700	$173,065	$—
Current portion of long-term debt	1,765	41,970	57,999
Trade accounts payable	146,011	144,112	173,851
Accrued payroll and related costs	58,418	53,276	59,215
Accrued interest payable	4,959	5,444	5,022
Accrued liabilities	31,286	49,212	21,631

Total current liabilities	400,139	467,079	317,718

Long-term debt	958,333	986,072	886,770
Other liabilities	92,294	101,323	92,184

Stockholders’ equity (deficiency):
Common stock	209	205	205
Paid-in capital	124,174	117,400	118,319
Retained earnings (accumulated deficit)	(13,519)	(67,030)	(34,937)
Accumulated other comprehensive income (loss)	(5,145)	(4,300)	(8,046)
Treasury stock	(60,393)	(60,393)	(60,393)

Total stockholders’ equity (deficiency)	45,326	(14,118)	15,148

	$1,496,092	$1,540,356	$1,311,820

See notes to condensed consolidated financial statements.

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the three months ended June 30, 2002 and 2001
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	2002	2001
Net sales	$456,249	$445,417
Cost of goods sold	398,822	388,225

Gross profit	57,427	57,192
Selling, general and administrative expenses	19,534	19,257

Income from operations	37,893	37,935
Interest and other debt expense	18,390	21,248

Income before income taxes, equity in losses of affiliates and extraordinary item	19,503	16,687
Provision for income taxes	7,610	6,704

Income before equity in losses of affiliates and extraordinary item	11,893	9,983
Equity in losses of affiliates, net of income taxes	1,219	2,536

Income before extraordinary item	10,674	7,447
Extraordinary item—loss on early extinguishment of debt, net of income taxes	599	—

Net income	$10,075	$7,447

Basic earnings per share:
Income before extraordinary item	$0.59	$0.42
Extraordinary item	(0.03)	—

Basic net income per share	$0.56	$0.42

Diluted earnings per share:
Income before extraordinary item	$0.58	$0.41
Extraordinary item	(0.03)	—

Diluted net income per share	$0.55	$0.41

Weighted average number of shares:
Basic	18,144	17,742
Assumed exercise of employee stock options	311	288

Diluted	18,455	18,030

See notes to condensed consolidated financial statements.

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the six months ended June 30, 2002 and 2001
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	2002	2001
Net sales	$880,505	$888,931
Cost of goods sold	770,591	780,809

Gross profit	109,914	108,122
Selling, general and administrative expenses	38,276	37,989
Rationalization (credit) charge	(2,259)	3,490

Income from operations	73,897	66,643
Interest and other debt expense	34,886	44,116

Income before income taxes, equity in losses of affiliates and extraordinary item	39,011	22,527
Provision for income taxes	15,218	9,051

Income before equity in losses of affiliates and extraordinary item	23,793	13,476
Equity in losses of affiliates, net of income taxes	1,776	3,804

Income before extraordinary item	22,017	9,672
Extraordinary item—loss on early extinguishment of debt, net of income taxes	599	—

Net income	$21,418	$9,672

Basic earnings per share:
Income before extraordinary item	$1.22	$0.55
Extraordinary item	(0.03)	—

Basic net income per share	$1.19	$0.55

Diluted earnings per share:
Income before extraordinary item	$1.20	$0.54
Extraordinary item	(0.03)	—

Diluted net income per share	$1.17	$0.54

Weighted average number of shares:		—
Basic	18,041	17,723
Assumed exercise of employee stock options	324	284

Diluted	18,365	18,007

See notes to condensed consolidated financial statements.

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2002 and 2001
(Dollars in thousands)
(Unaudited)

	2002	2001
Cash flows provided by (used in) operating activities
Net income	$21,418	$9,672
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	46,388	44,676
Amortization	1,203	3,742
Rationalization (credit) charge	(2,259)	3,490
Equity in losses of affiliates	2,911	3,804
Extraordinary item	983	—
Other changes that provided (used) cash:
Trade accounts receivable, net	(46,500)	(32,468)
Inventories	(122,377)	(93,021)
Trade accounts payable	(27,840)	(64,032)
Other, net	13,912	220

Net cash used in operating activities	(112,161)	(123,917)

Cash flows provided by (used in) investing activities
Investment in equity affiliate	—	(3,039)
Proceeds from joint venture	—	32,388
Capital expenditures, net	(48,738)	(46,416)

Net cash used in investing activities	(48,738)	(17,067)

Cash flows provided by (used in) financing activities
Borrowings under revolving loans	577,130	473,524
Repayments under revolving loans	(752,455)	(300,459)
Proceeds from issuance of long-term debt	656,000	—
Proceeds from stock option exercises	4,131	311
Debt issuance costs	(21,090)	—
Repayments of long-term debt	(307,549)	(3,245)

Net cash provided by financing activities	156,167	170,131

Cash and cash equivalents
Net (decrease) increase	(4,732)	29,147
Balance at beginning of year	18,009	20,073

Balance at end of period	$13,277	$49,220

Interest paid	$27,577	$47,519
Income taxes paid, net of refunds	3,146	1,112

See notes to condensed consolidated financial statements.

SILGAN HOLDINGS INC.

C ONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
For the six months ended June 30, 2001 and 2002
(Dollars and shares in thousands)
(Unaudited)

	Common Stock		Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity (Deficiency)
	Shares	Par Value
Balance at December 31, 2000	17,703	$204	$118,099	$(76,702)	$(1,588)	$(60,393)	$(20,380)
Comprehensive income:
Net income	—	—	—	9,672	—	—	9,672
Change in fair value of derivatives, net of tax benefit of $1,733	—	—	—	—	(2,579)	—	(2,579)
Foreign currency translation	—	—	—	—	(133)	—	(133)

Comprehensive income							6,960

Dilution of investment in equity affiliate	—	—	(1,402)	—	—	—	(1,402)
Stock option exercises, including tax benefit of $393	88	1	703	—	—	—	704

Balance at June 30, 2001	17,791	$205	$117,400	$(67,030)	$(4,300)	$(60,393)	$(14,118)

Balance at December 31, 2001	17,854	$205	$118,319	$(34,937)	$(8,046)	$(60,393)	$15,148
Comprehensive income:
Net income	—	—	—	21,418	—	—	21,418
Minimum pension liability	—	—	—	—	(115)	—	(115)
Change in fair value of derivatives, net of tax provision of $1,249	—	—	—	—	1,855	—	1,855
Foreign currency translation	—	—	—	—	1,161	—	1,161

Comprehensive income							24,319

Stock option exercises, including tax benefit of $1,728	367	4	5,855	—	—	—	5,859

Balance at June 30, 2002	18,221	$209	$124,174	$(13,519)	$(5,145)	$(60,393)	$45,326

See notes to condensed consolidated financial statements.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 1.    Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Silgan Holdings Inc. have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for any interim period are not necessarily indicative of the results of operations for the full year.

The condensed consolidated balance sheet at December 31, 2001 has been derived from our audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

You should read the accompanying financial statements in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2001.

Certain prior year amounts have been reclassified to conform with the current year’s presentation.

Note 2.    Recently Issued Accounting Pronouncements

Business Combinations and Goodwill and Other Intangible Assets

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 revises the accounting treatment for business combinations to require the use of purchase accounting and prohibit the use of the pooling-of-interests method for business combinations initiated after June 30, 2001. SFAS No. 142 revises the accounting for goodwill to eliminate amortization of goodwill on transactions consummated after June 30, 2001 and of all other goodwill as of January 1, 2002. Other intangible assets will continue to be amortized over their useful lives. SFAS No. 142 also requires goodwill and other intangibles to be assessed for impairment each year and more frequently if circumstances indicate a possible impairment. SFAS No. 142 requires that an initial transitional impairment test be performed within six months of the date of adoption. During the second quarter of 2002, we completed the initial impairment test as of January 1, 2002, and no impairment was noted.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended in unaudited)

Note 2.    Recently Issued Accounting Pronouncements (continued)

The impact of prior period goodwill amortization on reported net income and earnings per share was as follows:

	Three Months Ended		Six Months Ended
	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001
	(Dollars in thousands, except per share amounts)
Net income
As reported	$10,075	$7,447	$21,418	$9,672
Add back of goodwill amortization, net of income taxes	—	751	—	1,516

Adjusted net income	$10,075	$8,198	$21,418	$11,188

Basic earnings per share
As reported	$0.56	$0.42	$1.19	$0.55
Add back of goodwill amortization, net of income taxes	—	0.04	—	0.08

Adjusted basic earnings per share	$0.56	$0.46	$1.19	$0.63

Diluted earnings per share
As reported	$0.55	$0.41	$1.17	$0.54
Add back of goodwill amortization, net of income taxes	—	0.04	—	0.08

Adjusted diluted earnings per share	$0.55	$0.45	$1.17	$0.62

Impairment and Disposal of Long-Lived Assets and Discontinued Operations

Effective January 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board, or APB, No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and expands the scope of a discontinued operation to include a component of an entity. The adoption of SFAS No. 144 on January 1, 2002 did not impact our financial position or results of operations.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended in unaudited)

Note 2.    Recently Issued Accounting Pronouncements (continued)

Extinguishment of Debt and Various Technical Corrections

In April 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS No. 64, “Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS No. 145 also rescinds SFAS No. 44 and amends SFAS No. 13 and other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. In accordance with SFAS No. 145, certain gains or losses on extinguishment of debt that were classified as extraordinary items in prior periods are required to be reclassified. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 and SFAS No. 64 are effective for us on January 1, 2003, and all other provisions are effective for transactions occurring after May 15, 2002. We are currently evaluating the impact of this standard.

Costs Associated With Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force, or EITF, Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date an entity committed to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 3.    Rationalization (Credit) Charges and Acquisition Reserves

During the first quarter of 2002, certain assets of our metal food container business with carrying values that were previously written down were placed back in service. As a result, we recorded a $2.3 million rationalization credit in our Condensed Consolidated Statements of Income, and recorded those assets in our Condensed Consolidated Balance Sheets at their depreciated cost, which approximated fair value. During the first quarter of 2001, we recorded a rationalization charge of $3.5 million relating to closing our Fairfield, Ohio plastic container manufacturing facility. This charge consisted of $2.6 million for plant exit costs and $0.9 million for employee severance and benefits.

As part of our plans to integrate the operations of our various acquired businesses, including the Food Metal and Specialty business of American National Can Company, or AN Can, and to rationalize certain facilities, we have established reserves for employee severance and benefits, plant exit costs and acquisition liabilities. Except for certain contractual obligations, these costs are expected to be incurred primarily through 2002. Activity in our rationalization and acquisition reserves since December 31, 2001 is summarized as follows:

	Employee Severance and Benefits	Plant Exit Costs	Acquisition Liabilities	Total
	(Dollars in thousands)
Balance at December 31, 2001
AN Can Acquisition	$1,491	$1,977	$2,000	$5,468
San Leandro and City of Industry Plant Rationalizations	—	197	—	197
Fairfield Plant Rationalization	237	1,867	—	2,104
Northtown, Kingsburg and Waukegan Plant Rationalizations	1,333	1,399	—	2,732

Balance at December 31, 2001	3,061	5,440	2,000	10,501

Activity for the Six Months Ended June 30, 2002
AN Can Acquisition	(440)	(433)	—	(873)
San Leandro and City of Industry Plant Rationalizations	—	(52)	—	(52)
Fairfield Plant Rationalization	—	(144)	—	(144)
Northtown, Kingsburg and Waukegan Plant Rationalizations	(412)	(807)	—	(1,219)

Total Activity	(852)	(1,436)	—	(2,288)

Balance at June 30, 2002
AN Can Acquisition	1,051	1,544	2,000	4,595
San Leandro and City of Industry Plant Rationalizations	—	145	—	145
Fairfield Plant Rationalization	237	1,723	—	1,960
Northtown, Kingsburg and Waukegan Plant Rationalizations	921	592	—	1,513

Balance at June 30, 2002	$2,209	$4,004	$2,000	$8,213

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 3.    Rationalization (Credit) Charges and Acquisition Reserves (continued)

During the first six months of 2001, we utilized $2.7 million of rationalization and acquisition reserves which was comprised of $1.3 million for employee severance and benefits, $1.0 million for plant exit costs and $0.4 million for acquisition liabilities.

Rationalization and acquisition reserves are included in the Condensed Consolidated Balance Sheets as follows:

	June 30, 2002	June 30, 2001	Dec. 31, 2001
	(Dollars in thousands)
Accrued liabilities	$6,204	$8,226	$8,492
Other liabilities	2,009	4,713	2,009

	$8,213	$12,939	$10,501

Note 4.    Comprehensive Income (Loss)

Comprehensive income (loss) is reported in the Condensed Consolidated Statements of Stockholders’ Equity (Deficiency). Amounts included in accumulated other comprehensive income (loss) consisted of the following:

	June 30, 2002	June 30, 2001	Dec. 31, 2001
	(Dollars in thousands)
Foreign currency translation	$(755)	$(824)	$(1,916)
Change in fair value of derivatives	(1,412)	(2,579)	(3,267)
Minimum pension liability	(2,978)	(897)	(2,863)

Accumulated other comprehensive income (loss)	$(5,145)	$(4,300)	$(8,046)

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 5.    Inventories

Inventories consisted of the following:

	June 30, 2002	June 30, 2001	Dec. 31, 2001
	(Dollars in thousands)
Raw materials	$36,022	$35,662	$29,602
Work-in-process	54,475	57,187	45,510
Finished goods	275,380	260,880	168,362
Spare parts and other	11,863	12,431	12,128

	377,740	366,160	255,602
Adjustment to value inventory at cost on the LIFO method	7,264	6,598	7,025

	$385,004	$372,758	$262,627

Note 6.    Investment in Affiliate

Effective July 1, 2001, we formed a joint venture company with Schmalbach-Lubeca AG (whose interest in the joint venture was recently purchased by Amcor, Ltd.) that supplies an extensive range of metal and plastic closures to the food and beverage industries in North America. The joint venture operates under the name Amcor White Cap LLC, or White Cap. We contributed certain metal closure assets and liabilities, including our manufacturing facilities in Evansville and Richmond, Indiana, in return for a 35 percent interest in and $32.4 million of cash proceeds from the joint venture.

We account for our investment in White Cap using the equity method. During the second quarter of 2002, we recorded equity in losses of White Cap of $1.2 million, net of income taxes. For the six months ended June 30, 2002, we recorded equity in losses of White Cap of $1.8 million, net of income taxes. These results included $2.0 million, net of income taxes, for our portion of White Cap’s second quarter rationalization charge to close a metal closure manufacturing facility and $0.7 million, net of income taxes, for our portion of White Cap’s gain on the sale of certain assets at a price in excess of book value.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 7.    Long-Term Debt

Long-term debt consisted of the following:

	June 30, 2002	June 30, 2001	Dec. 31, 2001
	(Dollars in thousands)
Bank debt
Bank Revolving Loans	$157,700	$542,000	$333,025
Bank A Term Loans	100,000	159,218	119,413
Bank B Term Loans	350,000	188,542	186,588
Canadian Bank Facility	1,187	8,120	2,639

Total bank debt	608,887	897,880	641,665

Subordinated debt
9% Senior Subordinated Debentures	505,896	300,000	300,000
Other	3,015	3,227	3,104

Total subordinated debt	508,911	303,227	303,104

Total debt	1,117,798	1,201,107	944,769
Less current portion	159,465	215,035	57,999

	$958,333	$986,072	$886,770

9% Debentures

On April 29, 2002, we issued an additional $200 million aggregate principal amount of our 9% senior subordinated debentures due 2009, or the 9% Debentures, in a private placement. The newly issued 9% Debentures were an add-on issuance under the Indenture for our existing 9% Debentures originally issued in June 1997. The terms of the newly issued 9% Debentures are identical to the existing 9% Debentures issued in June 1997 except that the newly issued 9% Debentures are subject to certain transfer restrictions until we complete a registered exchange offer.

The issue price for the new 9% Debentures was 103 percent of their principal amount. Net cash proceeds received from this issuance were approximately $202 million, after deducting selling commissions and offering expenses payable by us. The net proceeds from this issuance were used to repay a portion of our revolving loan obligations under our previous U.S. senior secured credit facility, or the U.S. Credit Agreement.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 7.    Long-Term Debt (continued)

Bank Credit Agreement

On June 28, 2002, we completed the refinancing of our U.S. Credit Agreement by entering into a new $850 million senior secured credit facility, or the New Credit Agreement. Our New Credit Agreement provides us with $100 million of A term loans, $350 million of B term loans and up to $400 million of revolving loans. Pursuant to the New Credit Agreement, we also have a $275 million incremental uncommitted term loan facility.

Revolving loans may be used for working capital needs and other general corporate purposes, including acquisitions. Revolving loans may be borrowed, repaid and reborrowed over the life of the New Credit Agreement until their final maturity. We are required to maintain, for at least one period of 30 consecutive days during each calendar year, total average unutilized revolving loan commitments of at least $90 million. The A term loans and revolving loans mature on June 28, 2008 and the B term loans mature on November 30, 2008. Principal on the A term loans and B term loans is required to be repaid in scheduled annual installments during each of the years set forth below and amounts repaid may not be reborrowed (in thousands):

Year	A Term Loans	B Term Loans
2002	$—	$1,750
2003	16,670	3,500
2004	16,670	3,500
2005	16,670	3,500
2006	16,670	3,500
2007	16,670	3,500
2008	16,650	330,750

	$100,000	$350,000

The New Credit Agreement requires us to prepay term loans with proceeds received from the incurrence of indebtedness, except proceeds used to refinance other existing indebtedness; with proceeds received from certain assets sales; and, under certain circumstances, with 50 percent of our excess cash flow. Generally, prepayments are allocated pro rata to the A term loans and B term loans and applied first to the scheduled amortization payments in the year of such prepayments and, to the extent in excess thereof, pro rata to the remaining installments of term loans.

The incremental uncommitted term loan facility provides, among other things, that any incremental term loan borrowing shall be denominated in a single currency, either U.S. dollars or certain foreign currencies; have a maturity date no earlier than the maturity date for the B term loans; and be used to finance permitted acquisitions, refinance any indebtedness assumed as part of such permitted acquisition, to refinance or repurchase subordinated debt and to repay outstanding revolving loans.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 7.    Long-Term Debt (continued)

Bank Credit Agreement (continued)

Borrowings under the New Credit Agreement may be designated as base rate or Eurodollar rate borrowings. The base rate is the higher of the prime lending rate of Deutsche Bank Trust Company Americas or ½ of one percent in excess of the overnight federal funds rate. Initially, the interest rate for all loans under the New Credit Agreement is the base rate plus a margin of one percent or the Eurodollar rate plus a margin of two percent. After December 31, 2002, the interest rate margin on base rate and Eurodollar rate borrowings will be reset quarterly based upon our Total Leverage Ratio, as defined in the New Credit Agreement.

The New Credit Agreement provides for the payment of a commitment fee ranging from 0.25 percent to 0.50 percent per annum on the daily average unused portion of commitments available under the revolving credit facility. Initially, the commitment fee will be 0.50 percent per annum. After December 31, 2002, the margin will be reset quarterly based on our Total Leverage Ratio.

We may utilize up to a maximum of $50 million of our revolving credit facility under the New Credit Agreement for letters of credit as long as the aggregate amount of borrowings of revolving loans and letters of credit do not exceed the amount of the commitment under such revolving credit facility. The New Credit Agreement provides for payment to the applicable lenders of a letter of credit fee equal to the applicable margin in effect for revolving loans maintained as Eurodollar rate loans and to the issuers of letters of credit of a facing fee of ¼ of one percent per annum, calculated on the aggregate stated amount of all letters of credit.

The indebtedness under the New Credit Agreement is guaranteed by us and certain of our U.S. subsidiaries and is secured by a security interest in substantially all of our real and personal property. The stock of certain of our U.S. subsidiaries has also been pledged as security to the lenders under the New Credit Agreement. The New Credit Agreement contains certain financial and operating covenants which limit, among other things, our ability and the ability of our subsidiaries to grant liens, sell assets and use the proceeds from certain asset sales, make certain payments (including dividends) on our capital stock, incur indebtedness or provide guarantees, make loans or investments, enter into transactions with affiliates, make certain capital expenditures, engage in any business other than the packaging business, and, with respect to our subsidiaries, issue stock. In addition, we are required to meet specified financial covenants including Interest Coverage and Total Leverage Ratios, each as defined in the New Credit Agreement. We are currently in compliance with all covenants under the New Credit Agreement.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 7.    Long-Term Debt (continued)

Bank Credit Agreement (continued)

At June 30, 2002, there were $157.7 million of revolving loans outstanding under the New Credit Agreement related primarily to seasonal working capital needs. We currently expect to repay $157.7 million of revolving loans and $1.8 million of term loans within one year.

As a result of this refinancing, we recorded an extraordinary charge of $0.6 million, net of income taxes, or $0.03 per diluted share, in the second quarter of 2002 for the write-off of unamortized financing costs related to the U.S. Credit Agreement.

Interest Rate Swap Agreement

In August 2002, we entered into an interest rate swap agreement for a notional principal amount of $100 million. Under this agreement, we will pay a fixed rate of interest of 2.525 percent and receive a floating rate of interest based on three month LIBOR. The agreement is effective starting in January of 2003 and matures in July of 2004.

Note 8.    Business Segment Information

Historically, we reported the results of our specialty packaging business as a separate business segment, which included our metal closures, Omni plastic container, Polystar easy-open plastic end and paperboard container businesses. As a result of the White Cap joint venture on July 1, 2001, we no longer report the results of our remaining specialty packaging businesses as a separate business segment. The results of the Omni plastic container and Polystar easy-open plastic end businesses are reported with our plastic container business, and the results of the paperboard container business are reported with our metal food container business. The results of our metal closures business, which was contributed to the White Cap joint venture, are reported separately. Prior year amounts have been restated to conform with the current presentation.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 8.    Business Segment Information (continued)

Reportable business segment information for our business segments is as follows:

	Metal Food Containers(1)	Plastic Containers(2)	Metal Closures	Corporate	Total
Three Months Ended June 30, 2002
Net sales	$327,600	$128,649	$ —	$—	$456,249
EBITDA(3)	37,468	26,025	—	(1,389)	62,104
Depreciation and amortization(4)	14,983	9,210	—	18	24,211
Segment profit (loss)	22,485	16,815	—	(1,407)	37,893

Three Months Ended June 30, 2001
Net sales	$289,985	$131,333	$24,099	$—	$445,417
EBITDA (3)	35,663	23,973	3,662	(1,150)	62,148
Depreciation and amortization(4)	13,565	9,311	1,310	27	24,213
Segment profit (loss)	22,098	14,662	2,352	(1,177)	37,935

Six Months Ended June 30, 2002
Net sales	$626,958	$253,547	$ —	$—	$880,505
EBITDA(3)	71,438	49,624	—	(2,658)	118,404
Depreciation and amortization(4)	28,758	17,975	—	33	46,766
Segment profit (loss)	42,680	31,649	—	(2,691)	71,638

Six Months Ended June 30, 2001
Net sales	$583,463	$259,218	$46,250	$—	$888,931
EBITDA(3)	65,882	48,115	5,743	(2,020)	117,720
Depreciation and amortization(4)	26,654	18,405	2,475	53	47,587
Segment profit (loss)	39,228	29,710	3,268	(2,073)	70,133

(1)	Excludes a rationalization credit of $2.3 million for the six months ended June 30, 2002 primarily relating to certain assets previously written down that were placed back in service.
(2)	Excludes a rationalization charge of $3.5 million for the six months ended June 30, 2001 relating to the closing of a manufacturing facility.

SILGAN HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Information at June 30, 2002 and 2001 and for the
three and six months then ended is unaudited)

Note 8.    Business Segment Information (continued)

(3)
EBITDA means earnings before extraordinary items, equity in losses of affiliates, interest, income taxes, depreciation and amortization, as adjusted to add back rationalization charges and subtract rationalization credits. We believe EBITDA provides important information in enabling us to assess our ability to service and incur debt. EBITDA is not intended to be a measure of profitability in isolation or as a substitute for net income or other operating income or cash flow data prepared in accordance with accounting principles generally accepted in the United States.

(4)
Depreciation and amortization excludes debt cost amortization of $0.4 million for each of the three months ended June 30, 2002 and 2001, respectively, and $0.8 million for each of the six months ended June 30, 2002 and June 30, 2001, respectively. For the three months ended June 30, 2001, depreciation and amortization includes goodwill amortization of $0.6 million for the metal food container business and $0.7 million for the plastic container business. For the six months ended June 30, 2001, depreciation and amortization includes goodwill amortization of $1.2 million for the metal food container business and $1.3 million for the plastic container business.

Total segment profit is reconciled to income before income taxes, equity in losses of affiliates and extraordinary item as follows:

	Three Months Ended		Six Months Ended
	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001
	(Dollars in thousands)
Total segment profit	$37,893	$37,935	$71,638	$70,133
Rationalization (credit) charge	—	—	(2,259)	3,490
Interest and other debt expense	18,390	21,248	34,886	44,116

Income before income taxes, equity in losses of affiliates and extraordinary item	$19,503	$16,687	$39,011	$22,527

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Silgan Holdings Inc.

We have audited the accompanying consolidated balance sheets of Silgan Holdings Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Silgan Holdings Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/    ERNST & YOUNG LLP

Stamford, Connecticut
January 29, 2002

SILGAN HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000
(Dollars in thousands)

	2001	2000
Assets
Current assets:
Cash and cash equivalents	$18,009	$20,073
Trade accounts receivable, less allowances of $3,449 and $3,001, respectively	144,903	168,307
Inventories	262,627	279,737
Prepaid expenses and other current assets	12,053	11,874

Total current assets	437,592	479,991

Property, plant and equipment, net	677,542	709,513
Goodwill, net	141,465	153,038
Other assets	55,221	41,282

	$1,311,820	$1,383,824

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Current portion of long-term debt	$57,999	$44,948
Trade accounts payable	173,851	208,144
Accrued payroll and related costs	59,215	56,452
Accrued interest payable	5,022	9,564
Accrued liabilities	21,631	13,142

Total current liabilities	317,718	332,250

Long-term debt	886,770	986,527
Other liabilities	92,184	85,427

Total liabilities	1,296,672	1,404,204

Commitments and contingencies

Stockholders’ equity (deficiency):
Common stock ($0.01 par value per share; 100,000,000 shares authorized, 20,539,145 and 20,388,372 shares issued and 17,853,670 and 17,702,897 shares outstanding, respectively)	205	204
Paid-in capital	118,319	118,099
Retained earnings (accumulated deficit)	(34,937)	(76,702)
Accumulated other comprehensive income (loss)	(8,046)	(1,588)
Treasury stock at cost (2,685,475 shares)	(60,393)	(60,393)

Total stockholders’ equity (deficiency)	15,148	(20,380)

	$1,311,820	$1,383,824

See notes to consolidated financial statements.

SILGAN HOLDINGS INC.

CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2001, 2000 and 1999
(Dollars in thousands, except per share data)

	2001	2000	1999
Net sales	$1,940,994	$1,877,497	$1,892,078
Cost of goods sold	1,700,708	1,648,247	1,656,694

Gross profit	240,286	229,250	235,384
Selling, general and administrative expenses	78,541	72,148	74,943
Rationalization charges, net	9,334	—	36,149

Income from operations	152,411	157,102	124,292
Gain on assets contributed to affiliate	4,908	—	—
Interest and other debt expense	81,192	91,178	86,057

Income before income taxes and equity in losses of affiliates	76,127	65,924	38,235
Provision for income taxes	30,222	25,790	14,305

Income before equity in losses of affiliates and extraordinary item	45,905	40,134	23,930
Equity in losses of affiliates	4,140	4,610	—

Income before extraordinary item	41,765	35,524	23,930
Extraordinary item—loss on early extinguishment of debt, net of income taxes	—	4,216	—

Net income	$41,765	$31,308	$23,930

Basic earnings per share:
Income before extraordinary item	$2.35	$2.01	$1.35
Extraordinary item	—	(0.24)	—

Basic net income per share	$2.35	$1.77	$1.35

Diluted earnings per share:
Income before extraordinary item	$2.31	$1.97	$1.32
Extraordinary item	—	(0.23)	—

Diluted net income per share	$2.31	$1.74	$1.32

See notes to consolidated financial statements.

SILGAN HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
For the years ended December 31, 2001, 2000 and 1999
(Dollars and shares in thousands)

	Common Stock			Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)		Total Stockholders’ Equity (Deficiency)
	Shares	Par Value	Paid-in Capital			Treasury Stock
Balance at January 1, 1999	18,256	$199	$117,911	$(131,940)	$ (723)	$(42,755)	$(57,308)
Comprehensive income:
Net income	—	—	—	23,930	—	—	23,930
Minimum pension liability	—	—	—	—	(80)	—	(80)
Foreign currency translation	—	—	—	—	530	—	530

Comprehensive income							24,380

Stock option exercises, including tax benefit of $243	193	2	755	—	—	—	757
Repurchase of common stock	(902)	—	—	—	—	(16,563)	(16,563)

Balance at December 31, 1999	17,547	201	118,666	(108,010)	(273)	(59,318)	(48,734)
Comprehensive income:
Net income	—	—	—	31,308	—	—	31,308
Minimum pension liability	—	—	—	—	(797)	—	(797)
Foreign currency translation	—	—	—	—	(518)	—	(518)

Comprehensive income							29,993

Stock option exercises, including tax provision of $826	256	3	(317)	—	—	—	(314)
Equity affiliate closing costs	—	—	(250)	—	—	—	(250)
Repurchase of common stock	(100)	—	—	—	—	(1,075)	(1,075)

Balance at December 31, 2000	17,703	204	118,099	(76,702)	(1,588)	(60,393)	(20,380)
Comprehensive income:
Net income	—	—	—	41,765	—	—	41,765
Minimum pension liability	—	—	—	—	(1,966)	—	(1,966)
Change in fair value of derivatives, net of tax benefit of $2,151	—	—	—	—	(3,267)	—	(3,267)
Foreign currency translation	—	—	—	—	(1,225)	—	(1,225)

Comprehensive income							35,307

Stock option exercises, including tax benefit of $595	151	1	1,622	—	—	—	1,623
Dilution of investment in equity affiliate	—	—	(1,402)	—	—	—	(1,402)

Balance at December 31, 2001	17,854	$205	$118,319	$ (34,937)	$ (8,046)	$(60,393)	$ 15,148

See notes to consolidated financial statements.

SILGAN HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2001, 2000 and 1999
(Dollars in thousands)

	2001	2000	1999
Cash flows provided by (used in) operating activities:
Net income	$41,765	$31,308	$23,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	89,772	84,577	82,093
Amortization of goodwill and other intangibles	5,759	4,392	3,881
Amortization of debt issuance costs	1,675	1,658	1,593
Rationalization charges, net	9,334	—	36,149
Equity in losses of affiliates	4,140	4,610	—
Gain on assets contributed to affiliate	(4,908)	—	—
Deferred income tax provision	13,852	11,749	4,629
Extraordinary item	—	6,926	—
Other changes that provided (used) cash, net of effects of acquisitions:
Trade accounts receivable	19,179	(26,995)	5,909
Inventories	1,220	(18,366)	(870)
Trade accounts payable	(34,293)	21,106	(9,113)
Accrued liabilities	4,312	(19,610)	7,143
Other, net	(8,824)	(6,210)	(12,075)

Net cash provided by operating activities	142,983	95,145	143,269

Cash flows provided by (used in) investing activities:
Investment in equity affiliate	(3,039)	(7,026)	—
Proceeds from equity affiliate	32,388	—	—
Acquisition of businesses	—	(124,015)	—
Capital expenditures	(93,042)	(89,227)	(87,421)
Proceeds from asset sales	3,901	1,789	2,514

Net cash used in investing activities	(59,792)	(218,479)	(84,907)

Cash flows provided by (used in) financing activities:
Borrowings under revolving loans	710,749	1,198,459	912,959
Repayments under revolving loans	(746,719)	(954,724)	(923,659)
Proceeds from stock option exercises	1,028	512	514
Repurchase of common stock	—	(1,075)	(16,563)
Repayments and redemptions of long-term debt	(50,313)	(101,124)	(33,955)
Debt financing costs	—	(1,052)	—

Net cash (used in) provided by financing activities	(85,255)	140,996	(60,704)

Cash and cash equivalents:
Net (decrease) increase	(2,064)	17,662	(2,342)
Balance at beginning of year	20,073	2,411	4,753

Balance at end of year	$18,009	$20,073	$2,411

Interest paid	$85,825	$91,200	$84,037
Income taxes paid, net of refunds	8,308	13,352	9,511

See notes to consolidated financial statements.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 1.    Summary of Significant Accounting Policies

Nature of Business.    Silgan Holdings Inc., or Holdings, conducts its business through its wholly owned operating subsidiaries, Silgan Containers Corporation, or Containers, and Silgan Plastics Corporation, or Plastics. We are engaged in the manufacture and sale of steel and aluminum containers for human and pet food and custom designed plastic containers and closures for personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical products. Principally all of our businesses are based in the United States.

Basis of Presentation.    The consolidated financial statements include the accounts of Holdings and its subsidiaries, all of which are wholly owned. All significant intercompany transactions have been eliminated. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

The functional currency for our foreign operations is the Canadian dollar. Balance sheet accounts of our foreign subsidiaries are translated at exchange rates in effect at the balance sheet date, while revenue and expense accounts are translated at average rates prevailing during the year. Translation adjustments are reported as a component of accumulated other comprehensive income (loss).

Certain prior years’ amounts have been reclassified to conform with the current year’s presentation.

Cash and Cash Equivalents.    Cash equivalents represent short-term, highly liquid investments which are readily convertible to cash and have maturities of three months or less at the time of purchase. The carrying values of these assets approximate their fair values. As a result of our cash management system, checks issued and presented to the banks for payment may create negative cash balances. Checks outstanding in excess of related cash balances totaling approximately $74.8 million at December 31, 2001 and $106.8 million at December 31, 2000 are included in trade accounts payable.

Inventories.    Inventories are valued at the lower of cost or market (net realizable value) and the cost is principally determined on the last-in, first-out basis, or LIFO.

Property, Plant and Equipment, Net.    Property, plant and equipment is stated at historical cost less accumulated depreciation. Major renewals and betterments that extend the life of an asset are capitalized and repairs and maintenance expenditures are charged to expense as incurred. Design and development costs for molds, dies and other tools that we do not own and that will be used to produce products that will be sold under long-term supply arrangements are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of depreciable assets. The principal estimated useful lives are 35 years for buildings and range between 3 to 18 years for machinery and equipment. Leasehold improvements are amortized over the shorter of the life of the related asset or the life of the lease.

Interest incurred on amounts borrowed in connection with the installation of major machinery and equipment acquisitions is capitalized. Capitalized interest of $1.6 million in 2001 and $2.4 million in 2000 was recorded as part of the cost of the assets to which it relates and is amortized over the assets’ estimated useful life.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 1.    Summary of Significant Accounting Policies (continued)

Goodwill.    Excess purchase price over the fair value of net assets acquired (or goodwill) is amortized on a straight-line basis principally over 40 years. The amortization periods have been estimated given the nature of the technology, industry practice and long-term customer relationships of the businesses acquired. Goodwill is included in impairment reviews when events or circumstances exist that indicate its carrying amount may not be recoverable. Accumulated amortization of goodwill at December 31, 2001 and 2000 was $25.6 million and $20.7 million, respectively.

During July 2001, the Financial Accounting Standards Board, or the Board, issued Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations,” which revises the accounting treatment for business combinations to require the use of purchase accounting and prohibit the use of the pooling-of-interests method for business combinations initiated after June 30, 2001. During July 2001, the Board also issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which revises the accounting for goodwill to eliminate amortization of goodwill on transactions consummated after June 30, 2001 and of all other goodwill as of January 1, 2002. Other intangible assets will continue to be amortized over their useful lives. SFAS No. 142 requires goodwill and other intangibles to be assessed for impairment each year and more frequently if circumstances indicate a possible impairment. During 2002, we will perform our first impairment test as of January 1, 2002. We estimate that net income and diluted earnings per share would have been approximately $44.8 million and $2.48, respectively, for the year ended December 31, 2001; $33.9 million and $1.88, respectively, for the year ended December 31, 2000; and $26.4 million and $1.45, respectively, for the year ended December 31, 1999, had the provisions of SFAS No. 142 been applied in those years. We do not anticipate having to record a charge to net income for the potential impairment of goodwill or other intangible assets as a result of the adoption of SFAS No. 142.

Impairment of Long-Lived Assets.    We assess long-lived assets for impairment under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” Under these rules, we assess long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. An impairment exists if the estimate of future undiscounted cash flows generated by the assets is less than the carrying value of the assets. If an impairment is determined to exist, any related impairment loss is then measured by comparing the fair value of the assets to their carrying amount.

In October 2001, the Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion, or APB, No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and expands the scope of a discontinued operation to include a component of an entity. SFAS No. 144 is effective on January 1, 2002. We do not expect the adoption of SFAS No. 144 to have a significant impact on our 2002 financial statements.

Other Assets.    Other assets consist principally of investments in equity affiliates, debt issuance costs which are being amortized on a straight-line basis over the terms of the related debt agreements (6 to 12 years) and other intangible assets which are being amortized over their expected useful lives using the straight-line method.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 1.    Summary of Significant Accounting Policies (continued)

Hedging Instruments.    We utilize certain derivative financial instruments to manage our interest rate and natural gas cost exposures. We do not engage in trading or other speculative uses of these financial instruments. For a financial instrument to qualify as a hedge, we must be exposed to interest rate or price risk, and the financial instrument must reduce the exposure and be designated as a hedge. Financial instruments qualifying for hedge accounting must maintain a high correlation between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

Effective January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138. SFAS No. 133 requires all derivative instruments to be recorded in the consolidated balance sheets at their fair values. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The adoption of SFAS No. 133, as amended, did not have a significant impact on our financial position or results of operations.

Income Taxes.    We account for income taxes using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment of such change. Income taxes are calculated for Holdings and the acquired steel container manufacturing business of Campbell Soup Company, or CS Can, on a separate return basis. U.S. income taxes have not been provided on the accumulated earnings of our foreign subsidiaries since these earnings are expected to be permanently reinvested.

Revenue Recognition.    Revenues are recognized when goods are shipped and the title and risk of loss pass to the customer. Shipping and handling fees and costs incurred in connection with products sold are recorded in cost of goods sold in our Consolidated Statements of Income.

Stock Based Compensation.    We account for our employee stock option plan in accordance with APB No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense is recognized when the exercise price of employee stock options is less than or equal to the market price of the underlying stock on the date of grant.

Note 2.    Acquisition

On October 1, 2000, we acquired all of the outstanding capital stock of RXI Holdings, Inc., or RXI Plastics, a manufacturer and seller of rigid plastic packaging, for $124.0 million in cash. We financed the purchase price through revolving loan borrowings under our U.S. bank credit agreement. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, and RXI Plastics’ results of operations have been included in our consolidated operating results from the date of acquisition.

During 2001, we completed the allocation of excess purchase price over the fair value of net assets acquired. As a result, we reduced goodwill by $4.3 million primarily to reflect the final valuation of property, plant and equipment and deferred income taxes. Goodwill of $45.5 million has been recorded and is being amortized over 40 years.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 3.    Rationalization Charges and Acquisition Reserves

During the fourth quarter of 2001, we approved and announced to employees separate plans to exit our Northtown, Missouri and Kingsburg, California metal food container facilities and to cease operation of our composite container department at our Waukegan, Illinois metal food container facility. These plans included the termination of approximately 80 plant employees, the termination of an operating lease and other plant related exit costs including equipment dismantle costs. These decisions resulted in a fourth quarter pre-tax charge to earnings of $7.0 million. This charge consisted of $4.2 million for the non-cash write-down in carrying value of assets, $1.4 million for employee severance and benefits and $1.4 million for plant exit costs. Through December 31, 2001, a total of $0.1 million, excluding the non-cash write-down, has been expended relating to these plans. At December 31, 2001, this reserve had a balance of $2.7 million. Cash payments relating to these plans are expected through 2002.

During the first quarter of 2001, we approved and announced to employees a plan to exit our Fairfield, Ohio plastic container facility. The plan included the termination of approximately 150 plant employees and other related exit costs including equipment dismantle costs and contractual rent obligations. This decision resulted in a first quarter pre-tax charge to earnings of $3.5 million, which consisted of $2.6 million for plant exit costs and $0.9 million for employee severance and benefits. Through December 31, 2001, a total of $1.4 million has been expended relating to this plan. These expenditures consisted of $0.7 million related to employee severance and benefits and $0.7 million for plant exit costs. At December 31, 2001, this reserve had a balance of $2.1 million. Although we have closed the plant, the timing of cash payments is dependent upon the expiration of a lease obligation. Accordingly, cash payments related to closing this facility are expected primarily through 2002.

During the fourth quarter of 1999, we approved and announced to employees separate plans to exit our San Leandro and City of Industry, California metal food container facilities. These plans included the termination of approximately 130 plant employees, termination of two operating leases and other plant related exit costs including equipment dismantle costs and contractual rent obligations. These decisions resulted in a fourth quarter pre-tax charge to earnings of $11.9 million. This charge consisted of $7.3 million for the non-cash write-down in carrying value of assets, $2.2 million for employee severance and benefits and $2.4 million for plant exit costs. Through December 31, 2001, a total of $4.4 million, excluding the non-cash write-down, has been expended relating to these plans. These expenditures consisted of $2.2 million related to employee severance and benefits and $2.2 million for plant exit costs. During the fourth quarter of 2001, certain assets with carrying values that were previously written down as part of this rationalization charge were placed back in service. As a result, we recorded $1.2 million as a credit to rationalization charges, net in our Consolidated Statements of Income, and recorded those assets in our Consolidated Balance Sheets at their depreciated cost, which approximates fair value. At December 31, 2001, this reserve had a balance of $0.2 million. Although we have closed both plants, the timing of cash payments has been dependent upon the resolution of various matters with the lessor of one of the facilities. Accordingly, cash payments related to closing these facilities are expected through 2002.

During 1999, we initiated and concluded a study to evaluate the long-term utilization of all assets of our metal food container business. As a result, during the third quarter of 1999, we determined that certain adjustments were necessary to properly reflect the net realizable values of machinery and equipment which had become surplus or obsolete and recorded a non-cash pre-tax charge to earnings of $24.2 million to reduce the carrying value of those assets.

Acquisition reserves established in connection with our 1998 purchases of CS Can, Clearplass Containers, Inc., or Clearplass, and Winn Packaging Co., or Winn, were recorded pursuant to plans that we began to assess and formulate at the time of the acquisitions and which were finalized in 1999. As a result of these plans, we

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 3.    Rationalization Charges and Acquisition Reserves (continued)

recorded acquisition reserves totaling $5.4 million, of which $0.5 million related to employee severance and benefits, $4.6 million related to plant exit costs necessary to comply with environmental requirements that existed at the time of the acquisition and to exit the acquired Albia, Iowa and Sheffield, Alabama plastic container manufacturing facilities and $0.3 million related to liabilities incurred in connection with these acquisitions. Through December 31, 2001, a total of $3.5 million has been expended relating to these plans, which consisted of $0.5 million related to employee severance and benefits, $2.9 million for plant exit costs and $0.1 million for the payment of acquisition related liabilities. The timing of cash payments relating to the CS Can activities has been primarily dependent upon obtaining necessary environmental permits and approvals in connection with a consent order with the U.S. Environmental Protection Agency to which we are subject as a result of our acquisition of CS Can. All actions under these plans were completed during the fourth quarter of 2001 at amounts less than previously estimated, and, accordingly, we reversed $1.9 million of acquisition reserves as a reduction to goodwill.

Acquisition reserves established in connection with our purchase of the Food Metal and Specialty Business of American National Can Company, or AN Can, in 1995 aggregating approximately $49.5 million were recorded pursuant to plans that we began to assess and formulate at the date of the acquisition and which were finalized in 1996. These reserves consisted of employee severance and benefits costs ($26.1 million) for the termination of approximately 500 plant, selling and administrative employees, plant exit costs ($6.6 million) related to the planned closure of the St. Louis, Missouri plant, the downsizing of the Hoopeston, Illinois and Savage, Minnesota facilities and the restructuring of the St. Paul, Minnesota plant and liabilities incurred in connection with the acquisition ($16.8 million). Through December 31, 2001, a total of $44.0 million has been expended related to these plans, which consisted of $24.6 million for employee severance and benefits, $4.6 million for plant exit costs and $14.8 million for payment of acquisition related liabilities. At December 31, 2001, this reserve had a balance of $5.5 million. Although we have completed our plan, cash payments are expected to continue for pension obligations totaling $1.5 million which are required to be paid pursuant to a labor agreement in place at the time of acquisition, the last in a series of $2.0 million annual contractual payments that began in 1996 and continue through 2002 to resolve a contract dispute that arose in connection with the acquisition and the resolution of various environmental liabilities, estimated at $2.0 million, that existed at the time of the acquisition.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 3.    Rationalization Charges and Acquisition Reserves (continued)

Our continuing efforts to integrate and rationalize our operations are part of our strategy to maximize production efficiencies. Activity in our rationalization and acquisition reserves since December 31, 1999 is summarized as follows (dollars in thousands):

	Employee Severance and Benefits	Plant Exit Costs	Acquisition Liabilities	Total
Balance at December 31, 1999
AN Can Acquisition	$2,555	$4,451	$6,704	$13,710
CS Can, Clearplass and Winn Acquisitions	—	3,711	252	3,963
San Leandro and City of Industry Plant Rationalizations	1,792	2,332	—	4,124
Other Acquisitions	—	256	—	256

Balance at December 31, 1999	4,347	10,750	6,956	22,053
2000 Activity
AN Can Acquisition	(191)	(1,829)	(2,704)	(4,724)
CS Can, Clearplass and Winn Acquisitions	—	(1,588)	—	(1,588)
San Leandro and City of Industry Plant Rationalizations	(1,792)	(1,726)	—	(3,518)
Other Acquisitions	—	(48)	—	(48)

Total	(1,983)	(5,191)	(2,704)	(9,878)
Balance at December 31, 2000
AN Can Acquisition	2,364	2,622	4,000	8,986
CS Can, Clearplass and Winn Acquisitions	—	2,123	252	2,375
San Leandro and City of Industry Plant Rationalizations	—	606	—	606
Other Acquisitions	—	208	—	208

Balance at December 31, 2000	2,364	5,559	4,252	12,175
2001 Activity
AN Can Acquisition	(873)	(645)	(2,000)	(3,518)
CS Can, Clearplass and Winn Acquisitions	—	(425)	(80)	(505)
CS Can, Clearplass and Winn Reversal to Goodwill	—	(1,698)	(172)	(1,870)
San Leandro and City of Industry Plant Rationalizations	—	(409)	—	(409)
Fairfield Plant Rationalization Charge	874	2,616	—	3,490
Fairfield Plant Rationalization	(637)	(749)	—	(1,386)
Northtown, Kingsburg and Waukegan Plant Rationalization Charges	1,421	1,425	—	2,846
Northtown, Kingsburg and Waukegan Plant Rationalizations	(88)	(26)	—	(114)
Other Acquisitions	—	(208)	—	(208)

Total	697	(119)	(2,252)	(1,674)
Balance at December 31, 2001
AN Can Acquisition	1,491	1,977	2,000	5,468
CS Can, Clearplass and Winn Acquisitions	—	—	—	—
San Leandro and City of Industry Plant Rationalizations	—	197	—	197
Fairfield Plant Rationalization	237	1,867	—	2,104
Northtown, Kingsburg and Waukegan Plant Rationalizations	1,333	1,399	—	2,732
Other Acquisitions	—	—	—	—

Balance at December 31, 2001	$3,061	$5,440	$2,000	$10,501

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 3.    Rationalization Charges and Acquisition Reserves (continued)

At December 31, 2001 and 2000, rationalization and acquisition reserves were included in our Consolidated Balance Sheets as follows:

	2001	2000
	(Dollars in thousands)
Accrued liabilities	$8,492	$7,462
Other liabilities	2,009	4,713

	$10,501	$12,175

Note 4.    Comprehensive Income (Loss)

Comprehensive income (loss) is reported in our Consolidated Statements of Stockholders’ Equity (Deficiency). Amounts included in accumulated other comprehensive income (loss) at December 31 are as follows:

	2001	2000
	(Dollars in thousands)
Foreign currency translation	$(1,916)	$(691)
Change in fair value of derivatives	(3,267)	—
Minimum pension liability	(2,863)	(897)

Accumulated other comprehensive income (loss)	$(8,046)	$(1,588)

The change in fair value of derivatives component of accumulated other comprehensive income (loss) is comprised of a $0.1 million charge, net of tax, for the cumulative effect of adopting SFAS No. 133 and an additional charge of $3.2 million, net of both tax and net losses reclassified to earnings, for the change in fair value of derivatives for the year ended December 31, 2001. The amount reclassified to earnings from accumulated other comprehensive income (loss) for the year ended December 31, 2001 was a net loss of $4.6 million.

Note 5.    Inventories

The components of inventories at December 31 are as follows:

	2001	2000
	(Dollars in thousands)
Raw materials	$29,602	$43,873
Work-in-process	45,510	51,191
Finished goods	168,362	165,680
Spare parts and other	12,128	11,698

	255,602	272,442

Adjustment to value inventory at cost on the LIFO method	7,025	7,295

	$262,627	$279,737

The amount of inventory recorded on the first-in, first-out method at December 31, 2001 and 2000 was $22.3 million and $31.6 million, respectively.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 6.    Property, Plant and Equipment, Net

Property, plant and equipment, net, at December 31 are as follows:

	2001	2000
	(Dollars in thousands)
Land	$7,869	$8,152
Buildings and improvements	128,815	128,185
Machinery and equipment	1,055,207	1,022,176
Construction in progress	56,504	73,574

	1,248,395	1,232,087
Accumulated depreciation	(570,853)	(522,574)

Property, plant and equipment, net	$677,542	$709,513

Note 7.    Other Assets

Other assets at December 31 are as follows:

	2001	2000
	(Dollars in thousands)
Investments in equity affiliates (see Note 8)	$14,342	$2,167
Debt issuance costs	13,727	13,738
Intangible pension asset	10,855	10,240
Other	22,783	19,954

	61,707	46,099
Accumulated amortization	(6,486)	(4,817)

	$55,221	$41,282

Note 8.    Investments in Equity Affiliates

White Cap LLC

Effective July 1, 2001, we formed a joint venture company with Schmalbach-Lubeca AG that supplies an extensive range of metal and plastic closures to the food and beverage industries in North America. The new venture operates under the name White Cap LLC, or White Cap. We contributed $48.4 million of metal closure assets, including our manufacturing facilities in Evansville and Richmond, Indiana, and $7.1 million of metal closure liabilities to White Cap in return for a 35% interest in and $32.4 million of cash proceeds from the joint venture. Net sales of our metal closure business, which was contributed to the White Cap joint venture, totaled $46.3 million, $90.8 million and $101.6 million in 2001, 2000 and 1999, respectively.

We account for our investment in the White Cap joint venture using the equity method. During 2001, we recorded equity losses of the White Cap joint venture of $0.3 million and a gain on the assets contributed to the joint venture of $4.9 million.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 8.    Investments in Equity Affiliates (continued)

Packtion Corporation

In April 2000, we, together with Morgan Stanley Dean Witter Private Equity and Diamondcluster International Inc., agreed to invest in Packtion Corporation, or Packtion, an e-commerce joint venture aimed at integrating the packaging supply chain from design through manufacturing and procurement. The parties agreed to make the investments through Packaging Markets LLC, a limited liability company. The joint venture was expected to provide a comprehensive online marketplace for packaging goods and services and to combine content, tools and collaboration capabilities to streamline the product development process and enhance transaction opportunities for buyers and sellers of packaging. The products that Packtion was developing included a web-based software tool to enable product and package design, development and collaboration; an internet-based secure environment enabling the sharing of packaging related product information and the transaction of business electronically; and an informational source of packaging related knowledge, tools and expert services. Packtion had insignificant sales for internet consulting services and incurred net losses. We accounted for our investment in Packtion using the equity method.

In June and August 2000, we invested a total of $7.0 million in Packtion representing approximately a 45% interest in Packtion. For the year ended December 31, 2000, we recorded equity losses of Packtion aggregating $4.6 million. In addition, we recorded our share of Packtion’s closing costs, $0.2 million, as a reduction to our investment. In the first quarter of 2001, in connection with an investment by The Proctor & Gamble Company and E. I. Du Pont de Nemours & Co. in Packtion, we invested an additional $3.1 million bringing our total investment to $10.1 million representing approximately a 25% interest in Packtion. In connection with this transaction, we also recorded a reduction to paid-in capital of $1.4 million due to the dilution of our investment. Packtion was dissolved on May 31, 2001, after its board of directors determined that there had been slower than anticipated market acceptance of its business. During 2001, we recorded equity losses of Packtion aggregating $3.8 million, which included our final losses and eliminated our investment.

Note 9.    Long-Term Debt

Long-term debt at December 31 is as follows:

	2001	2000
	(Dollars in thousands)
Bank Debt:
Bank Revolving Loans	$333,025	$367,400
Bank A Term Loans	119,413	159,218
Bank B Term Loans	186,588	188,542
Canadian Bank Facility	2,639	12,850

Total bank debt	641,665	728,010

Subordinated Debt:
9% Senior Subordinated Debentures	300,000	300,000
Other	3,104	3,465

Total subordinated debt	303,104	303,465

Total Debt	944,769	1,031,475
Less current portion	57,999	44,948

	$886,770	$986,527

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 9.    Long-Term Debt (continued)

The aggregate annual maturities of long-term debt at December 31, 2001 are as follows (dollars in thousands):

2002	$57,999
2003	401,090
2004	1,954
2005	180,726
2006	—
Thereafter	303,000

$944,769

Bank Credit Agreement

Our U.S. senior secured credit facility, or the Credit Agreement, initially provided us with $250.0 million of A Term Loans, $200.0 million of B Term Loans and up to $550.0 million of Revolving Loans. Pursuant to the Credit Agreement, we initially had the right at any time to request one or more lenders to increase their revolving loan commitments thereunder by up to an aggregate of $200.0 million. In October 2000, certain lenders agreed pursuant to our request to increase their revolving loan commitments under the Credit Agreement by an aggregate of $125.0 million. As a result, we currently have the right to request up to an additional $75.0 million of revolving loans from one or more lenders.

The A Term Loans and Revolving Loans mature on December 31, 2003 and the B Term Loans mature on June 30, 2005. Principal of the A Term Loans and B Term Loans is required to be repaid in scheduled annual installments and amounts repaid may not be reborrowed. Principal repayments of $39.8 million and $34.8 million of A Term Loans were made during 2001 and 2000, respectively. Principal repayments of $2.0 million of B Term Loans were made during both 2001 and 2000.

The Credit Agreement requires us to prepay the term loans with proceeds received from the incurrence of indebtedness, except proceeds used to refinance other existing indebtedness; with proceeds received from certain assets sales; and, under certain circumstances, with 50% of our excess cash flow, as defined. Generally, prepayments are allocated pro rata to the A Term Loans and B Term Loans and applied first to the scheduled amortization payments in the year of such prepayments and, to the extent in excess thereof, pro rata to the remaining installments of the term loans.

The Credit Agreement provides us with a commitment for a revolving credit facility of up to $670.5 million (after giving effect to the reduction of such facility by $4.5 million for the revolving loan facility under our Canadian bank facility) for working capital needs and other general corporate purposes, including acquisitions. Revolving Loans may be borrowed, repaid and reborrowed over the life of the Credit Agreement until their final maturity. At December 31, 2001, there were $333.0 million of Revolving Loans outstanding and, after taking into account outstanding letters of credit of $16.0 million, borrowings available under the revolving credit facility of the Credit Agreement were $321.5 million. Based on our ability and intention to continue to refinance for more than one year our outstanding Revolving Loan borrowings at December 31, 2001, such borrowings were reclassified as long-term debt. Seasonal Revolving Loan borrowings during the year will be classified as current obligations.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 9.    Long-Term Debt (continued)

We may utilize up to a maximum of $30.0 million of our revolving credit facility under the Credit Agreement for letters of credit as long as the aggregate amount of borrowings of Revolving Loans and letters of credit do not exceed the amount of the commitment under such revolving credit facility. The Credit Agreement provides for the payment of a commitment fee ranging from 0.15% to 0.375% (0.25% at December 31, 2001) per annum on the daily average unused portion of commitments available under the revolving credit facility of the Credit Agreement and at December 31, 2001 a 1.375% per annum fee on outstanding letters of credit. In connection with the $125.0 million increase to the revolving loan commitments under the Credit Agreement, we pay a 1.5% per annum facility fee on the incremental commitment.

Credit Agreement borrowings may be designated as Base Rate or Eurodollar Rate borrowings. The Base Rate is the higher of ½ of 1.0% in excess of the Adjusted Certificate of Deposit Rate, as defined in the Credit Agreement, ½ of 1.0% in excess of the Federal Funds Rate, or Bankers Trust Company’s prime lending rate. Currently, Base Rate borrowings bear interest at the Base Rate plus a margin of 0.125% in the case of A Term Loans and Revolving Loans and at the Base Rate plus a margin of 0.625% in the case of B Term Loans. Eurodollar Rate borrowings currently bear interest at the Eurodollar Rate plus a margin of 1.125% in the case of A Term Loans and Revolving Loans and a margin of 1.625% in the case of B Term Loans. In accordance with the Credit Agreement, the interest rate margin on Base Rate and Eurodollar Rate borrowings will be reset quarterly based upon the Company’s Leverage Ratio, as defined in the Credit Agreement. As of December 31, 2001, the interest rate for Base Rate borrowings was 4.9% and the interest rate for Eurodollar Rate borrowings ranged between 3.1% and 5.9%. For 2001, 2000 and 1999, the weighted average annual interest rate paid on all term loans was 6.0%, 7.8%, and 6.7%, respectively. We have entered into interest rate swap agreements with an aggregate notional amount of $275.0 million to convert interest rate exposure from variable to fixed interest rates on A Term Loans and B Term Loans. See Note 10 which includes a discussion of the interest rate swap agreements.

Because we sell metal containers used in fruit and vegetable pack processing, we have seasonal sales. As is common in the industry, we must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year end. Due to our seasonal requirements, we incur short-term indebtedness to finance our working capital requirements. For 2001, 2000 and 1999, the average amount of borrowings, including seasonal borrowings, under our U.S. revolving credit facility was $497.0 million, $339.5 million and $308.1 million, respectively; the weighted average annual interest rate paid on such borrowings was 5.3%, 7.5%, and 6.4%, respectively; and, after taking into account outstanding letters of credit, the highest amount of such borrowings was $584.3 million, $529.9 million and $404.4 million, respectively.

The indebtedness under the Credit Agreement is guaranteed by Holdings and certain of its U.S. subsidiaries and is secured by a security interest in substantially all of their real and personal property. The stock of certain of our U.S. subsidiaries has been pledged to the lenders under the Credit Agreement. At December 31, 2001, we had assets of a U.S. subsidiary of $136.5 million which were restricted and could not be transferred to Holdings or any other subsidiary of Holdings.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 9.    Long-Term Debt (continued)

The Credit Agreement contains various covenants which limit, among other things, our ability and the ability of our subsidiaries to grant liens, sell assets and use the proceeds from certain asset sales, make certain payments (including dividends) on our capital stock, incur indebtedness or provide guarantees, make loans or investments, enter into transactions with affiliates, make capital expenditures, engage in any business other than the packaging business, and, with respect to our subsidiaries, issue stock. In addition, we are required to meet specified financial covenants including Interest Coverage and Leverage Ratios, each as defined in the Credit Agreement. We are currently in compliance with all covenants under the Credit Agreement.

Canadian Bank Facility

Through a wholly owned Canadian subsidiary, we have a Canadian bank facility, or the Canadian Bank Facility, with various Canadian banks. The Canadian Bank Facility initially provided our Canadian subsidiaries with Cdn. $26.5 million (U.S. $18.5 million) of term loans, and provides such subsidiaries with up to Cdn. $6.5 million (U.S. $4.5 million) of revolving loans. Principal of the term loans is required to be repaid in annual installments until maturity on December 31, 2003. At December 31, 2001, term loans of Cdn. $4.2 million (U.S. $2.6 million) were outstanding under the Canadian Bank Facility. During 2001 and 2000, we repaid Cdn. $12.8 million (U.S. $8.2 million) and Cdn. $3.7 million (U.S. $2.5 million), respectively, of term loans in accordance with terms of the Canadian Bank Facility.

The revolving loans may be borrowed, repaid and reborrowed until maturity on December 31, 2003. There were no revolving loans outstanding under the Canadian Bank Facility at December 31, 2001, and there were Cdn. $2.3 million (U.S. $1.6 million) of revolving loans outstanding at December 31, 2000 under the Canadian Bank Facility.

Revolving loan and term loan borrowings may be designated as Canadian Prime Rate or Bankers Acceptance borrowings. Currently, Canadian Prime Rate borrowings bear interest at the Canadian Prime Rate, as defined in the Canadian Bank Facility, plus no margin. Bankers Acceptance borrowings bear interest at the rate for bankers acceptances plus a margin of 1.0%. Similar to the Credit Agreement, the interest rate margin on both Canadian Prime Rate and Bankers Acceptance borrowings will be reset quarterly based upon our consolidated Leverage Ratio. As of December 31, 2001, the interest rate for Bankers Acceptance borrowings was 3.1%.

The indebtedness under the Canadian Bank Facility is guaranteed by Holdings and certain of its subsidiaries and is secured by a security interest in substantially all of the real and personal property of our Canadian subsidiaries and all of the stock of our Canadian subsidiaries. The Canadian Bank Facility contains covenants which are generally no more restrictive than and are generally similar to the covenants in the Credit Agreement.

9% Senior Subordinated Debentures

The $300.0 million aggregate principal amount of 9% Senior Subordinated Debentures, or the 9% Debentures, due June 1, 2009 are general unsecured obligations of Holdings, subordinate in right of payment to obligations under the Credit Agreement and the Canadian Bank Facility and effectively subordinate to all obligations of the subsidiaries of Holdings. Interest on the 9% Debentures is payable semi-annually in cash on the first day of each June and December.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 9.    Long-Term Debt (continued)

The 9% Debentures are redeemable, at the option of Holdings, in whole or in part, at any time after June 1, 2002 at the following redemption prices (expressed in percentages of principal amount) plus accrued and unpaid interest thereon to the redemption date if redeemed during the twelve month period beginning June 1 of the years set forth below:

Year	Redemption Price
2002	104.500%
2003	103.375%
2004	102.250%
2005	101.125%
Thereafter	100.000%

Upon the occurrence of a Change of Control (as defined in the Indenture relating to the 9% Debentures), Holdings is required to make an offer to purchase the 9% Debentures at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

The Indenture relating to the 9% Debentures contains covenants which are generally less restrictive than those under the Credit Agreement and Canadian Bank Facility.

13¼% Subordinated Debentures

In December 2000, we redeemed all $56.2 million principal amount of our outstanding 13¼% Subordinated Debentures due 2006, or the 13¼% Debentures. The redemption price was 109.938% of the principal amount, or approximately $61.8 million, plus accrued and unpaid interest to the redemption date. As permitted under the Credit Agreement and the other documents governing our indebtedness, we funded the redemption with lower cost revolving loans under our Credit Agreement. As a result, in the fourth quarter of 2000, we recorded an extraordinary loss of $6.9 million, $4.2 million after-tax, or $0.23 per diluted share, for the premium paid in connection with this redemption and for the write-off of unamortized financing costs related to the 13¼% Debentures.

Note 10.    Financial Instruments

The financial instruments recorded in our Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable, debt obligations and swap agreements. Due to their short-term maturity, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair market value. The following table summarizes the carrying amounts and estimated fair values of our other financial instruments at December 31 (bracketed amount represents an unrecognized asset):

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Bank debt	$641,665	$641,665	$728,010	$728,010
Subordinated debt	300,000	305,250	300,000	269,700
Interest rate swap agreements	5,037	5,037	—	723
Natural gas swap agreements	1,768	1,768	—	(711)

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 10.    Financial Instruments (continued)

Methods and assumptions used in estimating fair values are as follows:

Bank debt:    The carrying amounts of our variable rate bank revolving loans and term loans approximate their fair values.

Subordinated debt:    The fair value of our 9% Debentures is estimated based on quoted market prices.

Interest Rate and Natural Gas Swap Agreements:    The fair value of the interest rate and natural gas swap agreements reflects the estimated amounts that we would pay or receive at December 31, 2001 and 2000 in order to terminate the contracts based on the present value of expected cash flows derived from market rates and prices.

Derivative Instruments and Hedging Activities

We utilize certain derivative financial instruments to manage our interest rate and energy cost exposures. We limit our use of derivative financial instruments to interest rate and natural gas swap agreements. We do not utilize derivative financial instruments for speculative purposes.

Our interest rate and natural gas swap agreements are accounted for as cash flow hedges. To the extent these swap agreements are effective pursuant to SFAS No. 133 in offsetting the variability of the hedged cash flows, changes in their fair values are recorded in accumulated other comprehensive income (loss), a component of stockholders’ equity (deficiency), and reclassified into earnings in future periods when earnings are also affected by the variability of the hedged cash flows. To the extent these swap agreements are not effective as hedges, changes in their fair values are recorded in net income. During 2001, ineffectiveness for our hedges reduced net income by $0.2 million and was recorded in interest and other debt expense in our Consolidated Statements of Income.

The adoption of SFAS No. 133 on January 1, 2001 resulted in recording a net liability of $0.1 million on the balance sheet to reflect the fair value of outstanding swap agreements and a transition adjustment of $0.1 million ($0.1 million net of tax) to reflect the cumulative effect of adoption in accumulated other comprehensive income (loss). The fair value of the outstanding swap agreements in effect at December 31, 2001 was a net liability of $6.8 million and was recorded in the Consolidated Balance Sheets as follows: $6.7 million in other liabilities, $1.1 million in accrued interest payable and $1.0 million in other assets. As a result, we recorded an additional charge to accumulated other comprehensive income (loss) of $3.2 million, net of both taxes and net losses reclassified to earnings. We estimate that we will reclassify $4.6 million, net of tax, of the amount recorded in accumulated other comprehensive income (loss) as a charge to earnings during the next twelve months. The actual amount that will be reclassified to earnings will vary from this amount as a result of changes in market conditions.

Interest Rate Swap Agreements

We have entered into interest rate swap agreements with major banks to manage our exposure to interest rate fluctuations. The interest rate swap agreements effectively convert interest rate exposure from variable rates to fixed rates of interest. At December 31, 2001 and 2000, the aggregate notional principal amounts of these agreements were $275 million and $150 million, respectively. These agreements are with financial institutions which are expected to fully perform under the terms thereof. Under these agreements, we pay fixed rates of interest ranging from 3.8% to 6.4% and receive floating rates of interest based on three month LIBOR. These

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 10.    Financial Instruments (continued)

agreements mature in 2002 ($100 million notional principal amount), 2003 ($125 million notional principal amount) and 2004 ($50 million notional principal amount). The difference between amounts to be paid or received on interest rate swap agreements is recorded as interest expense. Net payments of $2.0 million, net receipts of $0.6 million and net payments of $1.1 million were made under our interest rate swap agreements for the years ended December 31, 2001, 2000 and 1999, respectively.

Natural Gas Swap Agreements

We have entered into natural gas swap agreements with major trading companies to manage our exposure to fluctuations in natural gas prices. At December 31, 2001 and December 31, 2000, the aggregate notional principal amount of these agreements was 1,560,000 MMBtu and 170,000 MMBtu of natural gas, respectively. These agreements are with institutions that are expected to fully perform under the terms thereof. Under these agreements, we pay fixed natural gas prices ranging from $2.73 to $5.73 per MMBtu and receive a NYMEX-based natural gas price. These agreements mature at various times through March 2003. Realized gains and losses on these natural gas swap agreements are deferred as a component of inventories and are recognized when related costs are recorded to cost of goods sold. Payments under these natural gas swap agreements were $1.3 million during 2001, and payments and receipts under these agreements were essentially equal in 2000. We did not enter into any natural gas swap agreements in 1999. During 2001 and 2000, natural gas swap agreements for aggregate notional amounts of 780,000 MMBtu and 98,000 MMBtu of natural gas expired, respectively.

Concentration of Credit Risk

We derive a significant portion of our revenue from multi-year supply agreements with many of our customers. Aggregate revenues from our three largest customers accounted for approximately 33.5%, 33.6% and 33.8% of our net sales in 2001, 2000 and 1999, respectively. The receivable balances from these customers collectively represented 30.5% and 31.2% of our trade accounts receivable at December 31, 2001 and 2000, respectively. As is common in the packaging industry, we provide extended payment terms for some of our customers due to the seasonality of the vegetable and fruit pack processing business. Exposure to losses is dependent on each customer’s financial position. We perform ongoing credit evaluations of our customers’ financial condition, and our receivables are generally not collateralized. We maintain an allowance for doubtful accounts which we believe is adequate to cover potential credit losses based on customer credit evaluations, collection history and other information.

Note 11.    Commitments and Contingencies

We have a number of noncancelable operating leases for office and plant facilities, equipment and automobiles that expire at various dates through 2020. Certain operating leases have renewal options as well as various purchase options. Minimum future rental payments under these leases are as set forth below for each of the following years (dollars in thousands):

2002	$18,550
2003	15,769
2004	11,061
2005	9,656
2006	8,824
Thereafter	30,882

$94,742

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 11.    Commitments and Contingencies (continued)

Rent expense was approximately $22.8 million in 2001, $19.0 million in 2000 and $18.9 million in 1999.

We are a party to routine legal proceedings arising in the ordinary course of our business. We are not a party to, and none of our properties are subject to, any pending legal proceedings which could have a material adverse effect on our business or financial condition.

Note 12.    Retirement Benefits

We sponsor a number of defined benefit pension and defined contribution plans which cover substantially all employees, other than union employees covered by multi-employer defined benefit pension plans under collective bargaining agreements. Pension benefits are provided based on either a career average, final pay or years of service formula. With respect to certain hourly employees, pension benefits are provided based on stated amounts for each year of service. It is our policy to fund accrued pension and defined contribution costs in compliance with ERISA requirements. Assets of the plans consist primarily of equity and bond funds.

We have unfunded defined benefit health care and life insurance plans that provide postretirement benefits to certain employees. The plans are contributory, with retiree contributions adjusted annually, and contain cost sharing features including deductibles and coinsurance. Retiree health benefits are paid as covered expenses are incurred.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 12.    Retirement Benefits (continued)

The changes in benefit obligations and plan assets as well as the funded status of our retirement plans at December 31 are as follows:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
	(Dollars in thousands)
Change in Benefit Obligation
Obligation at beginning of year	$128,840	$110,423	$49,682	$43,054
Service cost	7,653	6,986	1,778	1,228
Interest cost	9,472	8,671	3,640	3,220
Actuarial losses	2,438	1,911	2,494	1,445
Plan amendments	785	592	—	—
Benefits paid	(5,004)	(4,247)	(2,475)	(2,230)
Participants’ contributions	—	—	218	292
Acquisition	1,519	4,193	1,211	2,673
Curtailments or settlements	(8,215)	—	(5,874)	—
Special termination benefits	—	311	—	—

Obligation at end of year	137,488	128,840	50,674	49,682

Change in Plan Assets
Fair value of plan assets at beginning of year	97,770	85,244	—	—
Actual return on plan assets	508	2,391	—	—
Employer contributions	15,585	15,296	2,257	1,938
Participants’ contributions	—	—	218	292
Benefits paid	(5,004)	(4,247)	(2,475)	(2,230)
Curtailments or settlements	(7,927)	—	—	—
Expenses	(972)	(914)	—	—

Fair value of plan assets at end of year	99,960	97,770	—	—

Funded Status
Funded Status	(37,528)	(31,070)	(50,674)	(49,682)
Unrecognized actuarial loss (gain)	9,116	(2,180)	5,710	3,239
Unrecognized prior service cost	15,803	15,593	109	124

Net amount recognized	$(12,609)	$(17,657)	$(44,855)	$(46,319)

Amounts recognized in the Consolidated Balance Sheets
Prepaid benefit cost	$4,005	$289	$—	$—
Accrued benefit liability	(32,217)	(29,083)	(44,855)	(46,319)
Intangible asset	10,855	10,240	—	—
Accumulated other comprehensive loss	4,748	897	—	—

Net amount recognized	$(12,609)	$(17,657)	$(44,855)	$(46,319)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for our pension plans with accumulated benefit obligations in excess of plan assets were $137.5 million, $119.5 million and $100.0 million, respectively, at December 31, 2001 and $94.6 million, $84.5 million and $70.2 million, respectively, at December 31, 2000.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 12.    Retirement Benefits (continued)

The components of the net periodic benefit cost for each of the years ended December 31 are as follows:

	Pension Benefits			Postretirement Benefits
	2001	2000	1999	2001	2000	1999
	(Dollars in thousands)
Service cost	$7,653	$6,986	$6,710	$1,778	$1,228	$1,031
Interest cost	9,472	8,671	7,616	3,640	3,220	2,944
Expected return on plan assets	(8,754)	(7,925)	(6,722)	—	—	—
Amortization of prior service cost	2,108	1,745	1,531	15	15	15
Amortization of actuarial (gains) losses	(93)	(143)	(29)	23	20	62
Losses due to settlement or curtailment	151	311	—	—	—	—

Net periodic benefit cost	$10,537	$9,645	$9,106	$5,456	$4,483	$4,052

Our principal pension and postretirement benefit plans used the following weighted average actuarial assumptions at December 31:

	2001	2000
Discount rate	7.25%	7.50%
Expected return on plan assets	9.00%	9.00%
Rate of compensation increase	3.60%	3.75%

The assumed health care cost trend rates used to determine the accumulated postretirement benefit obligation in 2001 ranged from 9.0% to 10.0% for pre-age 65 retirees and 8.0% to 9.0% for post-age 65 retirees, declining gradually to an ultimate rate of 5.5% in 2009. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage point change in the assumed health care cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(Dollars in thousands)
Effect on postretirement benefit cost	$ 512	$ (424)
Effect on postretirement benefit obligation	2,950	(2,563)

We participate in several multi-employer pension plans which provide defined benefits to certain of our union employees. Amounts contributed to these plans and charged to pension cost in 2001, 2000 and 1999 were $4.6 million, $4.7 million and $4.8 million, respectively.

We also sponsor defined contribution pension and profit sharing plans covering substantially all employees. Our contributions to these plans are based upon employee contributions and operating profitability. Contributions charged to expense for these plans were $6.4 million in 2001, $5.1 million in 2000 and $5.9 million in 1999.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 13.    Income Taxes

The components of the provision for income taxes are as follows:

	2001	2000	1999
	(Dollars in thousands)
Current:
Federal	$11,618	$7,859	$5,879
State	1,372	816	1,143
Foreign	3,380	2,656	2,654

	16,370	11,331	9,676
Deferred:
Federal	12,378	10,372	5,952
State	2,182	953	(1,490)
Foreign	(708)	424	167

	13,852	11,749	4,629

	$30,222	$23,080	$14,305

The provision for income taxes is included in our Consolidated Statements of Income as follows:

	2001	2000	1999
	(Dollars in thousands)
Income before equity in losses of affiliates and extraordinary item	$30,222	$25,790	$14,305
Extraordinary item	—	(2,710)	—

	$30,222	$23,080	$14,305

The provision for income taxes varied from income taxes computed at the statutory U.S. federal income tax rate as a result of the following:

	2001	2000	1999
	(Dollars in thousands)
Income taxes computed at the statutory U.S. federal income tax rate	$26,644	$20,649	$13,382
State and foreign taxes, net of federal tax benefit	1,955	1,109	(357)
Amortization of goodwill	1,309	1,009	906
Other	314	313	374

	$30,222	$23,080	$14,305

Effective tax rate	39.7%	39.1%	37.4%

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 13.    Income Taxes (continued)

Deferred income taxes reflect the net tax effect of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Significant components of our deferred tax assets and liabilities at December 31 are as follows:

	2001	2000
	(Dollars in thousands)
Deferred tax assets:
Pension and postretirement liabilities	$24,694	$20,026
Rationalization and other accrued liabilities	24,971	22,732
Net operating loss carryforwards	39,128	55,356
AMT and other credit carryforwards	25,405	14,635
Other	5,729	3,986

Total deferred tax assets	119,927	116,735

Deferred tax liabilities:
Property, plant and equipment	(115,060)	(107,995)
Other	(10,843)	(9,106)

Total deferred tax liabilities	(125,903)	(117,101)

Net deferred tax liability	$(5,976)	$(366)

We file a consolidated U.S. federal income tax return that includes all domestic subsidiaries except CS Can, which files a separate consolidated U.S. federal income tax return. At December 31, 2001, we had net operating loss carryforwards of approximately $39.7 million that are available to offset future consolidated taxable income (excluding CS Can) and that expire in 2011 and 2012. At December 31, 2001, CS Can had net operating loss carryforwards of approximately $62.9 million that are available to offset its future taxable income and that expire from 2018 through 2021. We believe that it is more likely than not that these net operating loss carryforwards will be available to reduce future income tax liabilities based upon estimated future taxable income, the reversal of temporary differences in future periods and the utilization of tax planning strategies. We also have $23.4 million of alternative minimum tax credits and CS Can has $0.4 million of alternative minimum tax credits which are available indefinitely to reduce future income tax payments.

Pre-tax income of foreign subsidiaries was $10.7 million in 2001, $8.9 million in 2000 and $8.1 million in 1999. At December 31, 2001, approximately $22.7 million of accumulated earnings of foreign subsidiaries are expected to be permanently reinvested. Accordingly, applicable U.S. federal income taxes have not been provided. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable to estimate.

Note 14.    Stock Option Plan

We have established a stock option plan, or the Plan, for key employees pursuant to which options to purchase shares of our Common Stock may be granted.

The Plan authorizes grants of non-qualified or incentive stock options to purchase shares of our Common Stock. A maximum of 3,533,417 shares may be issued for stock options under the Plan. As of December 31, 2001, there were options for 695,914 shares of our Common Stock available for future issuance under the Plan.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 14.    Stock Option Plan (continued)

The exercise price of the stock options granted under the Plan is the fair market value of the Common Stock on the grant date. The stock options granted under the Plan generally vest ratably over a five year period beginning one year after the grant date and have a term of ten years.

The following is a summary of stock option activity for years ended December 31, 2001, 2000 and 1999:

	Options	Weighted Average Exercise Price
Options outstanding at December 31, 1998	934,523	$ 8.64

Granted	115,000	$17.61
Exercised	(192,255)	2.67

Options outstanding at December 31, 1999	857,268	11.17

Granted	823,900	$13.62
Exercised	(256,203)	2.00
Canceled	(236,500)	21.88

Options outstanding at December 31, 2000	1,188,465	12.71

Granted	100,000	$20.76
Exercised	(150,773)	6.82

Options outstanding at December 31, 2001	1,137,692	14.20

At December 31, 2001, 2000 and 1999, the remaining contractual life of options outstanding was 7.0 years, 7.5 years and 4.8 years, respectively, and there were 402,372, 360,065 and 581,488 options exercisable with weighted average exercise prices of $12.26, $8.12 and $5.16, respectively.

The following is a summary of stock options outstanding and exercisable at December 31, 2001 by range of exercise price:

Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (Years)	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$ 0.56 - $ 9.81	241,119	4.1	$ 2.53	180,319	$ 1.89
11.63 - 22.13	811,573	8.0	15.55	170,053	17.01
25.15 - 36.75	85,000	6.5	31.14	52,000	32.65

	1,137,692			402,372

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 14.    Stock Option Plan (continued)

We apply APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for the Plan. Accordingly, no compensation expense has been recognized. Had compensation expense been determined based on the fair value of such awards at the grant date, in accordance with the methodology prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” our net income and basic and diluted earnings per share would have been as follows (dollars in thousands, except per share amounts):

	2001	2000	1999
Net income:
As reported	$41,765	$31,308	$23,930
Pro forma	40,428	29,865	23,291
Basic earnings per share:
As reported	$2.35	$1.77	$1.35
Pro forma	2.27	1.69	1.32
Diluted earnings per share:
As reported	$2.31	$1.74	$1.32
Pro forma	2.24	1.66	1.28

The weighted average fair value of options granted was $14.01, $9.28 and $10.10 for 2001, 2000 and 1999, respectively.

The fair value was calculated using the Black-Scholes option-pricing model based on the following weighted average assumptions for grants made in 2001, 2000 and 1999:

	2001	2000	1999
Risk-free interest rate	4.5%	6.6%	5.2%
Expected volatility	60.3%	60.6%	50.4%
Dividend yield	—	—	—
Expected option life (years)	8	8	8

Note 15.    Capital Stock

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

Our Board of Directors previously authorized the repurchase of up to $70.0 million of our Common Stock from time to time in the open market, through privately negotiated transactions or through block purchases. Our repurchases of Common Stock are recorded as treasury stock and result in a charge to stockholders’ equity (deficiency). Through December 31, 2001, we repurchased 2,708,975 shares of our Common Stock for $61.0 million, which were initially funded from Revolving Loan borrowings under our Credit Agreement that were repaid with operating cash flows.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 16.    Earnings Per Share

The components of the calculation of earnings per share are as follows (dollars and shares in thousands):

	2001	2000	1999
Income before extraordinary item	$41,765	$35,524	$23,930
Extraordinary item	—	4,216	—

Net income	$41,765	$31,308	$23,930

Weighted average number of shares used in:
Basic earnings per share	17,777	17,652	17,706
Assumed exercise of employee stock options	304	351	492

Diluted earnings per share	18,081	18,003	18,198

Options to purchase 172,826 to 842,289 shares of Common Stock at prices ranging from $11.63 to $36.75 per share for 2001, 743,575 to 997,900 shares of Common Stock at prices ranging from $9.31 to $36.75 per share for 2000 and 215,000 to 330,000 shares of Common Stock at prices ranging from $17.00 to $36.75 per share for 1999 were outstanding but were excluded from the computation of diluted earnings per share because the exercise prices for such options were greater than the average market price of the Common Stock and, therefore, the effect would be antidilutive.

Note 17.    Related Party Transactions

Pursuant to various management services agreements, or the Management Agreements, entered into between each of Holdings, Containers and Plastics and S&H Inc., or S&H, a company wholly owned by Mr. Silver, the Chairman and Co-Chief Executive Officer of Holdings, and Mr. Horrigan, the President and Co-Chief Executive Officer of Holdings, S&H provides Holdings and its subsidiaries with general management, supervision and administrative services.

In 2001 and 2000, in consideration for its services, S&H receives a fee in an amount equal to 90.909% of 4.95% of our consolidated EBDIT (as defined in the Management Agreements) until our consolidated EBDIT has reached the Scheduled Amount set forth in the Management Agreements, plus reimbursement for all related out-of-pocket expenses. In 1999, in consideration for its services, S&H received a fee of 4.95% of our consolidated EBDIT until our consolidated EBDIT reached the Scheduled Amount as set forth in the Management Agreements, and 3.3% of our consolidated EBDIT after our consolidated EBDIT exceeded the Scheduled Amount up to the Maximum Amount as set forth in the Management Agreements, plus reimbursement for all out-of-pocket expenses. We paid $5.1 million and $4.9 million to S&H under the Management Agreements in 2001 and 2000, respectively. In 1999, we paid $5.5 million to S&H under the Management Agreements, of which S&H paid $0.5 million to Morgan Stanley Dean Witter & Co., or MS & Co., for financial advisory services. These payments to S&H were allocated, based upon EBDIT, as a charge to operating income of each of our business segments. Under the terms of the Management Agreements, we have agreed, subject to certain exceptions, to indemnify S&H and any of its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any loss or damage they may sustain arising in connection with the Management Agreements.

During each of 2001, 2000 and 1999, The Morgan Stanley Leveraged Equity Fund II, L.P., an affiliate of MS & Co., held a significant amount of our Common Stock. For financial advisory services provided by MS &

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 17.    Related Party Transactions (continued)

Co. to Holdings and its subsidiaries, MS & Co. was paid $0.5 million in each of 2001 and 2000 by us and $0.5 million in 1999 by S&H.

In 2001, we entered into swap agreements with Morgan Stanley Capital Group, Inc., or MSCG, an affiliate of MS & Co., for an aggregate notional principal amount of 1,000,000 MMBtu of natural gas. During 2001, an aggregate notional principal amount of 100,000 MMBtu of these natural gas swap agreements were settled under which we paid an insignificant amount to MSCG.

Landstar System, Inc., or Landstar, provided transportation services to our subsidiaries in the amount of $0.7 million, $0.9 million and $1.3 million in 2001, 2000 and 1999, respectively. Mr. Crowe, a director of Holdings, is the Chairman of the Board, President and Chief Executive Officer of Landstar.

Note 18.    Business Segment Information

We are engaged in the packaging industry and report our results primarily in two business segments: metal food containers and plastic containers. The metal food containers segment manufactures steel and aluminum containers for human and pet food and paperboard containers. The plastic containers segment manufactures custom designed plastic containers for personal care, health care, pharmaceutical, household and industrial chemical, food, pet care, agricultural chemical, automotive and marine chemical products, as well as plastic bowls and cans, plastic closures, caps, sifters and fitments and thermoformed plastic tubs for personal care, food, pet care and household products. These segments are strategic business operations that offer different products. Each are managed separately because each business produces a packaging product requiring different technology, production and marketing strategies. Each segment operates primarily in the United States. There are no inter-segment sales.

Historically, we also reported the results of our specialty packaging business as a separate business segment, which included our metal closures, Omni plastic container, Polystar easy-open plastic end and paperboard container businesses. As a result of the White Cap joint venture on July 1, 2001, we no longer report the results of our remaining specialty packaging businesses, which had net sales of $34.3 million, $33.1 million and $36.5 million in 2001, 2000 and 1999, respectively, as a separate business segment. The results of the Omni plastic container and Polystar easy-open plastic end businesses are reported with our plastic containers business, and the results of the paperboard container business are reported with our metal food containers business. The results of our metal closures business, which was contributed to the White Cap joint venture, are reported separately. Our metal closures business manufactured steel caps and closures and aluminum roll-on closures. Prior year amounts have been restated to conform with the current presentation.

The accounting policies of the reportable segments are the same as those described in Note 1. We evaluate the performance of our business segments based upon earnings before extraordinary items, equity in losses of affiliates, interest, income taxes, depreciation and amortization, as adjusted to add back rationalization charges, net and subtract the gain on assets contributed to affiliate, or Adjusted EBITDA. We believe Adjusted EBITDA provides important information in enabling us to assess our ability to service and incur debt. Adjusted EBITDA is not intended to be a measure of profitability in isolation or as a substitute for net income or other operating income data prepared in accordance with accounting principles generally accepted in the United States.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 18.    Business Segment Information (continued)

Information for each of the past three years for our business segments is as follows:

	Metal Food Containers(1)	Plastic Containers(2)	Metal Closures	Corporate	Total
	(Dollars in thousands)
2001
Net sales	$1,401,146	$493,598	$46,250	$—	$1,940,994
Adjusted EBITDA	169,301	87,346	5,743	(5,114)	257,276
Depreciation and amortization	55,097	37,864	2,475	95	95,531
Segment profit (loss)	114,204	49,482	3,268	(5,209)	161,745
Segment assets	856,336	454,104	—	—	1,310,440
Capital expenditures	54,869	37,340	761	72	93,042

2000
Net sales	$1,387,705	$398,953	$90,839	$—	$1,877,497
Adjusted EBITDA	173,301	67,777	8,592	(3,598)	246,072
Depreciation and amortization	53,063	30,887	4,917	103	88,970
Segment profit (loss)	120,238	36,890	3,675	(3,701)	157,102
Segment assets	860,546	466,663	54,166	—	1,381,375
Capital expenditures	58,617	28,292	2,298	20	89,227

1999
Net sales	$1,440,005	$350,492	$101,581	$—	$1,892,078
Adjusted EBITDA	172,667	68,875	8,649	(3,776)	246,415
Depreciation and amortization	52,035	28,919	4,915	105	85,974
Segment profit (loss)	120,632	39,956	3,734	(3,881)	160,441
Segment assets	787,533	321,429	61,341	—	1,170,303
Capital expenditures	56,798	26,633	3,977	13	87,421

(1)	Excludes rationalization charges, net, of $5.8 million and $36.1 million recorded in 2001 and 1999, respectively.
(2)	Excludes a rationalization charge, net, of $3.5 million recorded in 2001.

Total segment profit is reconciled to income before income taxes and equity in losses of affiliates as follows:

	2001	2000	1999
	(Dollars in thousands)
Total segment profit	$161,745	$157,102	$160,441
Rationalization charges, net	9,334	—	36,149
Gain on assets contributed to affiliate	4,908	—	—
Interest and other debt expense	81,192	91,178	86,057

Income before income taxes and equity in losses of affiliates	$76,127	$65,924	$38,235

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 18.    Business Segment Information (continued)

Total segment assets are reconciled to total assets as follows:

	2001	2000	1999
	(Dollars in thousands)
Total segment assets	$1,310,440	$1,381,375	$1,170,303
Deferred tax asset	—	—	14,593
Other assets	1,380	2,449	389

Total assets	$1,311,820	$1,383,824	$1,185,285

Financial information relating to our operations by geographic area is as follows:

	2001	2000	1999
	(Dollars in thousands)
Net sales:
United States	$1,882,114	$1,823,349	$1,845,180
Canada	58,880	54,148	46,898

Total net sales	$1,940,994	$1,877,497	$1,892,078

Long-lived assets:
United States	$796,632	$838,180	$729,628
Canada	22,375	24,371	23,438

Total long-lived assets	$819,007	$862,551	$753,066

Net sales are attributed to the country from which the product was manufactured and shipped.

Our sales to Nestlé Food Company accounted for 11.2%, 12.2% and 12.0% of our consolidated net sales during 2001, 2000 and 1999, respectively. Our sales to Del Monte Corporation accounted for 10.1%, 10.7%, and 10.9% of our consolidated net sales during 2001, 2000 and 1999, respectively. Our sales to Campbell Soup Company accounted for 12.2%, 10.7% and 10.9% of our consolidated net sales during 2001, 2000 and 1999, respectively.

SILGAN HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

Note 19.    Quarterly Results of Operations (Unaudited)

The following table presents our quarterly results of operations for the years ended December 31, 2001 and 2000 (dollars in thousands, except per share data):

	First	Second	Third	Fourth
2001(1)
Net sales	$443,514	$445,417	$590,791	$461,272
Gross profit	50,930	57,192	78,978	53,186
Net income	2,225	7,447	27,279	4,814
Basic net income per share(2)	$0.13	$0.42	$1.53	$0.27
Diluted net income per share(2)	0.12	0.41	1.50	0.26

2000(3)
Net sales	$418,505	$430,206	$571,369	$457,417
Gross profit	48,718	52,643	74,508	53,381
Income before extraordinary item	5,291	6,244	18,485	5,504
Net income	5,291	6,244	18,485	1,288
Basic earnings per share:(2)
Income before extraordinary item	$0.30	$0.35	$1.04	$0.31
Net income	0.30	0.35	1.04	0.07
Diluted earnings per share:(2)
Income before extraordinary item	$0.29	$0.35	$1.03	$0.30
Net income	0.29	0.35	1.03	0.07

(1)
Net income for the first quarter of 2001 includes a pre-tax charge of $3.5 million incurred in connection with our rationalization of a plastic container facility. Net income for the third quarter of 2001 includes a pre-tax gain on assets contributed to affiliate of $5.3 million recorded in connection with the formation of the White Cap joint venture. Net income for the fourth quarter of 2001 includes a pre-tax charge of $5.8 million, net incurred in connection with our rationalization of certain metal food container facilities and a reduction of $0.4 million to the pre-tax gain on assets contributed to affiliate.

(2)	Earnings per share amounts are computed independently for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not equal the total for the year.
(3)
Net income for the fourth quarter of 2000 includes an extraordinary loss of $4.2 million after-tax ($0.24 per basic share and $0.23 per diluted share) for the premium paid in connection with the redemption of the 13¼% Debentures and for the write-off of related unamortized financing costs.

PART II:    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of officers and directors against costs and expenses incurred in connection with any action or suit to which such person is a party to the fullest extent permitted by the General Corporation Law of the State of Delaware. We have purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by our directors and officers in connection with the performance of their duties. Certain of our affiliates also maintain insurance and provide indemnification substantially similar to the foregoing.

See Item 22 of this registration statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules.

(a)  Exhibits:

Exhibit Number	Description

3.1
Restated Certificate of Incorporation of Silgan Holdings (incorporated by reference to Exhibit 3.1 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

3.2
Amended and Restated By-laws of Silgan Holdings (incorporated by reference to Exhibit 3.2 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

4.1
Indenture, dated as of June 9, 1997, between Silgan Holdings (as successor to Silgan Corporation) and National City Bank, N.A. (as successor trustee), as trustee, with respect to the 9% Debentures (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated June 9, 1997, Commission File No. 000-22117).

4.2
First Supplemental Indenture, dated as of June 24, 1997 among Silgan Holdings, Silgan Corporation and National City Bank, N.A. (as successor trustee), as trustee, to the Indenture, dated as of June 9, 1997, between Silgan Holdings (as successor to Silgan Corporation) and National City Bank, N.A. (as successor trustee), as trustee, with respect to the 9% Debentures (incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

*4.3
Second Supplemental Indenture, dated as of April 23, 2002 between Silgan Holdings Inc. and National City Bank, N.A. (as successor trustee), as trustee, to the Indenture dated as of June 9, 1997 between Silgan Holdings Inc. (as successor to Silgan Corporation), as issuer and National City Bank, N.A. (as successor trustee), as trustee, with respect to the 9% Debentures.

Exhibit Number	Description

4.4
Form of Silgan Holdings’ 9% Senior Subordinated Debentures due 2009 (incorporated by reference to Exhibit 4.10 filed with our Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

*4.5	Form of Silgan Holdings’ New 9% Senior Subordinated Debentures due 2009.

*4.6
Registration Rights Agreement dated as of April 23, 2002 between Silgan Holdings Inc. and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Salomon Smith Barney Inc. and Fleet Securities, Inc.

*5	Opinion of Pillsbury Winthrop LLP as to the validity of the New Debentures.

*8	Opinion of Pillsbury Winthrop LLP as to tax matters.

10.1
Amended and Restated Stockholders Agreement, dated as of November 6, 2001, among R. Philip Silver, D. Greg Horrigan and Silgan Holdings (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

10.2
Letter agreement dated November 6, 2001 between Silgan Holdings and The Morgan Stanley Leveraged Equity Fund II, L.P. (incorporated by reference to Exhibit 10.2 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

10.3
Stockholders Agreement, dated as of December 21, 1993, among R. Philip Silver, D. Greg Horrigan, Morgan Stanley Leveraged Equity Fund II, L.P., the Bankers Trust of New York Corporation and Silgan Holdings (incorporated by reference to Exhibit 4 filed with our Current Report on Form 8-K dated March 25, 1994, Commission File No. 33-38409).

10.4
Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H Inc. and Silgan Holdings (incorporated by reference to Exhibit 10.25 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.5
Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H Inc. and Silgan Containers (incorporated by reference to Exhibit 10.26 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.6
Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H Inc. and Silgan Plastics (incorporated by reference to Exhibit 10.27 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

Exhibit Number	Description

10.7
Credit Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, each other Revolving Borrower party thereto from time to time, each other Incremental Term Loan Borrower party thereto from time to time, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A. and Citicorp USA, Inc., as Co-Syndication Agents, Morgan Stanley Senior Funding, Inc.and Fleet National Bank, as Co-Documentation Agents, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers, and Deutsche Bank Securities Inc., Banc of America Securities LLC and Salomon Smith Barney Inc., as Joint Book Managers (incorporated by reference to Exhibit 99.1 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.8
US Security Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 99.2 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.9
US Pledge Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 99.3 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.10
US Borrower/Subsidiaries Guaranty, dated as of June 28, 2002, made by each of Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company in favor of the creditors thereunder (incorporated by reference to Exhibit 99.4 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.11
Asset Purchase Agreement, dated as of June 2, 1995, between American National Can Company and Silgan Containers (incorporated by reference to Exhibit 1 filed with our Current Report on Form 8-K dated August 14, 1995, Commission File No. 33-28409).

10.12
Purchase Agreement, dated as of June 1, 1998, by and among Campbell, Silgan Can Company and Silgan Containers (incorporated by reference to Exhibit 2 filed with our Current Report on Form 8-K dated June 15, 1998, Commission File No. 000-22117).

10.13
Underwriting Agreement, dated as of February 13, 1997, among Silgan Holdings, Silgan Corporation, Silgan Containers, Silgan Plastics, The Morgan Stanley Leveraged Equity Fund II, L.P., Bankers Trust New York Corporation and the underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 10.40 filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Commission File No. 000-22117).

10.14
Placement Agreement between Silgan Corporation and Morgan Stanley & Co. Incorporated, dated June 3, 1997 (incorporated by reference to Exhibit 99.1 filed with our Current Report on Form 8-K dated June 9, 1997, Commission File No. 000-22117).

Exhibit Number	Description

10.15
Equity Underwriting Agreement, dated November 6, 2001, among Silgan Holdings, The Morgan Stanley Leveraged Equity Fund II, L.P., and Deutsche Banc Alex. Brown Inc. and Morgan Stanley & Co. Incorporated as representatives of the several underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10K for the year ended December 31, 2001, Commission File No. 000-22117).

10.16
Employment Agreement, dated as of September 14, 1987, between James Beam and Canaco Corporation (Silgan Containers) (incorporated by reference to Exhibit 10(vi) filed with Silgan Corporation’s Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719).

10.17
Employment Agreement, dated as of September 1, 1989, between Silgan Corporation, InnoPak Plastics Corporation (Silgan Plastics), Russell F. Gervais and Aim Packaging, Inc. (incorporated by reference to Exhibit 5 filed with Silgan Corporation’s Report on Form 8-K, dated March 15, 1989, Commission File No. 33-18719).

10.18
Employment Agreement dated as of August 1, 1995 between Silgan Containers (as assignee of Silgan Holdings) and Glenn A. Paulson, as amended pursuant to an amendment dated March 1, 1997 (incorporated by reference to Exhibit 10.19 filed with our Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 000-22117).

10.19
InnoPak Plastics Corporation (Plastics) Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.32 filed with Silgan Corporation’s Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

10.20
Containers Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.34 filed with Silgan Corporation’s Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

10.21
Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.21 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.22
Form of Silgan Holdings Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.22 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

12.1
Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the three and six months ended June 30, 2002 and 2001 (incorporated by reference to Exhibit 12 filed with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 000-22117).

12.2
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

*21	Subsidiaries of the Registrant.

Exhibit Number	Description

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5 and Exhibit 8).

*24	Power of Attorney (included on Signature Page).

*25	Statement of Eligibility of Trustee with respect to the Debentures.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Letter to Depository Trust Company Participants.

*99.3	Form of Letter to Clients.

*	Filed herewith

Item 22.    Undertakings.

(a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut, on September 18, 2002.

SILGAN HOLDINGS INC.

By:	/s/ R. PHILIP SILVER R. Philip Silver Chairman of the Board and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints R. Philip Silver and D. Greg Horrigan, and each or either of them, his true and lawful attorney-in-fact and to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. PHILIP SILVER R. Philip Silver	Chairman of the Board and Co-Chief Executive Officer (Co-Principal Executive Officer)	September 18, 2002

/s/ D. GREG HORRIGAN D. Greg Horrigan	President, Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	September 18, 2002

/s/ JOHN W. ALDEN John W. Alden	Director	September 18, 2002

/s/ LEIGH J. ABRAMSON Leigh J. Abramson	Director	September 18, 2002

/s/ JEFFREY C. CROWE Jeffrey C. Crowe	Director	September 18, 2002

Signature	Title	Date

/s/ EDWARD A. LAPEKAS Edward A. Lapekas	Director	September 18, 2002

/s/ ANTHONY J. ALLOTT Anthony J. Allott	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2002

/s/ NANCY MEROLA Nancy Merola	Vice President and Controller (Principal Accounting Officer)	September 18, 2002

INDEX TO EXHIBITS

Exhibit Number	Description

3.1
Restated Certificate of Incorporation of Silgan Holdings (incorporated by reference to Exhibit 3.1 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

3.2
Amended and Restated By-laws of Silgan Holdings (incorporated by reference to Exhibit 3.2 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

4.1
Indenture, dated as of June 9, 1997, between Silgan Holdings (as successor to Silgan Corporation) and National City Bank, N.A. (as successor trustee), as trustee, with respect to the 9% Debentures (incorporated by reference to Exhibit 4.1 filed with our Current Report on Form 8-K, dated June 9, 1997, Commission File No. 000-22117).

4.2
First Supplemental Indenture, dated as of June 24, 1997 among Silgan Holdings, Silgan Corporation and National City Bank, N.A. (as successor trustee), as trustee, to the Indenture, dated as of June 9, 1997, between Silgan Holdings (as successor to Silgan Corporation) and National City Bank, N.A. (as successor trustee), as trustee, with respect to the 9% Debentures (incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

*4.3
Second Supplemental Indenture, dated as of April 23, 2002 between Silgan Holdings Inc. and National City Bank, N.A. (as successor trustee), as trustee, to the Indenture dated as of June 9, 1997 between Silgan Holdings Inc. (as successor to Silgan Corporation), as issuer and National City Bank, N.A. (as successor trustee), as trustee, with respect to the 9% Debentures.

4.4
Form of Silgan Holdings’ 9% Senior Subordinated Debentures due 2009 (incorporated by reference to Exhibit 4.10 filed with our Registration Statement on Form S-4, dated July 8, 1997, Registration Statement No. 333-30881).

*4.5	Form of Silgan Holdings’ New 9% Senior Subordinated Debentures due 2009.

*4.6
Registration Rights Agreement dated as of April 23, 2002 between Silgan Holdings Inc. and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Salomon Smith Barney Inc. and Fleet Securities, Inc.

*5	Opinion of Pillsbury Winthrop LLP as to the validity of the New Debentures.

*8	Opinion of Pillsbury Winthrop LLP as to tax matters.

10.1
Amended and Restated Stockholders Agreement, dated as of November 6, 2001, among R. Philip Silver, D. Greg Horrigan and Silgan Holdings (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

Exhibit Number	Description

10.2
Letter agreement dated November 6, 2001 between Silgan Holdings and The Morgan Stanley Leveraged Equity Fund II, L.P. (incorporated by reference to Exhibit 10.2 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

10.3
Stockholders Agreement, dated as of December 21, 1993, among R. Philip Silver, D. Greg Horrigan, Morgan Stanley Leveraged Equity Fund II, L.P., the Bankers Trust of New York Corporation and Silgan Holdings (incorporated by reference to Exhibit 4 filed with our Current Report on Form 8-K dated March 25, 1994, Commission File No. 33-38409).

10.4
Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H Inc. and Silgan Holdings (incorporated by reference to Exhibit 10.25 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.5
Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H Inc. and Silgan Containers (incorporated by reference to Exhibit 10.26 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.6
Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H Inc. and Silgan Plastics (incorporated by reference to Exhibit 10.27 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.7
Credit Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, each other Revolving Borrower party thereto from time to time, each other Incremental Term Loan Borrower party thereto from time to time, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A. and Citicorp USA, Inc., as Co-Syndication Agents, Morgan Stanley Senior Funding, Inc.and Fleet National Bank, as Co-Documentation Agents, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers, and Deutsche Bank Securities Inc., Banc of America Securities LLC and Salomon Smith Barney Inc., as Joint Book Managers (incorporated by reference to Exhibit 99.1 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.8
US Security Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 99.2 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.9
US Pledge Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 99.3 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

Exhibit Number	Description

10.10
US Borrower/Subsidiaries Guaranty, dated as of June 28, 2002, made by each of Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company in favor of the creditors thereunder (incorporated by reference to Exhibit 99.4 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.11
Asset Purchase Agreement, dated as of June 2, 1995, between American National Can Company and Silgan Containers (incorporated by reference to Exhibit 1 filed with our Current Report on Form 8-K dated August 14, 1995, Commission File No. 33-28409).

10.12
Purchase Agreement, dated as of June 1, 1998, by and among Campbell, Silgan Can Company and Silgan Containers (incorporated by reference to Exhibit 2 filed with our Current Report on Form 8-K dated June 15, 1998, Commission File No. 000-22117).

10.13
Underwriting Agreement, dated as of February 13, 1997, among Silgan Holdings, Silgan Corporation, Silgan Containers, Silgan Plastics, The Morgan Stanley Leveraged Equity Fund II, L.P., Bankers Trust New York Corporation and the underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 10.40 filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Commission File No. 000-22117).

10.14
Placement Agreement between Silgan Corporation and Morgan Stanley & Co. Incorporated, dated June 3, 1997 (incorporated by reference to Exhibit 99.1 filed with our Current Report on Form 8-K dated June 9, 1997, Commission File No. 000-22117).

10.15
Equity Underwriting Agreement, dated November 6, 2001, among Silgan Holdings, The Morgan Stanley Leveraged Equity Fund II, L.P., and Deutsche Banc Alex. Brown Inc. and Morgan Stanley & Co. Incorporated as representatives of the several underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

10.16
Employment Agreement, dated as of September 14, 1987, between James Beam and Canaco Corporation (Silgan Containers) (incorporated by reference to Exhibit 10(vi) filed with Silgan Corporation’s Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719).

10.17
Employment Agreement, dated as of September 1, 1989, between Silgan Corporation, InnoPak Plastics Corporation (Silgan Plastics), Russell F. Gervais and Aim Packaging, Inc. (incorporated by reference to Exhibit 5 filed with Silgan Corporation’s Report on Form 8-K, dated March 15, 1989, Commission File No. 33-18719).

10.18
Employment Agreement dated as of August 1, 1995 between Silgan Containers (as assignee of Silgan Holdings) and Glenn A. Paulson, as amended pursuant to an amendment dated March 1, 1997 (incorporated by reference to Exhibit 10.19 filed with our Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 000-22117).

Exhibit Number	Description

10.19
InnoPak Plastics Corporation (Plastics) Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.32 filed with Silgan Corporation’s Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

10.20
Containers Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.34 filed with Silgan Corporation’s Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

10.21
Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.21 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.22
Form of Silgan Holdings Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.22 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

12.1
Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the three and six months ended June 30, 2002 and 2001 (incorporated by reference to Exhibit 12 filed with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commision File No. 000-22117).

12.2
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

*21	Subsidiaries of the Registrant.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5 and Exhibit 8).

*24	Power of Attorney (included on Signature Page).

*25	Statement of Eligibility of Trustee with respect to the Debentures.

*99.1	Form of Letter of Transmittal with respect to the Exchange Offer.

*99.2	Form of Letter to Depository Trust Company Participants.

*99.3	Form of Letter to Clients.

*	Filed herewith